EXHIBIT 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DELTA MILLS, INC., et al.,[1]	)	Case No. 06-11144 (CSS)
)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT REGARDING
FIRST AMENDED JOINT PLAN OF LIQUIDATION PROPOSED BY
DELTA MILLS, INC., DELTA WOODSIDE INDUSTRIES, INC.,
AND DELTA MILLS MARKETING, INC.

Dated: July 17, 2007

MORRIS, NICHOLS, ARSHT & TUNNELL, LLP
Robert J. Dehney (No. 3578)
Gregory T. Donilon (No. 4244)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200

and

RAYBURN COOPER & DURHAM, P.A.
C. Richard Rayburn, Jr.
John R. Miller, Jr.
Shelley K. Abel
Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202
(704) 334-0891

Co-Counsel to the Debtors and Debtors in Possession

THIS IS A SOLICITATION BY DELTA MILLS, INC., et al., THE DEBTORS IN THESE CHAPTER 11 CASES, AND IS NOT A SOLICITATION BY THEIR ATTORNEYS,  FINANCIAL ADVISORS AND OTHER PROFESSIONAL ADVISORS. INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT.
___________________
1     These jointly administered cases are those of the following debtors: Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc.

1

i

3. SUMMARY OF THE PLAN OF REORGANIZATION	26
3.1 IN GENERAL	26
3.2 CLASSIFICATION OF CLAIMS AND INTERESTS	27
3.2.1 CLASS 1 - GMAC CLAIMS	27
3.2.2 CLASS 2 - GENERAL SECURED CLAIMS	27
3.2.3 CLASS 3 - PRIORITY NON-TAX CLAIMS	28
3.2.4 CLASS 4 - INDEMNIFICATION CLAIMS	28
3.2.5 CLASS 5 - CONVENIENCE CLAIMS	28
3.2.6 CLASS 6 - GENERAL UNSECURED CLAIMS	29
3.2.7 CLASS 7 - RECLAMATION SETTLEMENT CLAIMS	29
3.2.8 CLASS 8 -INTERESTS	29
3.2.9 ELIMINATION OF CLASSES	29
3.3 TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES	30
3.3.1 ADMINISTRATIVE CLAIMS	30
3.3.2 PRIORITY TAX CLAIMS	30
3.3.3 CLASS 1 - GMAC CLAIMS	30
3.3.4 CLASS 2 - GENERAL SECURED CLAIMS	30
3.3.5 CLASS 3 - PRIORITY NON-TAX CLAIMS	31
3.3.6 CLASS 4 - INDEMNIFICATION CLAIMS	31
3.4 TREATMENT OF IMPAIRED CLASSES	31
3.4.1 CLASS 5 - CONVENIENCE CLAIMS	31
3.4.2 CLASS 6 - GENERAL UNSECURED CLAIMS	31
3.4.3 CLASS 7 - RECLAMATION SETTLEMENT CLAIMS	32
3.4.4 CLASS 8 - INTERESTS	33
3.5 IMPLEMENTATION OF THE PLAN	33
3.5.1 MERGER OF THE DEBTORS	33
3.5.2 LIQUIDATION OF RESIDUAL ASSETS	34
3.5.3 COLLECTION OF ACCOUNTS RECEIVABLE	34
3.5.4 DESIGNATED OFFICERS; INSURANCE, ETC	35
3.5.5 SALE FREE AND CLEAR OF LIENS	40
3.5.6 TRANSFER TAXES	40
3.5.7 AVOIDANCE ACTIONS AND CAUSES OF ACTION	40
3.5.8 EFFECTIVE DATE	40
3.5.9 RECORDS	40
3.5.10 RESIGNATION OF DIRECTORS AND OFFICERS	40
3.5.11 POST-CONFIRMATION BUDGET	40
3.6 FUNDING AND DISBURSEMENTS	41
3.6.1 NO DISBURSING AGENT	41
3.6.2 RESERVES - PAYMENT OF DISPUTED CLAIMS	41
3.6.3 CASH PAYMENTS	41
3.6.4 SOURCES OF CASH FOR PLAN DISTRIBUTIONS	41
3.6.5 DISTRIBUTION FOR ALLOWED CLAIMS	42
3.6.6 DISTRIBUTIONS BY THE MERGED DEBTORS	42
3.6.7 UNDELIVERABLE DISTRIBUTIONS	42
3.6.8 UNCLAIMED PROPERTY	43
3.6.9 DISTRIBUTION RECORD DATE	43
3.6.10 DE MINIMIS DISTRIBUTIONS	43
3.6.11 FULL AND FINAL SATISFACTION	43
3.6.12 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST	43
3.7 EXECUTORY CONTRACTS AND UNEXPIRED LEASES	43
3.8 DEBTORS' CONTINUED EXISTENCE AFTER CONFIRMATION	45
3.9 RESOLUTION OF CLAIMS AND INTERESTS	45
3.9.1 BAR DATES	45
3.9.2 FAILURE TO FILE PROOF OF CLAIM	46
3.9.3 OBJECTIONS TO CLAIMS	46
3.9.4 CLAIMS OBJECTION DEADLINES	46

3.9.5 DISPUTED CLAIMS	47
3.9.6 ALLOWANCE OF CLAIMS	47
3.10 THE CREDITORS' COMMITTEE	47
3.10.1 DISSOLUTION OF CREDITORS' COMMITTEE	47
3.11 VESTING OF ASSETS	47
3.12 CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN	48
3.12.1 CONDITIONS TO CONFIRMATION	48
3.12.2 CONDITIONS TO EFFECTIVE DATE	48
3.12.3 WAIVER OF CONDITIONS	48
3.13 EFFECT OF PLAN CONFIRMATION	48
3.13.1 BINDING EFFECT	48
3.13.2 AVOIDANCE ACTIONS AND OTHER CAUSES OF ACTION	48
3.13.3 EXCULPATION AND LIMITATION OF LIABILITY	49
3.13.4 INJUNCTION	49
3.13.5 RELEASES BY DEBTORS	49
3.13.6 RELEASES BY CERTAIN HOLDERS OF CLAIMS	50
3.13.7 SUBSTANTIAL CONTRIBUTION OF DEBTORS' OFFICERS	50
3.13.8 SENIOR NOTES AND INDENTURE	50
3.13.9 CANCELLATION OF SENIOR NOTES AND AGREEMENTS	51
3.14 MISCELLANEOUS	51
3.14.1 PAYMENT OF U.S. TRUSTEE'S FEES	51
3.14.2 NO ADMISSION AGAINST INTEREST	51
3.14.3 POST-CONFIRMATION NOTICE	51
3.14.4 PLAN MODIFICATION	52
3.14.5 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION	52
3.14.6 SETOFF AGAINST CLAIMS	52
3.14.7 FURTHER ACTION	52
3.14.8 PROFESSIONAL FEE CLAIM BAR DATE	52
3.14.9 SEVERABILITY OF PLAN PROVISIONS	52
3.14.10 CRAMDOWN	53
3.15 RETENTION OF JURISDICTION	53
4. FEASIBILITY	55
4.1 FINANCIAL FEASIBILITY ANALYSIS	55
4.1.1 BANKRUPTCY CODE STANDARD	55
4.1.2 NO NEED FOR FURTHER REORGANIZATION OF DEBTORS	55
5. ALTERNATIVES TO PLAN	55
5.1 CHAPTER 7 LIQUIDATION	55
5.1.1 BANKRUPTCY CODE STANDARD	55
5.1.2 PLAN IS IN THE BEST INTERESTS OF CREDITORS	55
5.2 CONTINUATION OF THE BANKRUPTCY CASES	56
5.3 ALTERNATIVE PLAN(S)	56
6. RISK FACTORS	57
6.1 CERTAIN BANKRUPTCY CONSIDERATIONS	57
6.2 CLAIMS ESTIMATION	57
6.2.1 BAR DATES	57
6.2.2 ENVIRONMENTAL CLAIMS	57
6.2.3 RECLAMATION CLAIMS	58
6.2.4 CLAIMS RELATED TO HEALTH INSURANCE/GROUP INSURANCE	58
6.2.5 CLAIMS RELATED TO WORKERS' COMPENSATION	59
6.3 ASSET PROCEEDS	60
6.3.1 SALE OF REAL PROPERTY ASSETS	60
6.3.2 REALIZATION OF RECEIVABLES AND THE DEBTORS' RIGHTS UNDER THE GMAC FACTORING AGREEMENT	60
6.3.3 UNCERTAINTIES RELATED TO GMAC	61
6.3.4 SALE OF REMAINING INVENTORY	63

6.4 WIND-DOWN EXPENSES AND OTHER EXPENSES OF THE DEBTORS' ESTATES	64
6.4.1 PROFESSIONAL FEES	64
6.4.2 GMAC TERMINATION FEES	65
6.4.3 INDENTURE TRUSTEE FEES	66
7. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	66
7.1 FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS	67
7.2 FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS	67
7.3 INFORMATION REPORTING AND BACKUP WITHHOLDING	68
7.4 IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE	69
8. CONCLUSION	69

1.             INTRODUCTION

1.1    PURPOSE OF DISCLOSURE STATEMENT.

Delta Mills, Inc. (“Delta Mills”), Delta Woodside Industries, Inc. (“DLWI”), and Delta Mills Marketing, Inc. (“Marketing”), debtors and debtors in possession (the “Debtors”) provide this disclosure statement (as amended, modified or supplemented, the “Disclosure Statement”) to the Office of the United States Trustee and to all of the Debtors’ known Creditors and Interest holders pursuant to section 1125(b) of Title 11 of the United States Code (the “Bankruptcy Code”) for the purpose of soliciting acceptances of the Plan,2 which has been filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the summaries of the Plan contained herein shall not be relied upon for any purpose other than to make a judgment with respect to, and to determine how to vote on, the Plan. A copy of the Plan is attached hereto as Exhibit A. By Order dated July 17, 2007, the Disclosure Statement was approved by the Bankruptcy Court as containing “adequate information” under section 1125 of the Bankruptcy Code (D.I. 645).

PLEASE NOTE THAT MUCH OF THE INFORMATION CONTAINED HEREIN HAS BEEN TAKEN, IN WHOLE OR IN PART, FROM INFORMATION CONTAINED IN THE DEBTORS’ BOOKS AND RECORDS. STATEMENTS MADE IN THE DISCLOSURE STATEMENT ABOUT THE PLAN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, AND THE EXHIBITS ANNEXED TO THE PLAN. ALTHOUGH THE DEBTORS HAVE ATTEMPTED TO BE ACCURATE IN ALL MATERIAL RESPECTS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT ALL OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT ERROR. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1124 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER RULES GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11.

NO REPRESENTATION CONCERNING THE DEBTORS OR THE VALUE OF THE DEBTORS’ ASSETS HAS BEEN AUTHORIZED BY THE BANKRUPTCY COURT OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR ANY OTHER DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS ARE NOT RESPONSIBLE FOR ANY INFORMATION, REPRESENTATION OR INDUCEMENT MADE TO OBTAIN YOUR ACCEPTANCE, WHICH IS OTHER THAN, OR INCONSISTENT WITH, INFORMATION CONTAINED HEREIN AND IN THE PLAN.

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2     Capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in the Plan.

1.2    CONFIRMATION OF PLAN.

1.2.1 REQUIREMENTS. The requirements for Confirmation of the Plan are set forth in detail in section 1129 of the Bankruptcy Code. The following summarizes some of the pertinent requirements:

(a)  Acceptance by Impaired Classes. Except to the extent that the “cramdown” provisions of section 1129(b) of the Bankruptcy Code may be invoked, each Class of Claims and each Class of Interests must either vote to accept the Plan or, where the Claims or Interests of such Class are not Impaired, be deemed to accept the Plan.

(b)  Feasibility. The Bankruptcy Court is required to find that the Plan is likely to be implemented and that parties required to perform or pay monies under the Plan will be able to do so.

(c)  “Best Interest” Test. The Bankruptcy Court must find that the Plan is in the “best interest” of all Creditors and Interest holders. To satisfy this requirement, the Bankruptcy Court must determine that each holder of a Claim against, or Interest in, the Debtor: (i) has accepted the Plan; or (ii) will receive or retain under the Plan money or other property which, as of the Effective Date, has a value not less than the amount such holder would receive if the Debtors’ property were liquidated under Chapter 7 of the Bankruptcy Code on such date.

(d)  “Cramdown” Provisions. Under the circumstances which are set forth in detail in section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm the Plan even though a Class of Claims or Interests has not accepted the Plan, so long as one Impaired Class of Claims has accepted the Plan, excluding the votes of insiders, if the Plan is fair and equitable and does not discriminate unfairly against such non-accepting Classes. Except as otherwise set forth in the Plan, the Debtors will invoke the “cramdown” provisions of section 1129(b) of the Bankruptcy Code (to the extent available) should any voting Class fail to accept the Plan.

1.2.2 PROCEDURE. To confirm the Plan, the Bankruptcy Court must hold a hearing to determine whether the Plan meets the requirements of section 1129 of the Bankruptcy Code (the “Confirmation Hearing”). The Bankruptcy Court has set September 5, 2007, at 10:00 a.m. (ET), for the Confirmation Hearing.

1.2.3 OBJECTION TO CONFIRMATION. Any party in interest may object to the Confirmation of the Plan and appear at the Confirmation Hearing to pursue such objection. The Court has set August 27, 2007, at 4:00 p.m. (ET), as the deadline for filing and serving objections to Confirmation of the Plan. Objections to Confirmation must be filed with the Bankruptcy Court, with a copy served upon:

(a)            Counsel for the Debtors:

Robert J. Dehney, Esq.
Morris, Nichols, Arsht & Tunnell, LLP
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347

and

C. Richard Rayburn, Jr., Esq. Rayburn Cooper & Durham, P.A. Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202

                (b)   Counsel for the Creditors’ Committee:

Christopher R. Donoho III, Esq. Lovells, LLP
590 Madison Avenue
New York, NY 10022

and

Mark E. Felger, Esq.
Cozen O’Connor
1201 N. Market Street, Suite 1400 Wilmington, Delaware 19801

                (c)   The United States Trustee:

Office of the United States Trustee Attn: Mark S. Kenney, Esq.
844 N. King Street, Room 2207 Lockbox #35
Wilmington, DE 19899-0035

1.2.4 EFFECT OF CONFIRMATION. Except as otherwise provided in the Plan or in the Confirmation Order, Confirmation vests title to property of the Debtors’ Estates in the Merged Debtors free and clear of all Claims and Liens of Creditors and Interest holders, subject to the provisions of the Plan. Confirmation serves to make the Plan binding upon the Debtors and all Creditors, Interest holders and other parties in interest, regardless of whether they cast a ballot (“Ballot”) to accept or reject the Plan.

1.3    VOTING ON THE PLAN.

1.3.1 IMPAIRED CLAIMS OR INTERESTS. Pursuant to section 1126 of the Bankruptcy Code, only the holders of Claims or Interests in Classes “Impaired” by the Plan may vote on the Plan. Pursuant to section 1124 of the Bankruptcy Code, a Class of Claims or Interests may be “Impaired” if the Plan alters the legal, equitable or contractual rights of the holders of such Claims or Interests treated in such Class. The holders of Claims or Interests not Impaired by the Plan are deemed to accept the Plan and do not have the right to vote on the Plan. The holders of Claims or Interests in any Class which will not receive any payment or distribution or retain any property pursuant to the Plan are deemed to reject the Plan and do not have the right to vote. This Disclosure Statement is being distributed for informational purposes to all Creditors entitled to vote under the Plan.

1.3.2 ELIGIBILITY. In order to vote on the Plan, a Creditor must have timely filed or been assigned a timely filed proof of Claim which has been Allowed, unless its Claim is scheduled by the Debtors and is not identified as disputed, unliquidated or contingent on the Debtors’ respective Schedules of Assets and Liabilities (as may be amended, the “Schedules”). Creditors having a Claim in more than one Class that is entitled to vote may vote in each Class in which they hold a separate Claim by casting a Ballot in each Class.

1.3.3 BINDING EFFECT. Whether a Creditor or Interest holder votes on the Plan or not, such Person will be bound by the terms of the Plan if the Plan is confirmed by the Bankruptcy Court. Absent some affirmative act constituting a vote, a Creditor will not be included in the vote: (a) for purposes of accepting or rejecting the Plan or (b) for purposes of determining the number of Persons voting on the Plan.

1.3.4 PROCEDURE. Allowed Class 1 – GMAC Claims, Allowed Class 2 – General Secured Claims, Allowed Class 3 – Priority Non-Tax Claims, and Allowed Class 4 – Indemnification Claims are not Impaired by the Plan and are deemed, therefore, to accept the Plan. Members of Allowed Class 5 – Convenience Claims, Allowed Class 6 – General Unsecured Claims and Allowed Class 7 – Reclamation Settlement Claims are Impaired and may vote to accept or reject the Plan. Class 8 – Interests shall neither receive nor retain any property on account of their Interests and are deemed to reject the Plan. Accordingly, holders of GMAC Claims, General Secured Claims, Priority Non-Tax Claims, Indemnification Claims, and Interests in Classes 1, 2, 3, 4, and 8 are not entitled to vote on the Plan. In order for a vote in Class 5, 6 or 7 to count, you must complete, date, sign and properly mail the enclosed Ballot (please note that envelopes have been included with the Ballot) to:

If via U.S. mail: Delta Mills, Inc. – Balloting Center Grand Central Station, P.O. Box 5295 New York, New York 10150-5295	If via delivery by hand, courier, or overnight service: Delta Mills, Inc. – Balloting Center 757 Third Avenue, 3rd Floor New York, New York 10017

BALLOTS SENT BY TELECOPIER, FACSIMILE OR OTHER ELECTRONIC MEANS ARE NOT ALLOWED AND WILL NOT BE COUNTED.

Pursuant to Bankruptcy Rule 3017, the Bankruptcy Court has ordered that Ballots with original signatures for the acceptance or rejection of the Plan must be received by mail or overnight delivery by Bankruptcy Services, LLC, at one of the addresses set forth above on or before 5:00 p.m. (ET) on August 27, 2007. Once you have delivered your Ballot, you may not change your vote, except for cause shown to the Bankruptcy Court after notice and hearing.

Ballots will be tabulated according to the following procedures:

(a)
any Ballot that is properly completed, executed and timely returned to the Balloting Agent but either: (a) does not indicate an acceptance or a rejection of the Plan or (b) indicates both an acceptance and a rejection of the Plan, shall not be counted for the purposes of rejecting or accepting the Plan;

(b)	if no votes to accept or reject the Plan are received with respect to a particular Class, such Class will not be counted for the purposes of rejecting or accepting the Plan;

(c)
if a Holder of a Claim casts more than one Ballot voting the same Claim before the Ballot Deadline, the last properly completed, executed and timely returned Ballot received with respect to such Claim before the Ballot Deadline will be deemed to reflect the voter’s intent and thus will supersede any prior Ballots with respect to such Claim;

(d)
holders of multiple Claims will be required to vote all of their Claims within a particular Class under the Plan by one Ballot either to accept or reject the Plan and may not split their votes; thus, a Ballot within a Class received from a single Holder of a Claim that partially rejects and partially accepts the Plan will not be counted;

(e)
for purposes of determining whether the numerosity and Claim amount requirements of sections 1126(c) and 1126(d) of the Bankruptcy Code have been satisfied, the Debtors will tabulate only those Ballots cast by the Ballot Deadline; and

(f)
except where otherwise ordered by the Court, any Ballot received by the Balloting Agent which casts a vote on behalf of a Claim which (i) cannot be identified in the Balloting Agent’s voter database as a Claim entitled to vote on the Plan or (ii) cannot be identified as a Claim entitled to vote on the Plan in the Class and for the amount specified on such Ballot, shall not be counted; provided,however, that such Ballot is not submitted with respect to a Claim for which a Rule 3018 Motion has been filed.

1.4        ACCEPTANCE OF THE PLAN.

1.4.1 CREDITOR ACCEPTANCE. As a Creditor, your acceptance of the Plan is important. In order for the Plan to be accepted by an Impaired Class of Claims, a majority in number and two-thirds in dollar amount of the Claims voting (of each Impaired Class of Claims) must vote to accept the Plan, or the Plan must qualify for cramdown of any non-accepting Class of Claims pursuant to section 1129(b) of the Bankruptcy Code. In any case, at least one impaired Class of Creditors, excluding the votes of insiders, must actually vote to accept the Plan. You are urged to complete, date, sign and promptly mail the enclosed Ballot. Please be sure to complete the Ballot properly and legibly identify the exact amount of your Claim and the name of the Creditor.

1.4.2 CRAMDOWN ELECTION. Except as otherwise provided in the Plan, if all Classes do not accept the Plan, but at least one Impaired Class votes to accept the Plan, excluding the votes of insiders, the Debtors may attempt to invoke the “cramdown” provisions. Cramdown may be an available remedy, because the Debtors believe that, with respect to each Impaired Class, the Plan is fair and equitable within the meaning of section 1 129(b)(2) of the Bankruptcy Code and does not discriminate unfairly.

1.5    SOURCES OF INFORMATION.

The information contained in this Disclosure Statement has been obtained from the Debtors’ books and records and from pleadings filed by the Debtors and other parties-ininterest. Every reasonable effort has been made to present accurate information and such information is believed to be correct as of the date hereof. Any value given as to the Assets of the Debtors is based upon an estimation of such value. You are strongly urged to consult with your financial, legal and tax advisors to understand fully the Plan and Disclosure Statement.

The financial information contained in this Disclosure Statement is given as of the date hereof, unless otherwise specified. The delivery of this Disclosure Statement does not, under any circumstance, imply that there has been no change in the facts set forth herein since such date. This Disclosure Statement is intended, among other things, to summarize the Plan and must be read in conjunction with the Plan and its exhibits, if any. If any conflicts exist between the Plan and Disclosure Statement, the terms of the Plan shall control.

1.6    ADDITIONAL INFORMATION.

Should you have any questions regarding the Plan or this Disclosure Statement, or require clarification of any information presented herein, please contact the following counsel for the Debtor:

MORRIS, NICHOLS, ARSHT & TUNNELL, LLP
Robert J. Dehney (No. 3578)
Gregory T. Donilon (No. 4244)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200

and

RAYBURN COOPER & DURHAM, P.A. C.
Richard Rayburn, Jr.
John R. Miller, Jr.
Shelley K. Abel
Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202
 (704) 334-0891

2.             THE DEBTORS.

2.1    DESCRIPTION OF THE DEBTORS AND NAUTILUS AND THEDEBTORS’ BUSINESSES.

2.1.1 CORPORATE STRUCTURE.

              (a)  Delta Mills.

Delta Mills is a Delaware corporation with a principal executive office located at 700 North Woods Drive, Fountain Inn, South Carolina. Delta Mills is a wholly owned subsidiary of DLWI. As of the Petition Date, Delta Mills operated a woven textile business consisting of: (a) the manufacture and sale of cotton and cotton/synthetic blend fabrics to apparel manufacturers and resellers, which in turn sold primarily to department stores and other retailers and (b) the manufacture and sale of camouflage print fabrics primarily to apparel manufacturers that contracted with the United States Government to fulfill its requirements for military uniforms.

Delta Mills conducted its business from its corporate office and its Beattie Plant, both located in Fountain Inn, South Carolina (the “Beattie Plant”), and its Delta 3 Plant in Wallace, South Carolina (the “Delta 3 Plant”). As of the Petition Date, Delta Mills had closed its Pamplico and Cypress Plants in Pamplico, South Carolina (the “Pamplico Plant”), and its Delta 2 Plant, located in Wallace, South Carolina (collectively with the Delta 3 Plant, the “Delta Plant”), as part of its exit from the woven synthetic fabrics business prior to the Petition Date. The Bankruptcy Court approved the sale of equipment located at both the Beattie Plant and the Delta Plant, as well as the real estate upon which the Delta Plant is situated in Wallace, SC, in the Pre-Confirmation Sale Orders.

              (b)  DLWI.

DLWI is a publicly held South Carolina corporation with its principal office at 700 North Woods Drive, Fountain Inn, South Carolina. At the Petition Date, the Common Stock of DLWI was listed on the NASDAQ Over-the-Counter (“OTC”) Bulletin Board under the symbol “DLWI.OB.” DLWI is a holding company, which conducted no pre-petition business operations.

              (c)  Marketing

Marketing is a Delaware corporation and wholly-owned subsidiary of Delta Mills, which, as of the Petition Date, maintained offices located at 104 West 40th Street, New York, New York. Marketing provided marketing services for the products manufactured by Delta Mills.

              (d)            Nautilus.

Nautilus International, Inc. (“Nautilus”) was a former wholly owned subsidiary of DLWI, and was a Virginia corporation, and is not a debtor in these cases. Nautilus was the non-operating entity remaining after Nautilus’ sale of the Nautilus fitness equipment business in January, 1999. Nautilus’ corporate existence was terminated on or about October 31, 2000 and it was purged from the Virginia corporate records effective on or about December 31, 2005.

2.1.2 CORPORATE HISTORY.

The Debtors’ operations date back to 1972, when the company that is now DLWI was originally incorporated. Since that time DLWI underwent a number of mergers, spin-offs and reorganizations. In particular, from 1998 through the Petition Date, DLWI underwent substantial structural change. In 1998, DLWI and its subsidiaries operated a textile business with two divisions (the Stevcoknit Fabric Company knit textiles business and the Delta Mills woven textiles business), two apparel businesses (the Delta Apparel and Duck Head Apparel businesses) and a fitness equipment business (Nautilus International). During its 1998 and 1999 fiscal years, DLWI closed the Stevcoknit Fabric Company business and sold Nautilus International (the sale of which closed in January 1999).

During its 2000 fiscal year, DLWI undertook an internal reorganization whereby DLWI (a) put its two apparel companies into two directly-owned subsidiaries, Delta Apparel, Inc. and Duck Head Apparel Company, Inc. and, subsequently (b) spun off these two subsidiaries by means of a pro rata stock distribution to its shareholders at the end of fiscal year 2000. Delta Apparel, Inc. remains a publicly-held company whose stock is traded on the American Stock Exchange (“AMEX”) under the symbol “DLA.” Duck Head Apparel Company, Inc., was also a publicly-held company traded on AMEX but was acquired by tender offer and merger by a third party in 2001.

2.2    THE DEBTORS’ FINANCIAL HISTORY AND PRE-PETITION DEBTSTRUCTURE.

2.2.1 SECURED INDEBTEDNESS – THE GMAC CREDIT FACILITY.

As of the Petition Date, Delta Mills and Marketing were indebted to GMAC Commercial Finance, LLC (“GMAC”) in the approximate principal amount of $18,955,000 under the terms of that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of May 30, 2006 (as amended, the “GMAC Credit Agreement”). GMAC holds a first priority lien on all of Delta Mills’ accounts receivable and inventory to secure the obligations of Delta Mills and Marketing under the GMAC Credit Agreement. As of the Petition Date, under the GMAC Factoring Agreement and GMAC Credit Agreement, Delta Mills sold to GMAC most of Delta Mills’ accounts receivable, and GMAC provided factoring services and extended a revolving line of credit.

2.2.2 UNSECURED AND OTHER INDEBTEDNESS.

                  (a)            The Senior Notes. The Bank of New York serves as Indenture Trustee for the Delta Mills 9.625% Senior Notes due September 1, 2007 (the “Senior Notes”). The Senior Notes are unsecured obligations. As of the Petition Date, the outstanding balance of the Senior Notes was approximately $30,941,000, exclusive of accrued but unpaid interest. Pursuant to the terms of the Senior Notes, Delta Mills is required to make periodic interest payments. Delta Mills failed to make a required interest payment to holders of Senior Notes on September 1, 2006, and failed to pay the interest payment within the thirty-day grace period provided under the Series A and Series B 9.625% Senior Notes Indenture (the “Indenture”).

  (b)    Ordinary Course Trade Payables and Other Unsecured Claims. The Debtors estimate that their total allowable unsecured claims, exclusive of amounts due under the Senior Notes are between approximately $3,200,000 and $6,300,000, including ordinary course trade payables to various vendors that provided raw materials to Delta Mills, such as yarn, dyes, and chemicals used in the operation of its weaving, dying and finishing operations. The range reflected in this estimate is primarily due to the possibility of contingent contract rejection damages claims, late-filed claims, and various workers’ compensation claims as described in greater detail in Section 6.2.5. In addition, a number of claims have been filed against the Debtors with respect to which the Debtors dispute some or all liability. The Debtors intend to file or have filed objections to these claims. The outcome of those objections will have a significant impact on the amount and number of allowed general unsecured claims.

        2.3    EVENTS LEADING TO THE BANKRUPTCY FILING.

         2.3.1 CONTRACTION OF OPERATIONS.

Delta Mills operated in an extremely competitive environment with respect to its manufacture of woven textiles. Continued pressure from foreign imports, primarily from China, after the phase out of textile and apparel quotas by the World Trade Organization at the end of 2004, and overcapacity in the domestic textile business, combined with increasing energy, raw materials and production costs resulted in continued operating losses over the past several years. In fiscal years 2003 and 2004, DLWI sustained consolidated net losses of $4,616,000 and $7,664,000, respectively.

Following fiscal year 2001, Delta Mills’ operations underwent significant contraction in response to these competitive pressures. Of seven Delta Mills manufacturing facilities operating in fiscal year 2001, five closed, leaving two facilities operating as of the Petition Date. Specifically, during fiscal year 2002, Delta Mills announced the closing of the Furman weaving facility in Fountain Inn, South Carolina, and liquidated the assets related to that operation. Delta Mills announced the closure of the Catawba yarn manufacturing facility in Maiden, North Carolina, in fiscal year 2003 and the closing of the Estes weaving facility in Piedmont, South Carolina, in fiscal year 2005 and completed the liquidation of the related assets of both of these facilities in fiscal year 2005. Delta Mills also eliminated the yarn manufacturing operations at the Beattie Plant in fiscal year 2005.

In fiscal year 2005, Delta Mills announced and completed its 2005 Realignment Plan, which was designed to and did produce significant cost savings in operations. The execution of the plan generated total asset sales proceeds of approximately $9,100,000. The impairment and restructuring expenses of $12,077,000 in fiscal year 2005 together with a decline in sales from $174,358,000 in fiscal 2004 to $157,863,000 in fiscal year 2005 and other factors resulted in a consolidated net loss of $27,417,000 in fiscal year 2005. Delta Mills continued to implement cost-saving measures in fiscal year 2006, including, without limitation, the exit described below from the synthetics business in response to continued losses and negative cash flow associated with that portion of the business. Despite these efforts, adverse market conditions continued to negatively affect Delta Mills, including continuing stagnation in the khaki market and continuing competitive pressures from overseas. In the first quarter of fiscal year 2006, Delta Mills sustained a net loss of $6,643,000; in the second quarter of fiscal year 2006, it sustained a net loss of $3,326,000; and, in the third quarter ended April 3, 2006, it had a net loss of $100,000.3

In fiscal year 2006, Delta Mills announced its exit from the synthetics business, which had been suffering for some time from increased competition from foreign imports, rising costs and declining sales prices. The synthetics portion of the business had sustained recurring losses, with Delta Mills running at less than sixty percent (60%) capacity utilization in its synthetic manufacturing facilities, and required increasing working capital outlays. As a part of its exit from the synthetics business, Delta Mills closed the Pamplico Plant spinning and weaving facility, as well as the Delta 2 Plant finishing facility. Delta Mills has been actively marketing the Pamplico Plant since January of 2006.

 2.3.2 THE DEBTORS’ INCREASED RELIANCE ON THE GMACCREDIT FACILITY.

As a result of its operating losses, Delta Mills increased its reliance on revolver borrowings under the GMAC Credit Facility and was unable to reduce significantly the principal amount of its outstanding Senior Notes.

The GMAC Credit Agreement, both as originally entered into in March 2000 and as amended and restated in May 2006, includes and included certain financial covenants. Continuing losses forced Delta Mills to seek a series of amendments and waivers to avoid defaulting under the GMAC Credit Agreement. On August 18, 2004, October 18, 2004, May 12, 2005, and May 17, 2005, Delta Mills obtained waivers or amendments from GMAC with respect to the GMAC Credit Agreement.

On August 9, 2005, Delta Mills obtained a waiver and amendment from GMAC that included a waiver of noncompliance with the minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) covenant for the quarter ended July 2, 2005, and permission for the payment of deferred compensation participant account balances.

Under this August 9, 2005, amendment, Delta Mills received additional liquidity in the form of a $3,000,000 reduction in an asset-based availability block through February 2006.

On September 30, 2005, Delta Mills obtained a further waiver and amendment (the “September 30 Waiver”) to the GMAC Credit Agreement, which included a waiver of the requirement to provide financial statements for the fiscal year ended July 2, 2005, reported  without qualification by Delta Mills’ independent accounting firm. The September 30 Waiver also set new reduced required minimum EBITDA levels for each quarter of fiscal year 2006 and required an appraisal of Delta Mills’ inventory.
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3     During this quarter, Delta Mills reduced its income tax reserves by approximately $2,000,000 to reflect resolution of a North Carolina state tax matter.

In April 2006, Delta Mills initiated a tender offer and consent solicitation with respect to the Senior Notes (the “April 2006 Tender Offer”) and, in May 2006, Delta Mills entered into an amended and restated credit facility with GMAC with the intention of using term loan amounts under the facility to purchase Senior Notes under the April 2006 Tender Offer (if successful). However, Delta Mills did not receive tenders from holders of a majority of the Senior Notes and accordingly did not purchase any notes pursuant thereto. The amended and restated credit facility set EBITDA covenants for Delta Mills’ 2007 fiscal year.

2.3.3  THE DEBTORS’ EVALUATION OF STRATEGIC ALTERNATIVES AND TURNAROUND EFFORTS.

Over several years prior to the Petition Date, the Debtors’ management and boards of directors examined and explored a number of potential alternatives to address the Debtors’ debt structure, business operations and financial situation, and made efforts to restructure their debts outside of bankruptcy. In April 2004, the Debtors engaged Soles Brower Smith & Co. (“SBS”) as financial advisors to advise the Debtors on strategic alternatives available to them given the state of their business and the textile industry in general.

In the summer of 2004, SBS and/or the Debtors approached three potential strategic acquirers in the Debtors’ industry. These potential strategic acquirers all had strategic interest in the sectors of the textile industry in which the Debtors competed, either engaging in the manufacture of fabric for military uniforms or the production of cotton twill. The Debtors executed confidentiality agreements with two of those potential acquirers, provided substantial due diligence to both and entered into negotiations respecting a potential merger or acquisition transaction with either or both potential acquirers.

One potential acquirer issued the Debtors a preliminary indication of interest in September 2004 (the “2004 Expression of Interest”) that would have required the Debtors to file for bankruptcy protection and a significant compromise in the value of the Debtors’ unsecured creditors’ claims and, in particular, the claims of the holders of the Senior Notes. The Debtors’ boards of directors considered the 2004 Expression of Interest. After close examination of the 2004 Expression of Interest and after being presented with an analysis prepared by SBS comparing the 2004 Expression of Interest with an orderly run-out scenario, the Debtors’ boards determined that the 2004 Expression of Interest (a) did not constitute an offer to purchase all or part of the Debtors’ assets due to the numerous contingencies in the 2004 Expression of Interest, and (b) provided an insufficient return in comparison to the Debtors’ other strategic options to warrant further negotiations with the potential acquirer at that time. Specifically, the Debtors’ boards had recently approved implementation of the 2005 Realignment Plan, which the Debtors’ boards believed had the potential to create greater long-term value for the Debtors’ stakeholders.

While the other potential acquirer with whom the Debtors executed a confidentiality agreement and to whom the Debtors provided due diligence never issued a written indication of interest in purchasing some or all of the Debtors’ assets as a going concern, in the early spring of 2005, that potential acquirer did propose terms and conditions for a potential combination of the twill operations of the Debtors and the potential acquirer (the “2005 Combination Proposal”). The Debtors’ boards of directors considered the 2005 Combination Proposal and determined that the 2005 Combination Proposal (a) did not constitute an offer to purchase some or all of the Debtors’ assets and (b) provided an insufficient potential return in comparison to the Debtors’ other strategic options to warrant further negotiations with that potential acquirer at that time. The Debtors’ boards also believed at that time that, as a result of the 2005 Realignment Plan, continuation of the Debtors’ business as a going concern provided the opportunity for greater long-term value for the Debtors’ stakeholders.

As described above, the Debtors elected to pursue a realignment plan in the fall of 2004 (the “2005 Realignment Plan”) that incorporated closing the Estes weaving and spinning operation and the elimination of spinning operations at the Beattie Plant. In addition, the Debtors implemented a series of cost reduction measures that, in combination with the closing of the Estes plant and elimination of spinning operations in the Beattie Plant, were expected to produce savings of $12 million on an annual basis. The forecasted savings were expected to move the Debtors toward profitability in the future.

In the summer of 2005, the Debtors, in consultation with their professionals, decided that, because of continued losses and negative cashflows in the synthetics business, the Debtors should exit the synthetics business. The Debtors initiated the orderly run-out of the synthetics business in September 2005 with the expectation that the run-out would be complete by December 2005. As previously noted, the Debtors have actively marketed the Pamplico Plant, which was used in the Debtors’ synthetic business, since January 2006.

During the summer of 2005, the Debtors also initiated a conversation with another potential strategic acquirer who was a competitor of the Debtors in the cotton twill business. Before serious negotiations commenced, however, the potential acquirer suffered a catastrophic accident at one of its manufacturing complexes, which forced the closure of a significant component of its manufacturing capacity. The accident forced the potential acquirer to cease discussions with the Debtors and the potential acquirer eventually initiated an orderly run-out of its manufacturing operations.

As the successful run-out of the Debtors’ synthetics business was completed, the Debtors began the analysis of the feasibility of the April 2006 Tender Offer, as described above in greater detail. Prior to the initiation of the April 2006 Tender Offer, the Debtors approached the two potential acquirers with whom it had previously had serious negotiations to inquire whether those parties had any interest in restarting discussions regarding a merger or purchase of some or all of the operating assets of the Debtors. One of the potential acquirers entered into a new confidentiality agreement with the Debtors and continued to conduct certain due diligence. The other potential acquirer, however, declined to execute a new confidentiality agreement.

Because the Debtors had made little meaningful progress with either of these potential acquirers at that time, however, the Debtors initiated the April 2006 Tender Offer. Near the expiration of the April 2006 Tender Offer, the potential acquirer that had entered into the new confidentiality agreement provided the Debtors with a brief indication of interest that implied a return to the Senior Notes in excess of the value of the April 2006 Tender Offer, which was disclosed to the public. Shortly thereafter, the April 2006 Tender Offer expired without consummation.

Prior to the expiration of the April 2006 Tender Offer, the Debtors were contacted by an informal committee of noteholders (the “Ad Hoc Committee”) representing approximately forty percent (40%) of the Senior Notes. The members of the Ad Hoc Committee executed confidentiality agreements with the Debtors. The Debtors disclosed to the Ad Hoc Committee that they were in discussions with a potential acquirer, and the Ad Hoc Committee requested that the Debtors engage in negotiations with the Ad Hoc Committee regarding their course of action while continuing to have discussions with the potential acquirer.

The Debtors received a letter of intent from the potential acquirer in June 2006 that was subsequently amended after further negotiations (the “June 2006 LOI”) and disclosed to the Ad Hoc Committee. The Debtors and the Ad Hoc Committee subsequently negotiated the terms of a proposed exchange offer (the “Exchange Offer”) that would have consisted of: (a) cash, (b) new Delta Mills senior notes with a second lien on Delta Mills’ assets, and (c) preferred stock of Delta Mills in exchange for the Senior Notes. The Debtors obtained preliminary agreement from GMAC to fund the cash portion of the Exchange Offer and anticipated commencing the Exchange Offer in early September 2006.

In late August, 2006, while Delta Mills was preparing to distribute the Exchange Offer, along with solicitations of a back-up pre-packaged chapter 11 plan of reorganization, as more fully described in the Form 8-K filed by DLWI on September 1, 2006, the Debtors were informed by their military supply customers that the Department of Defense’s (the “DOD’s”) demand for products of the Debtors’ customers would be substantially lower than anticipated, and, in fact, would be below the minimum levels contained in the current in-force contracts awarded by the DOD to the Debtors’ customers (the “DOD Announcement”). This significant decrease in the Debtors’ military portion of the business was sudden and unforeseen, and the proposed Exchange Offer had been based upon the assumption that the Debtors’ military business would remain substantially at current levels.

In light of this new information regarding decreased demand for military product, the Debtors’ managements and boards of directors determined that they would not return to profitability as expected, and might in fact be unable to service the secured debt required to repurchase the Senior Notes under the proposed Exchange Offer.

Accordingly, given their current situation and the revised sales forecast, the Debtors determined that their primary options were to pursue (a) a sale of some or all of the operating assets of the Debtors in a manner intended to maximize the value of the enterprise for all constituencies, or, (b) in the event such a sale were unsuccessful, to perform an orderly run-out of customer orders and orderly liquidation of the Debtors in a manner designed to maximize recoveries for the Debtors’ estates and creditors. As a result of this new information about future sales on the military side of the business, the Debtors determined not to make a scheduled interest payment to holders of Senior Notes on September 1, 2006.

After the Debtors disclosed to the Ad Hoc Committee the effect of the DOD Announcement, the Ad Hoc Committee informed the Debtors that it wanted the Debtors to continue discussions with the potential acquirer with whom the Debtors were negotiating at that time, and also consider the liquidation of the business. At that time, the Debtors again contacted the other potential acquirer with whom the Debtors had previously executed a confidentiality agreement, as well as another competitor, concerning a possible combination transaction. As of the Petition Date, neither of the latter two parties expressed any interest in engaging in discussions with the Debtors regarding such a transaction.

Subsequent to the decision to cancel commencement of the Exchange Offer, the Debtors continued conversations with the potential acquirer with whom they had negotiated the June 2006 LOI, and received a new letter of intent from that party in early September 2006. The Debtors and the potential acquirer further negotiated the letter of intent and the Debtors received a “final” letter of intent from that potential acquirer in early October 2006 (the “October 2006 LOI”). At board meetings held October 5 and 9, 2006, the Debtors’ boards of directors considered and analyzed the October 2006 LOI, as well as a preliminary analysis prepared by the Debtors’ financial advisors comparing the likely returns under the October 2006 LOI to those likely under an orderly run-out scenario. At those board meetings, the Debtors’ board of directors determined that the October 2006 LOI did not constitute a sufficient offer to purchase assets of the Debtors due to a multitude of contingencies contained in and risks associated with the proposal, and instructed the Debtors to move forward with an orderly run-out of the Debtors’ businesses.

The Debtors’ boards of directors authorized the Debtors’ management and financial advisors, however, to continue to pursue a definitive offer to purchase some or all of the Debtors’ assets, including without limitation further negotiations with the potential acquirer seeking to improve upon the October 2006 LOI, while moving forward with an orderly run-out of the Debtors’ businesses through the Debtors’ bankruptcy cases.

On October 9, 2006, the potential acquirer submitted another letter of intent to the Debtors (the “Second October 2006 LOI”). Following a telephone conference involving the Debtors, the potential acquirer and the Ad Hoc Committee, the Debtors and the Ad Hoc Committee determined that the Second October 2006 LOI did not constitute a sufficient offer to purchase assets of the Debtors.

As a result of the above-described events, the boards of directors of DLWI, Delta Mills and Marketing authorized the filing of these cases.

2.4    DEBTORS’ BANKRUPTCY PROCEEDINGS.

2.4.1 PETITION DATE. On October 13, 2006, the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

2.4.2 FIRST DAY ORDERS. On the Petition Date, the Debtors filed several motions seeking certain relief by virtue of so-called first day orders. The first day orders assisted the Debtors in transitioning into operating as debtors in possession by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior court approval. The first day orders in the Debtors’ cases authorized, among other things:

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•	continued maintenance of the Debtors’ bank accounts, continued use of existing business forms and continued use of the Debtors’ existing cash management system;

•	appointment of Bankruptcy Services, LLC, as the claims, noticing and balloting agent in the Chapter 11 Cases;

•	continued utility service during the pendency of the Chapter 11 Cases;

•	certain payments to employees on account of accrued prepetition wages, salaries and benefits;

•	continuation of certain prepetition practices with critical vendors, common carriers and insurance providers and payment to certain critical vendors on account of prepetition obligations;

•	establishment of bidding procedures for the sale of all or substantially all of the Debtors’ Assets; and

•	the debtors-in-possession financing facility on an interim basis.

2.4.3 THE CREDITORS’ COMMITTEE. On or about October 20, 2006, the United States Trustee appointed the Creditors’ Committee consisting of: (i) Parkdale Mills, Inc.; (ii) Dexter Chemical, LLC; (iii) The Bank of New York Trust Company, N.A.; (iv) Amino Acid Capital LLC, and (v) Flagg Street Capital, LLC. The Creditors’ Committee retained the law firms Stroock & Stroock & Lavan, LLP and Cozen O’Connor as its counsel and Mesirow Financial Consulting, LLC, as its financial advisor. The Debtors have been informed that Parkdale Mills, Inc., has withdrawn from the Creditors’ Committee.

2.4.4 THE DIP FINANCING FACILITY.

On October 13, 2006, the Debtors filed the Debtors’ Motion For Emergency Interim Order And Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, and 364 and Bankruptcy Rules 2002, 4001, and 9014 (i) Authorizing the Debtors to Enter into a Post-Petition Credit Facility with GMAC Commercial Finance and Incur Post-Petition Secured Indebtedness, (ii) Granting Security Interests and Priority Claims; (iii) Modifying the Automatic Stay; (iv) Setting a Final Hearing; and (v) Granting Related Relief (D.I. 11).

Following a final hearing on the Debtors’ request to obtain post-petition financing under the terms and conditions set forth in the Final DIP Agreement, the Bankruptcy Court, on October 31, 2006, entered the Final Order (a) Authorizing Debtors to Obtain Post-Petition Financing and Granting Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 3 64(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88) (the “DIP Financing Order”).

2.4.5 SALE OF CERTAIN OF THE DEBTORS’ ASSETS.

As set forth above, prior to the Petition Date, the Debtors were seeking a purchaser for all or substantially all of their Assets. On October 13, 2006, the Debtors filed their Motion for Order Under 11 U.S.C. § 105(a), 363, 365 and 1146(c) and Federal Rules of Bankruptcy Procedure 2002, 6004, and 9014 (a) Approving (i) Initial Bidding Procedures, (ii) Overbidding Procedures, (iii) Auction Procedures, (b) Approving Notice Procedures for (i) the Solicitation of Bids, (ii) an Auction and (iii) the Assumption and Assignment of Contracts and Leases; (c) Scheduling Hearings on Approval of (i) Bid Protection for a Stalking Horse Bidder, (ii) a Sale or Sales of Substantially All of Debtors’ Assets and (iii) Miscellaneous Asset Sales, and (d) Granting Related Relief (D.I. 15).

On October 16, 2006, the Court entered the Order under 11 U.S.C. §§ 105(a), 363, 365 and 1146 and Federal Rules of Bankruptcy Procedure 2002, 6004, 6006 and 9014 (a) Approving (i) Initial Bidding Procedures, (ii) Overbidding Procedures, (iii) Auction Procedures, (b) Approving Notice Procedures for (i) the Solicitation of Bids, (ii) an Auction and (iii) the Assumption and Assignment of Contracts and Leases; (c) Scheduling Hearings on Approval of (i) Bid Protections for a Stalking Horse Bidder, (ii) a Sale or Sales of Substantially All of Debtors’ Assets and (iii) Miscellaneous Asset Sales, and (c) Granting Related Relief (D.I. 28) (the “Initial Bidding Procedures Order”), dated October 13, 2006, which authorized the Debtors to solicit bids for the Debtors’ Assets as a going concern, including (a) the Beattie Plant and all of the operating assets at that location, (b) the Delta 3 Plant and all of the operating assets at that location and (c) any customer lists, inventory backlogs, and other intangibles reflecting the Debtors’ value as a going concern.

Following the entry of the Bidding Procedures Order and building upon the Debtors’ extensive pre-petition marketing efforts, Soles Brower Smith & Co. (“SBS”) immediately contacted nine (9) strategic competitors and investors to provide those parties information about the Assets. In addition, SBS contacted eight (8) other parties who SBS believed may be interested in purchasing significant portions of the Debtors’ Assets, regardless of whether that interest might be for operating Assets as a going concern or fixed Assets to be purchased consistent with the run out of the Debtors’ business operations, including, without limitation, real property, plants, machinery, equipment and certain inventory and raw materials to be sold out of the ordinary course of business. Six (6) other potential purchasers contacted the Debtors and/or SBS requesting additional information.

In all, eleven (11) potential purchasers interested in the Debtors’ Assets as a going concern signed confidentiality agreements and obtained access to an electronic data room established by SBS to provide due diligence on the Debtors’ Assets, operations and historical financial data to potential purchasers.

 The Debtors had hoped that, through the process established under the Initial Bidding Procedures Order, the potential acquirer who submitted the Second October 2006 LOI would improve upon the Second October 2006 LOI by: (a) improving the economic return to the Debtors’ estates such that the transaction would likely provide a greater return to the Debtors’ estates than an orderly run-out of the Debtors’ business, and (b) providing a definitive asset purchase agreement as a basis upon which the Debtors and its various stakeholders could evaluate the strategic purchaser’s offer, during the early stage of these cases. In addition, the Debtors anticipated that other potential purchasers of some or all of the Debtors’ Assets would submit definitive offers to purchase some or all of the Debtors’ Assets as a going concern during the early part of these cases. The Initial Bidding Procedures Order was designed to accommodate such an offer from one or more potential acquirers. However, in the absence of any such bids and in consultation with the Creditors’ Committee, the Debtors determined in their reasoned business judgment that they could not continue to operate as a going concern in the absence of a stalking horse bid that contemplated a purchase of the Debtors’ Assets as a going concern.

Because the Debtors (a) did not receive any bids for the Assets that would result in a sale of the Debtors’ Assets as a going concern and (b) continued to experience deepening operating losses that would accompany any continuation of the Debtors’ businesses as a going concern, the Debtors and the Debtors’ Boards of Directors (the “Boards”) determined, after consultation with the Creditors’ Committee, that, subject to Court approval, it was in the best interests of the Debtors, their estates and creditors and other parties in interest that the Debtors’ businesses continue to be run out (to finish and sell inventory) and the Assets liquidated in an orderly fashion, and that the Debtors continue to seek bids for the purchase of the Debtors’ Assets pursuant to one or more sale transactions, including bulk sales of the Assets and sales pursuant to the Miscellaneous Sale Procedures (the “ORO”). Accordingly, the Debtors did not propose any stalking horse bidder for the Debtors’ operating assets. On October 31, 2006, the Bankruptcy Court entered the Order Under 11 U.S.C. §§ 105(a), 363, and 365 and Federal Rules of Bankruptcy Procedures 2002, 6004, 6006 and 9014 (i) Approving and Authorizing the Debtors to Proceed with an Orderly Run out of the Debtors’ Business; (ii) Approving Procedures for the Sale or Sales of All or Substantially All of the Debtors’ Fixed Assets; (iii) Establishing Procedures for the Sale of Miscellaneous Assets and (iv) Granting Related Relief (D.I. 89) (the “Second Bidding Procedures Order”).

The Debtors then employed Bidding Procedures similar to those previously approved by the Initial Bidding Procedures Order to solicit bids for the Debtors’ fixed, non-operating assets. The Debtors or their professionals were in contact with twenty-six (26) potential bidders, eight (8) of which were interested in nearly all of the Debtors’ fixed assets and eighteen (18) of which were interested in one or more specific groups of the Debtors’ fixed assets. The Debtors received two written bids prior to the bidding deadline of November 21, 2006, and the Debtors’ Boards determined in their business judgment that these bids, as described below, represented the highest and best bid for the assets covered by each such bid.

On December 6, 2006, Delta Mills entered into three asset purchase agreements for the sale of its real property and most of its tangible personal property at its Delta Plant and the sale of most of its tangible personal property at its Beattie Plant. Pursuant to the Order (a) Approving Debtors’ Stalking Horse Selection; (b) Approving Breakup Fee; (c) Approving Form and Manner of Notice; (d) Scheduling a Hearing to Consider the Sale of Certain of the Debtors’ Assets and (e) Granting Related Relief (D.I. 189) (the “Stalking Horse Order”), the Bankruptcy Court approved the Debtors’ selection of the three asset purchase agreements as a “stalking horse bid” and approved procedures for an auction of the assets subject to the agreements.

One of the asset purchase agreements was for the sale of the real property at the Delta Plant facility to Schwarz Properties, LLC (“Schwarz”) for $1,000,000, subject to certain adjustments. Another of the asset purchase agreements was for the sale of all of the machinery, equipment, spare parts and other tangible personal property (other than certain fixtures and electronic office equipment) located at the Delta Plant for $125,000 to Greystone Private Equity LLC (“Greystone”). The third asset purchase agreement was for the sale of the machinery, equipment, spare parts and other tangible personal property (other than certain fixtures and electronic office equipment) located at the Beattie Plant for $2,375,000 also to Greystone. For purposes of the auction procedures contemplated in the Stalking Horse Order, the real and tangible personal property at the Delta Plant subject to the first two agreements were referred to collectively as the “First Lot” and the tangible personal property at the Beattie facility subject to the third agreement was referred to as the “Second Lot.”

The Stalking Horse Order provided that the three asset purchase agreements constituted the “Stalking Horse Bid” in an auction for the assets subject to those agreements. Any interested qualified bidders were required to make “Overbids” for those assets by December 12, 2006, and the auction took place on December 13, 2006. Bidders were required to bid on either the First Lot or the Second Lot or both, but could not bid on portions of either Lot. Initial Overbids for either Lot were required to exceed the purchase price set forth in the Stalking Horse Bid for the assets in the Lot by 6% (inclusive of a breakup fee of 3%) so that the initial Overbid amounts were $67,500 for the First Lot, $142,500 for the Second Lot and $210,000 for both Lots. Thereafter, successive Overbids would increase by minimum increments of $25,000 per Lot or $50,000 for both Lots.

On December 13, 2006, the Debtors accepted the overbid of Michael Fox International, Inc. (“Fox”), and entered into an asset purchase agreement with Fox for the sale of most of Delta Mills’ tangible personal property at its Beattie Plant. Accordingly, on December
13,  2006, Delta Mills terminated the agreement with Greystone relating to the equipment located at the Beattie Plant and entered into the Asset Purchase Agreement Between Delta Mills and Fox. The Asset Purchase Agreement Between Delta Mills and Fox provided for a $2,517,500 purchase price for the machinery, equipment, spare parts and other tangible personal property (other than certain fixtures and electronic office equipment) and was otherwise identical in all material respects to the previous agreement with Greystone. On December 15, 2006, the Bankruptcy Court approved the sale of the assets to Fox, Schwarz, and Greystone and entered the Pre-Confirmation Sale Orders (as defined in the Plan) approving the various asset purchase agreements. The Asset Purchase Agreement Between Delta Mills and Fox was amended slightly before closing, in accordance with the applicable Pre-Confirmation Sale Order, to reflect a change in the asset list and a reduction in the purchase price by $20,500. Pursuant to the terms of the agreement with Greystone, Delta Mills paid $71,250 to Greystone as a break-up fee at the time the Asset Purchase Agreement Between Delta Mills and Fox was closed.

The various asset purchase agreements approved by the Pre-Confirmation Sale Orders were closed on February 13, 2007. Pursuant to the Asset Purchase Agreement Between Delta Mills and Schwarz, Schwarz and an affiliated entity, Schwarz Wallace, LLC, which purchased the real property at the Delta Plant facility, assumed all liabilities related to the Delta Plant.

2.4.6 SCHEDULES. On December 13, 2006, the Debtors filed their respective Schedules and Statements of Financial Affairs with the Bankruptcy Court (D.I. 2 16-222).

2.4.7 BAR DATE ORDERS.

(a)      The First Bar Date Order and Special Bar Dates. As fixed by the First Bar Date Order, the Bar Date was February 1, 2007, at 4:00 p.m. (ET) for Claims arising prior to the Petition Date and Administrative Claims that arose prior to December 15, 2007, provided,however, the Bar Date for governmental units, as set forth in section 101(27) of the Bankruptcy Code, was April 11, 2007, at 4:00 p.m. (ET). Pursuant to the First Bar Date Order, all Creditors (except governmental units as defined under section 101(24) of the Bankruptcy Code) who hold and assert a prepetition Claim or a post-petition Administrative Claim arising on or before December 15, 2006, against the Debtors were required to file a proof of claim, so that it was received pursuant to the procedures set forth in the First Bar Date Order, on or before February 1, 2007, at 4:00 p.m. (ET). In addition, the First Bar Date Order allows for the fixing of a special Bar Date for certain creditors in the event such creditors are given notice of the Bar Date at a later date. Special Bar Dates of April 9, 2007, and April 11, 2007, were established for certain workers’ compensation claimants. On March 9, 2007, the Debtors filed their first Notice of Special Bar Date for Workers’ Compensation Claimants, establishing April 9, 2007, as the last date and time by which certain workers’ compensation claimants set forth therein may file proofs of claim (D.I. 362). Further, on March 11, 2007, the Debtors filed their second Notice of Special Bar Date for Workers’ Compensation Claimants, establishing April 11, 2007, as the last date and time by which certain workers’ compensation claimants set forth therein may file proofs of claim (D.I. 365).

(b)  The Second Bar Date Order. Pursuant to the Second Bar Date Order, the Bar Date for those Administrative Claims that arose after December 15, 2006, through the Confirmation Date shall be twenty-five (25) days after the Effective Date.

(c)  Bar Dates for Executory Contracts and Unexpired Leases. Pursuant to the First Bar Date Order, Claims related to the rejection of any executory contract or lease shall have thirty (30) days after the entry of an order authorizing the Debtors’ rejection of such contract or lease or, with respect to any executory contract or unexpired lease rejected pursuant to the Rejection Procedures Order, the later of (i) the Bar Date established by the First Bar Date Order and (ii) thirty (30) days after the effective date of the rejection pursuant to the Rejection Procedures Order in which to file a proof of Claim for damages related to such rejection. As set forth in Section 8.2 of the Plan, a Claim arising from any rejection of an executory contract or unexpired lease that is effectuated through the Plan must be filed on or before thirty (30) days after the effective date of such rejection or shall be forever barred.

2.4.8 INCENTIVE PAYMENTS TO EXECUTIVE EMPLOYEES. On October 25, 2006, the Bankruptcy Court entered its Order Authorizing the Debtors (i) To Pay (a) Employees for Accrued Vacation Upon Termination; (b) Salary and Compensation Exceeding the Cap Under Section 507(a) (4) of the Bankruptcy Code to Employees; (c) Non-Executive Employees Under the Modified Severance Plan; and (d) Incentive Payments to Executive Employees and (ii) To Honor the 2004 Stock Plan (D.I. 63) (the “Executive Incentive Order”). The Executive Incentive Order provided, among other things, that each of the Debtors’ officers, William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, (collectively the “Officers”), shall each earn an incentive payment upon the achievement of certain operational and financial goals, as set forth in detail in the Executive Incentive Order (the “Incentive Payment”). Fifty percent (50%) of the Incentive Payment (the “First Payment”) is earned upon the repayment in full of GMAC (other than amounts payable with respect to outstanding letters of credit), provided that, as of any date within the period beginning on the date of such full repayment and ending on April 30, 2007, the aggregate recovery from the working capital assets (excluding cash) exceeds the aggregate amount paid to GMAC after the Petition Date. The First Payment was earned, pursuant to the terms of the Executive Incentive Order, on or before February 3, 2007. The Debtors notified the Committee on February 9, 2007, that the First Payment had been earned, and each of the Debtors’ Officers began receiving payments on account of the First Payment on or about February 16, 2007, in twenty (20) equal weekly installment payments scheduled to end during the week of June 30, 2007.

The second fifty percent (50%) of the Incentive Payment (the “Second Payment”) is earned by each Officer upon the satisfaction of each of the following tests: (a) at least ninety percent (90%) of the dollar amount of the accounts receivable shown in the budget approved by GMAC on the Petition Date (net of reserves contemplated by the budget) have been collected and (b) the aggregate net recovery from the sale of inventory and collection of accounts receivable by the Debtors equals or exceeds 90% of the aggregate amount thereof contemplated by the budget. The Second Payment was earned, pursuant to the terms of the Executive Incentive Order, on or before March 1, 2007. The Debtors notified the Committee on March 2, 2007, that the Second Payment had been earned, and each of the Officers began receiving payments on account of the Second Payment on or about February 28, 2007, in eighteen (18) weekly installments scheduled to end during the week of June 30, 2007.

2.4.9 SETTLEMENT AMONG EXECUTIVES, THE DEBTORS AND THE COMMITTEE. After the Petition Date, the Committee sought, and the Debtors provided, information regarding payments the Officers received from the Debtors prior to the Petition Date on account of, among other things, deferred compensation and, in the case of William F. Garrett, bonuses. The Committee alleged that certain payments made to the Officers prior to the Petition Date may be avoidable and recoverable by the Debtors’ estates pursuant to one or more of sections 547, 548 and 550 of the Bankruptcy Code.

After arms-length negotiations between the Officers and the Committee, each of the Officers, the Committee and the Debtors entered into that certain Settlement Agreement and Release dated April 23, 2007 (the “Settlement Agreement”), which was approved by the Bankruptcy Court by Order entered June 18, 2007 (D.I. 561). The Settlement Agreement provides, among other matters, that each of the Officers shall waive receipt of a portion of the First Payment and Second Payment earned under the Executive Incentive Order in exchange for the Debtors’ and Committee’s release of any and all claims or causes of action against each of the Officers related to any of the following: (i) payments received by any of the Officers for deferred compensation, (ii) payments received by Mr. Garrett for any bonuses, (iii) payments to which any of the Officers are entitled under the Executive Incentive Order (except as specifically set forth in the Settlement Agreement), (iv) prepetition and/or postpetition payments to or claims made by any of the Officers for accrued vacation pay, expense reimbursements, salary and/or severance, and (v) payments or benefits to which any of the Officers are entitled under the Debtors’ 2004 Stock Plan. Further, the Settlement Agreement provides that, at each Officers’ option, he may (a) add the waived portion of the First Payment and Second Payment to his allowed, unsecured claim in these cases, or (b) earn some or all of the waived portion of the First Payment and Second Payment back upon the achievement by the Debtors of certain goals for distribution percentages on Class 6 Claims (the “Earnback Option”). In addition, if an Officer chooses the Earnback Option, he must provide uncompensated services to the post-confirmation Merged Debtors after the Effective Date for an aggregate of sixty (60) hours. The Debtors have been informed that each of the Executives have exercised the Earnback Option.

2.4.10 SALE OF THE BEATTIE PLANT. After the entry of the Second Bidding Procedures Order, the Debtors continued to market their Assets, including that certain property consisting of approximately 98 acres including an industrial building of approximately 423,000 square feet, located at 700 North Woods Drive, Fountain Inn, South Carolina 29644 (collectively, the “Beattie Plant”), to various interested parties. While certain parties expressed an interest in purchasing the Beattie Plant, no acceptable bids for the Beattie Plant were received prior to the bid deadline under the Second Bidding Procedures Order. The Debtors had been advertising the sale of two vacant parcels of land that comprise a portion of the Beattie Plant on the open market since on or before June 30, 2006, and, after the Petition Date, sought a sale of the entire Beattie Plant pursuant to the Second Bidding Procedures Order. Subsequent to the bid deadline under the Second Bidding Procedures Order, which passed in December 2006, the Debtors received an expression of interest from Stanley Atkins (“Atkins”) regarding his potential purchase of the Beattie Plant. After receipt of this expression of interest, the Debtors negotiated the terms of the offer with Atkins. On or about April 30, 2007 (the “April Board Meeting”), Delta Mills presented the general terms of Atkins’s proposed contract for the purchase of the Beattie Plant (as executed, the “Atkins Contract”) to the Boards of Directors of DLWI, Marketing and Delta Mills. At the April Board Meeting, the Board of Directors of Delta Mills, with the approval of the Boards of DLWI and Marketing, authorized Delta Mills to designate Atkins as the Stalking Horse Bidder for the purchase of the Beattie Plant.

The proposed purchase price for the Beattie Plant under the Atkins Contract was $3,750,000.00. Pursuant to the Atkins Contract, Atkins deposited $375,000 with the Debtors’ counsel upon Delta Mills’ and Atkins’ execution of the Atkins Contract (the “Earnest Money”). In accordance with the Atkins Contract, Atkins provided Delta Mills with a statement from Atkins’ banker indicating that Atkins has the required financial ability to close on the purchase of the Beattie Plant. The Atkins Contract did not provide for any break-up fee in the event that Delta Mills failed to close on a sale to Atkins. The Atkins Contract did provide that, if the Debtors determined that Atkins submits the highest and best offer at the Auction and the Court approves Atkins’s bid at the hearing to approve the sale of the Beattie Plant, should Delta Mills fail to close within the time specified in the Atkins Contract (where Atkins is not in breach of the Atkins Contract), the Earnest Money would be returned to Atkins. In the event Atkins was not approved as the purchaser of the Beattie Plant at the hearing to approve the sale of the Beattie Plant, Atkins’s sole remedy was return of any Earnest Money deposited.

After entry of the Stalking Horse Order, between May 23 and May 25, 2007, the Debtors sent, via electronic or first class mail, the Stalking Horse Notice, Stalking Horse Order, Bidding Procedures, and the Atkins Contract (the “Solicitation Package”) to approximately 164 parties that they believed, based on their experience and knowledge of the industry, might have some interest in purchasing the Beattie Plant. In addition, on May 28, 2007, the Debtors published a notice of the selection of Atkins as the Stalking Horse Bidder for the Beattie Plant and the Bidding Procedures to be employed with respect to the sale of the Beattie Plant (the “Published Notice”) in the major Greenville, South Carolina (Greenville News) and Columbia, South Carolina (The State) newspapers. Each party who either received the Solicitation Package or saw the Published Notice shall be known herein as the “Potential Bidders.” Approximately ten (10) Potential Bidders contacted the Debtors after their receipt of the Solicitation Package seeking additional information, which the Debtors provided to each Potential Bidder. The deadline to submit overbids with respect to the Atkins Contract was June 22, 2007. The Debtors received one potential Overbid from Gibbs International, Inc. (“Gibbs”) prior to the Overbid Deadline. The Debtors and Committee reviewed the potential Overbid and agreed to extend the Overbid Deadline until June 26, 2007, with respect to that potential overbidder only, in order to allow the potential Overbid to be amended to become a Qualified Bid. Upon submission of an amended Overbid, the Debtors and Committee agreed that the amended Overbid (“Overbid of Gibbs”) was a Qualified Bid. The Overbid of Gibbs was the only Overbid received by the Debtors.

The Debtors conducted an auction (the “Auction”) for the Beattie Plant on June 27, 2007, commencing at 11:00 a.m., in the offices of Wyche, Burgess, Freeman & Parham, P.A., in Greenville, South Carolina. Both Atkins and Gibbs were present at in the Auction. In addition, Leon Szlezinger of Mesirow Financial Consulting, LLC, the financial advisor to the Committee, was present at the Auction and participated fully in the consideration of and negotiation of each bid presented at the Auction. As a result of competitive bidding at the Auction, Gibbs, as the successful bidder, will pay $4,500,000 for the Beattie Plant pursuant to the Purchase and Sale Agreement between Delta Mills and Gibbs dated June 27, 2007 (the “Gibbs APA”). In addition, Gibbs has agreed to provide the Debtors free storage and office space at the Beattie Plant until the earlier of (i) one year following the closing of the Sale or (ii) entry of a final decree in these cases. The Order approving the sale of the Beattie Plant to Gibbs was entered on June 29, 2007 (D.I. 589) (the “Gibbs Sale Order”). Pursuant to the Stalking Horse Order, if Gibbs fails to consummate its purchase pursuant to the Gibbs APA because of a breach or failure to perform on the part of Gibbs, Delta Mills will be authorized (but not required) to consummate the sale of the Beattie Plant to Mr. Atkins at his last bid (which was $4,400,000).

2.5    SUMMARY OF THE DEBTORS’ REMAINING ASSETS ANDEXPECTED DISTRIBUTIONS UNDER THE PLAN.

Assuming the Effective Date occurs on or about September 4, 2007, the Debtors project that they will have in excess of $3,000,000.00 (net of applicable Reserved Funds) cash on hand available for distribution on the Effective Date, based on the Chapter 11 Orderly Liquidation Analysis (the “Liquidation Analysis”), attached hereto as Exhibit B. From those funds, the Debtors intend to make distributions to Allowed Administrative, Secured, Priority Tax, Priority Non-Tax, Reclamation Settlement and Convenience Claims. After these distributions, the Debtors or Merged Debtors will distribute remaining cash on hand, net of applicable Reserved Funds, as an initial distribution to holders of Allowed General Unsecured Claims. In addition, the Designated Officers will attempt to liquidate the Debtors’ or Merged Debtors’ remaining assets, as more fully described below. The Debtors anticipate making additional distributions to holders of Allowed General Unsecured Claims following the liquidation of the Residual Assets.

2.5.1 LIQUIDATION OF RESIDUAL ASSETS. The Debtors or Merged Debtors, through the Designated Officers, shall continue to market and liquidate the Residual Assets, for the highest and best consideration achievable in light of the circumstances. From and after the Effective Date, the Debtors or Merged Debtors shall not be required to seek or obtain authority of the Bankruptcy Court to sell any of the Residual Assets except (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order, Gibbs APA and Gibbs Sale Order, the Beattie Plant. The Bidding Procedures attached to the Plan as Exhibit A shall govern any proposed sale of (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order, Gibbs APA and Gibbs Sale Order, the Beattie Plant. Upon the liquidation of all Residual Assets, the Cash received on account of such sale or sales, net of any amounts necessary to pay costs of the sale of such Residual Assets and to satisfy any Liens against such Residual Assets and other costs of the Estate or Merged Debtors, shall be distributed to holders of Claims according to the terms of the Plan.

The primary Residual Assets are likely to be the real property upon which the Pamplico Plant is located and, in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order, Gibbs APA and Gibbs Sale Order, the Beattie Plant. The Debtors anticipate the use of one or more agents to market the Pamplico Plant and, if necessary, the Beattie Plant, in order to achieve the best consideration possible.

2.5.2 COLLECTION OF ACCOUNTS RECEIVABLE. After the Petition Date, and in accordance with the Final Order (a) Authorizing Debtors to Obtain Interim Post-Petition Financing and Grant Security Interest and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 3 64(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing the Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88), GMAC has has served as factor for the Debtors and remitted the proceeds of the Debtors’ accounts receivable to the Debtors. On or about May 17, 2007, the Debtors received a notice of default from GMAC whereby GMAC notified the Debtors that it believed the Debtors were in default under the GMAC Credit Agreement and purported to terminate the GMAC Credit Agreement and GMAC Factoring Agreement. The Debtors have notified GMAC that they dispute this allegation of default. GMAC has also filed an objection to the Disclosure Statement whereby GMAC objects to any request or requirement under the Plan that GMAC continue to factor any receivables of the Debtors after the Confirmation Date. The Debtors believe that GMAC has agreed to preserve this objection for the Confirmation Hearing and will not pursue the objection at the hearing to approve the Disclosure Statement. The Debtors hope to reach a consensual agreement with GMAC regarding the post-confirmation collection of receivables. In the event GMAC does not continue to factor the Debtors’ receivables after the Confirmation Date, the Merged Debtors will use their best efforts to pursue such collections, if any. The Cash received from GMAC on account of such collections, net of any amounts necessary to compensate GMAC pursuant to the GMAC Factoring Agreement, if applicable, and to pay the costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of the Plan. To the extent accounts receivable are collected directly by the Merged Debtors, such Cash, net of applicable Reserved Funds, shall also be distributed to holders of Claims according to the terms of the Plan. The Debtors are currently engaged in discussions with GMAC regarding a possible dispute over GMAC’s obligations with respect to one of the receivables subject to the GMAC Factoring Agreement, and have reserved certain rights and Causes of Action against GMAC under the Plan.

2.5.3 ANALYSIS OF AVOIDANCE ACTIONS AND OTHER CAUSES OF ACTION. As reflected in the Schedules, the Debtors made transfers in excess of $5,000.00 to approximately 272 creditors other than insiders, totaling approximately $29,754,669.00, within the ninety (90) days prior to the Petition Date. Having performed their preliminary analysis of these transfers, the Debtors, in consultation with the Creditors’ Committee, have identified and determined to release certain potential avoidance actions of little or no potential value to the Estates, including preferences assertable under section 547 of the Bankruptcy Code, given the defenses available to the various transferees being released. Furthermore, the Debtors and the Creditors’ Committee have performed an investigation of potential Causes of Action and, based upon this review, have determined that, except with respect to the Causes of Action set forth on Exhibit C to the Plan, no Causes of Action of significant value to the Debtors’ Estates exist subject, however, to the following paragraph. Therefore, as set forth in Sections 14.2 and 14.5 of the Plan, the Debtors intend to release all Avoidance Actions and other Causes of Action against third parties except for those specifically set forth on Exhibit C to the Plan.

The Creditors’ Committee is continuing its investigation into certain potential contingent Causes of Action (the “Potential Causes of Action”) that the Creditors’ Committee has disclosed to the Debtors. By reason of the Potential Causes of Action, the Creditors’ Committee would ordinarily object to the list of preserved causes of action that is set forth in Exhibit C to the Plan. As the Potential Causes of Action may be obviated prior to confirmation, however, the Creditors’ Committee has agreed not to object to the list of preserved causes of that is set forth in Exhibit C to the Plan in conjunction with approval of the Disclosure Statement. In return for this agreement, the Debtors have agreed that any future objection by the Creditors’ Committee to Exhibit C to the Plan shall not be contested on the ground that such objection should have been brought prior to approval of this Disclosure Statement to the extent that such objection is based on the Potential Causes of Action and that Exhibit C may be later expanded to include such Potential Causes of Action. Any dispute over the inclusion of the Potential Causes of Action on Exhibit C shall be resolved by the Bankruptcy Court absent consensual resolution.

2.5.4 ANALYSIS OF OTHER NOMINAL REMAINING ASSETS. The Debtors believe that other assets remaining to be liquidated include: the collection of nominal deposits and the return of sums currently held as a retainer by counsel for the Debtors to the extent such retainers are not subsequently drawn upon.

2.5.5 EXPECTED DISTRIBUTIONS UNDER THE PLAN. As set forth on the Liquidation Analysis, the Debtors estimate that holders of Allowed General Unsecured Claims will receive a total distribution of approximately $0.142 to $0.269 per $1.00 of Allowed Claim. The Debtors anticipate that a substantial distribution will be made to holders of Allowed General Unsecured Claims on the Initial Distribution Date. See Section 6, Risk Factors, below for a description of some of the factors that may cause actual distribution amounts and timing to differ from expected distributions.

2.6    SECURED CLAIMS ENCUMBERING THE DEBTORS’ PROPERTY.

As detailed in Sections 2.2.1 and 2.3.2 above, Delta Mills was party to financing agreements which encumbered many of its Assets and the Assets of Marketing. Marketing served as a guarantor of these obligations of Delta Mills. In addition, various local governmental tax agencies may have asserted secured claims against the Debtors regarding personal property taxes and real property taxes. The Debtors believe that most, if not all, such claims have been satisfied in full as of the date hereof.

As of the date of this Disclosure Statement, although GMAC has not released all of its security interests in the Debtors’ Assets, the Debtors believe that they have satisfied all secured claims, exclusive of any contingent claims for attorneys’ fees and expenses, held by GMAC encumbering the Debtors’ property and that those fees and claims will be satisfied by the application of cash reserves held by GMAC. Notwithstanding the above, the Debtors have preserved in Exhibit C to the Plan, all rights, Causes of Action and potential Causes of Action against GMAC, including without limitation all claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC, whether arising under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law.

2.7    ADMINISTRATIVE CLAIMS.

2.7.1 Administrative Claims. Administrative Claims are generally Claims that are incurred in the ordinary course of business on or after the Petition Date and on or before the Effective Date. The Debtors believe they have paid claims arising in the ordinary course of business as they came due during the pendency of these cases. Certain pre-petition claimants have also asserted administrative priorities for their claims pursuant to, among other provisions, section 503(b)(9) of the Bankruptcy Code and the Debtors have, to the extent review of their books and records demonstrated that such claim was not entitled to priority under section 503(b)(9) of the Bankruptcy Code, objected to such claims. The Debtors estimate that the total Allowed amount of administrative expense claims that have not been paid in the ordinary course of the Debtors’ businesses during these cases, and exclusive of professional fees, will be approximately $1,000,000.

2.7.2 Professional Fee Claims. Professional Fee Claims are Administrative Claims for the compensation of the Debtors’ or the Creditors’ Committee’s Professionals or other Professionals who provided services or incurred expenses in the Debtors’ cases on or before the Effective Date. All payments to Professionals for Professional Fee Claims will be made in accordance with the procedures established in the Bankruptcy Code, the Bankruptcy Rules, the United States Trustee Guidelines and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of costs.

2.8    UNSECURED CLAIMS AGAINST THE DEBTORS.

2.8.1 Priority Claims. The Debtors are currently investigating the Claims that may be entitled to priority pursuant to section 507(a) of the Bankruptcy Code, as reflected in the Debtors’ Schedules and the claims register maintained in these Chapter 11 Cases. While there can be no assurance presently as to the Allowed Amount of such Claims, the Debtors estimate that the Allowed Amount of such Claims will ultimately be between approximately $629,000 and $1,559,000. The Debtors have estimated amounts of Priority Claims in a wide range primarily due to the significant amount of asserted Reclamation Claims for goods sold to the Debtors prior to the Petition Date that, if valid, may entitle such claimants to priority status. The Debtors dispute the priority status of some or all of these alleged Reclamation Claims and have filed the Debtors’ Second Omnibus Objection (Substantive) to Certain Reclamation Claims Pursuant to 11 U.S.C. § 502, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure (D.I. 406) on April 13, 2007 (the “Reclamation Claims Objection”). On May 18, 2007, the Bankruptcy Court held a hearing on the Reclamation Claims Objection, and has entered an order disallowing each of the Reclamation Claims as Priority Claims in these Chapter 11 Cases (D.I. 488), except with respect to the Reclamation Claims of Unifi, which is subject to an Order granting the Debtors’ Objection dated June 11, 2007 (D.I. 538), and the Reclamation Claims of Parkdale Mills, Inc., Parkdale America, LLC and C. H. Patrick and Co., Inc., which may be the subject of a proposed settlement set forth in Section 5.3 of the Plan. In addition, several employees of the Debtors filed claims related to the Worker Adjustment and Retraining Notification (“WARN”) Act, to which the Debtors filed the Debtors’ First Omnibus Objection (Substantive) to Certain Claims Pursuant to 11 U.S.C. § 502, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure (D.I. 360) on March 8, 2007 (the “WARN Objection”), in which the Debtors argue that they have no liability to any employees as relates to the WARN Act. The Bankruptcy Court held a hearing on the WARN Objection on April 19, 2007, in which the Bankruptcy Court ruled in favor of the Debtors. Therefore all claims subject to the WARN Objection have been disallowed and expunged from the record in these cases.

2.8.2 Unsecured Non-priority Claims. The Debtors are currently investigating certain unsecured non-priority Claims asserted through proofs of claim filed during the Chapter 11 Cases, and have filed a number of objections to unsecured non-priority Claims. While there can be no assurance presently as to the Allowed Amount of such Claims, the Debtors estimate that the Allowed Amount of such Claims will ultimately be between approximately $38,000,000 and $39,000,000.

3.     SUMMARY OF THE PLAN OF LIQUIDATION.4

3.1    IN GENERAL.

The Plan contemplates a winding up of the Debtors’ operations and the orderly liquidation of the Assets. The Plan further provides for the pooling of the net proceeds of the recovery, disposition, and collection of Assets, and the distribution thereof. Specifically, except as otherwise agreed, holders of Allowed Administrative Claims, other than Professional Fee Claims, Allowed Priority Tax Claims, Allowed Class 1 – GMAC Claims, Allowed Class 2 – General Secured Claims, and Allowed Class 3 – Priority Non-Tax Claims shall be paid in full as soon as reasonably practicable after the Effective Date. Holders of Class 4 – Indemnification Claims shall receive distribution on account of such Class 4 Claims to the extent such claimant is entitled to indemnification under Section 8.4 of the Plan. Holders of Allowed Class 5 – Convenience Class Claims will also be paid as soon as reasonably practicable after the Effective Date. Holders of Allowed Class 6 – General Unsecured Claims will receive their Pro Rata share of the Assets on the Initial Distribution Date and one or more additional distributions depending on, among other things, receipts of sales of the Residual Assets, the amount of reserves necessary for payment of Disputed Claims and estimates of other costs and expenses of the liquidation. Holders of Class 7 – Reclamation Settlement Claims will be paid a stipulated and agreed amount on account of such Class 7 Claims, as set forth more fully in Section 5.3 of the Plan, as soon as reasonably practicable after the Effective Date. Holders of Class 8 – Interests shall neither receive nor retain any property on account of their Interests.
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4     To the extent there are any conflicts between this Plan summary and the Plan, the terms of the Plan shall control.

In order to effect a quick and efficient liquidation of the Estates, the Plan provides for the collection and sale of the Debtors’ Assets as quickly as reasonably possible considering the nature of such Assets. The same considerations underlie the Debtors’ and Creditors’ Committee’s pre-confirmation review and analysis of potential Avoidance Actions and other Claims or Causes of Action, and the Debtors’ release of all Claims or Causes of Action except as specifically preserved by the Plan through their inclusion on Exhibit C to the Plan. This release of all Causes of Action which the Debtors, in consultation with the Creditors’ Committee, have determined have little or no value to the Estates is made in an effort to prevent delay of the distribution process and unnecessary Administrative Expenses.

The Plan and Disclosure Statement are the result of extensive arms-length negotiations between the Debtors and Committee and each party’s professionals. The Debtors have been informed that the Committee supports confirmation of the Plan.

3.2    CLASSIFICATION OF CLAIMS AND INTERESTS.

3.2.1 CLASS 1 – GMAC CLAIMS. This Class consists of all GMAC Claims, as to which GMAC holds duly filed and perfected Liens against certain of the Assets pursuant to the Final DIP Agreement. Class 1 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Notwithstanding anything to the contrary in the Plan, the Debtors reserve and preserve any and all Causes of Action, claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC as set forth in Exhibit C to the Plan, whether arising under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law.

3.2.2 CLASS 2 – GENERAL SECURED CLAIMS. This Class consists of all General Secured Claims, which are held by Persons with duly filed and perfected Liens or Liens which are perfected by possession against any part of the Assets as of the Petition Date, subject to the requirements of Section 15.6 of the Plan regarding setoff, but excludes any Claim that would otherwise qualify for inclusion in this Class and which is rendered an Unsecured Claim by virtue of section 5 06(a) of the Bankruptcy Code. Class 2 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2.3 CLASS 3 – PRIORITY NON-TAX CLAIMS. This Class consists of Claims entitled to priority under section 5 07(a) of the Bankruptcy Code, including, without limitation, Priority Wage Claims and Priority Employee Benefit Claims but excluding Administrative Claims and Priority Tax Claims. Class 3 is Unimpaired by the Plan and is deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

 3.2.4 CLASS 4 – INDEMNIFICATION CLAIMS. This Class consists of all Claims filed by any of the Debtors’ or their respective subsidiaries’ present and former Officers and Directors with respect to contingent indemnification obligations of the Debtors under the Debtors’ Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents, the Delaware Corporate Code or other applicable law. The Indemnification Claims consist of the Claims of William F. Garrett (Claims 199-202), William H. Hardman, Jr. (Claims 196-198), Donald C. Walker (Claims 193-195), C. C. Guy (Claims 190-192), Michael R. Harmon (Claims 187-189), Max A. Lennon (Claims 184-186), E. Erwin Maddrey II (Claims 180-183), Buck A. Mickel (Claims 177-179), J. Patrick Danahy (Claims 227-229) and David Palmer (Claims 224-226). Holders of Class 4 – Indemnification Claims will receive distribution on account of such Class 4 Claims if entitled to indemnification pursuant to Section 8.4 of the Plan and are therefore unimpaired and deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

 3.2.5 CLASS 5 – CONVENIENCE CLAIMS. This Class consists of (i) all Allowed General Unsecured Claims, except Senior Note Claims, in an amount of $5,000 or less and (ii) all Allowed General Unsecured Claims, except Senior Note Claims, that elect to reduce their Allowed General Unsecured Claim to $5,000. Allowed Class 5 – Convenience Claims shall receive, as soon as is reasonably practicable after the Effective Date, a single distribution equal to twenty percent (20%) of each holder’s Allowed Class 5 Claim, which distribution shall be in full and final satisfaction of such claimants’ rights to receive any distributions from the Debtors. After this single distribution, holders of Allowed Class 5 Claims shall receive no further distributions on account of their Class 5 Claims, except with respect to payment on a Disputed Class 5 Claim, as provided in Section 7.2 of the Plan. Class 5 – Convenience Claims is Impaired by the Plan and is entitled to vote on the Plan. Only holders of General Unsecured Claims who vote in favor of the Plan may elect to have their Claim treated as a Class 5 Convenience Claim pursuant to clause (ii) above. Notwithstanding the impairment and voting rights of the holders of Class 5 – Convenience Claims, the Debtors shall not exercise their right to seek cramdown of the Plan pursuant to section 1129(b) of the Bankruptcy Code (but does not waive such right except under the circumstances set forth in the Plan) in the event Class 5 accepts the Plan and Class 6 rejects the Plan and the Committee has filed an objection to confirmation of the Plan that is not withdrawn or otherwise resolved prior to or upon entry of the Confirmation Order. Nothing in the Plan shall be deemed to waive or impair the right of the Debtors to seek cramdown of the Plan should (a) Class 6 accept the Plan and one or more other Classes reject the Plan or (b) Class 6 rejects the Plan but the Committee has not filed an objection to confirmation of the Plan or such objection has been withdrawn or consensually resolved prior to entry of the Confirmation Order.

3.2.6 CLASS 6 – GENERAL UNSECURED CLAIMS. This Class consists of all Allowed Senior Note Claims, regardless of amount, and all other Allowed General Unsecured Claims in an amount in excess of $5,000 (except to the extent the holder of a General Unsecured Claim elects to (a) vote in favor of the Plan and (b) reduce its claim and enter Class 5, in which case such Claim shall be deemed to be a Class 5 Claim for voting and distribution purposes), including Allowed Rejection Damages Claims and Senior Note Claims. Class 6 is Impaired by the Plan and is entitled to vote on the Plan.

3.2.7 CLASS 7 – RECLAMATION SETTLEMENT CLAIMS. This Class consists of Reclamation Claims that are to be Allowed pursuant to a settlement set forth in Section 5.3 of the Plan. Class 7 is Impaired by the Plan and is entitled to vote on the Plan. On April 13, 2007, the Debtors filed the Reclamation Objection pursuant to which the Debtors objected to the priority status of all Reclamation Claims. An order sustaining the Reclamation Objection with respect to all Claims that were subject to the Reclamation Objection except the Claims of Parkdale Mills, Inc. (Claims 230, 231, 235 and 237), Parkdale America, LLC (Claims 232, 233, 236 and 238) and C.H Patrick & Company, Inc. (Claim 140) (collectively, the “Reclamation Settlement Claims”) and Unifi Textured Polyester, LLC was entered on or about May 17, 2007 (D.I. 488) (the “Reclamation Order”). An order sustaining the Reclamation Objection with respect to the Claims of Unifi Textured Polyester, LLC was entered on or about June 11, 2007 (D.I. 538) (the “Unifi Order”). Only the Reclamation Settlement Claims shall be Allowed as Class 7 Claims, as each of the Claims that are the subject to the Reclamation Order and the Unifi Order has been disallowed as a Priority or Administrative Claim. Notwithstanding the impairment and voting rights of the holders of Class 7 – Reclamation Settlement Claims, the Debtors shall not exercise their right to seek cramdown of the Plan pursuant to section 1129(b) of the Bankruptcy Code (but does not waive such right except under the circumstances set forth in the Plan) in the event Class 7 accepts the Plan and Class 6 rejects the Plan and the Committee has filed an objection to confirmation of the Plan that is not withdrawn or otherwise resolved prior to or upon entry of the Confirmation Order. Nothing in the Plan shall be deemed to waive or impair the right of the Debtors to seek cramdown of the Plan should (a) Class 6 accept the Plan and one or more other Classes reject the Plan or (b) Class 6 rejects the Plan but the Committee has not filed an objection to confirmation of the Plan or such objection has been withdrawn or consensually resolved prior to entry of the Confirmation Order.

3.2.8 CLASS 8 –INTERESTS. This Class consists of the shareholder and equity Interests in DLWI. Class 8 is Impaired under the Plan and is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.2.9 ELIMINATION OF CLASSES. To the extent that any Class of Claims does not contain, as of the date of the Confirmation Hearing, at least one Allowed Claim, Disputed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, that Class shall be deemed deleted from the Plan for purposes of voting on or rejection of the Plan, for purposes of determining acceptances or rejection of the Plan by such Class under section 11 29(a)(8) of the Bankruptcy Code, and for the purposes of determining any Distributions made under the Plan.

3.3    TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES.

 3.3.1 ADMINISTRATIVE CLAIMS. Subject to the terms of the Plan and unless the holder of an Administrative Claim agrees to other, less-favorable treatment, Allowed Administrative Claims, other than Professional Fee Claims, shall be paid, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim: (a) in accordance with the terms and conditions under which such Administrative Claims arose, (b) pursuant to any agreement between the Debtors and such Creditor, (c) as otherwise provided by the Plan, or (d) in full in Cash as soon as reasonably practicable after the Effective Date. Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within twenty (20) Business Days after such Professional Fee Claims are approved by the Bankruptcy Court. Notwithstanding the preceding sentences, the Administrative Claims of the United States Trustee for fees pursuant to section 1 930(a)(6) of title 28 of the United States Code shall be paid in accordance with the applicable schedule for payment of such fees.

 3.3.2 PRIORITY TAX CLAIMS. Subject to the terms of the Plan and unless the holder of a Priority Tax Claim agrees to other, less-favorable treatment, Allowed Priority Tax Claims shall be paid, in the Merged Debtors’ sole discretion and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim: (a) pursuant to any agreement between the Debtors and such Creditor, (b) as otherwise provided by the Plan, or (c) in full in Cash as soon as reasonably practicable after the Effective Date.

 3.3.3 CLASS 1 – GMAC CLAIMS. As soon as reasonably practicable after the Effective Date, any outstanding Allowed GMAC Claims due and owing under the GMAC Credit Agreement, the GMAC Factoring Agreement, or the Final DIP Agreement shall be paid in full in Cash or as otherwise provided in the Final DIP Agreement in full satisfaction, settlement, release and discharge of and in exchange for such GMAC Claims, and upon such payment any liens, claims or encumbrances held by GMAC against Assets of the Debtors’ Estates or the Merged Debtors shall be fully and finally cancelled and released. Should the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, remain executory at the Effective Date, the Debtors or the Merged Debtors and GMAC shall continue to perform their obligations thereunder, subject to any and all rights of the Debtors and GMAC to terminate the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, in accordance with the terms thereof. Nothing in the Plan shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement. Notwithstanding the foregoing, the Debtors retain the right to object to the amount of all GMAC Claims and reserve and preserve any and all Causes of Action, claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law, as set forth in Exhibit C to the Plan.

3.3.4 CLASS 2 – GENERAL SECURED CLAIMS. At the option of the Debtors or the Merged Debtors, holders of Allowed Claims in this Class shall receive as soon as reasonably practicable after the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed General Secured Claim: (a) payment of the full amount of the respective holder’s Allowed General Secured Claim; (b) all Collateral in the possession of the Debtors or the Merged Debtors securing the respective holder’s Allowed General Secured Claim; or (c) such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing.

3.3.5 CLASS 3 – PRIORITY NON-TAX CLAIMS. As soon as reasonably practicable after the Effective Date, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Claim, shall either (a) be paid in full in Cash or (b) receive such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing. A Priority Non-Tax Claim that is a Disputed Claim shall be paid in the Allowed Amount of such Claim within twenty (20) Business Days subsequent to the entry of a Final Order pursuant to which such Claim becomes an Allowed Claim.

3.3.6 CLASS 4 – INDEMNIFICATION CLAIMS Upon the Effective Date, the Debtors shall assume all indemnification obligations arising under the Debtors’ Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents, the Delaware Corporate Code or other applicable law as set forth in Section 8.4 of the Plan. Because the Debtors and Merged Debtors are expressly assuming the indemnification obligations that are the subject to the Indemnification Claims, these obligations shall become the obligation of and, to the extent payable, shall be paid by the Merged Debtors after the Effective Date. Therefore, the holders of Class 4 – Indemnification Claims shall receive distribution on account of such Class 4 Claims to the extent such claimant is entitled to indemnification under Section 8.4 of the Plan.

3.4    TREATMENT OF IMPAIRED CLASSES.

3.4.1 CLASS 5 – CONVENIENCE CLAIMS. In consideration of the agreements, injunctions and releases set forth under the Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for their Claims against the Debtors, each holder of an Allowed Class 5 – Convenience Claim shall be paid, as soon as reasonably practicable after the Effective Date, a single distribution equal to twenty percent (20%) of its Allowed Class 5 – Convenience Claim, which distribution shall be in full and final satisfaction of such claimants’ rights to receive any distributions from the Debtors. After this single distribution, holders of Allowed Class 5 Claims shall receive no further distributions on account of their Class 5 Claims, except with respect to payment on a Disputed Class 5 Claims, as provided in Section 7.2 of the Plan.

3.4.2 CLASS 6 – GENERAL UNSECURED CLAIMS. Subject to the terms of the Plan and unless the holder of an Allowed General Unsecured Claim agrees to other, less-favorable treatment, on the Distribution Dates, each holder of an Allowed General Unsecured Claim shall receive, in consideration of the agreements, injunctions and releases set forth under the Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, such Allowed General Unsecured Claim’s Pro Rata share of the Assets after payment of all Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, GMAC Claims, General Secured Claims, Reclamation Settlement Claims, and the one-time distribution on account of Convenience Claims and net of applicable Reserved Funds. The Initial Distribution Date will be as soon as reasonably practicable after the Effective Date.

3.4.3 CLASS 7 – RECLAMATION SETTLEMENT CLAIMS. As soon as reasonably practicable after the Effective Date, the Reclamation Settlement Claims, in full satisfaction, settlement, release and discharge of and in exchange for such Reclamation Settlement Claims, shall be paid as set forth below. Other than the payments detailed below, the Reclamation Settlement Claims shall receive no other or further distributions under the Plan.

(a)  Parkdale America, LLC: $271,796.00 on account of its Claims allegedly entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code, which amount represents payment for one hundred percent (100%) of the agreed amount of invoices of Parkdale America, LLC for goods received by the Debtors in the twenty (20) days prior to the Petition Date; plus $49,287.41 on account of its Claims allegedly entitled to reclamation rights pursuant to section 546(c)(1) of the Bankruptcy Code, which amount represents payment for twenty-five percent (25%) of the agreed amount of invoices of Parkdale America, LLC for goods received by the Debtors between 21 and 45 days prior to the Petition Date.

(b)  Parkdale Mills, Inc.: $438,768.96 on account of its Claims allegedly entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code, which amount represents payment for one hundred percent (100%) of the agreed amount of invoices of Parkdale Mills, Inc. for goods received by the Debtors in the twenty (20) days prior to the Petition Date; plus $158,995.54 on account of its Claims allegedly entitled to reclamation rights pursuant to section 546(c)(1) of the Bankruptcy Code, which amount represents payment for twenty-five percent (25%) of the agreed amount of invoices of Parkdale Mills, Inc. for goods received by the Debtors between 21 and 45 days prior to the Petition Date.

(c)  C. H. Patrick & Company, Inc.: C.H. Patrick shall receive no distribution on account of any Claim filed in these Chapter 11 Cases in exchange for the releases provided under Section 5.3.4 of the Plan.

(d)  Mutual Releases. In consideration of the agreed distributions set forth in each of Sections 5.3.1 through 5.3.3 of the Plan, and the compromise of the Reclamation Settlement Claims and Reclamation Objection, the Debtors and each holder of a Reclamation Settlement Claim shall, as of the Effective Date and by and through the Confirmation Order, but subject to Section 5.3.5 of the Plan, forever waive and release any and all claims, rights, causes of action, Claims and Causes of Action held (i) by any of the Debtors against such holder of a Reclamation Settlement Claim and (ii) by such holder of a Reclamation Settlement Claim against any of the Debtors. Such releases shall include, without limitation, the release of any Avoidance Action held by any of the Debtors against each holder of a Reclamation Settlement Claim, as well as the release of any and all Claims held by a holder of a Reclamation Settlement Claim against any of the Debtors, whether filed, unfiled, liquidated, unliquidated, known or unknown, contingent or non-contingent.

(e) Payments on Reclamation Settlement Claims in Absence of Settlement. In the event the Debtors and the holder of one or more Reclamation Settlement Claims are unable to agree to settle the Reclamation Settlement Claims on the terms set forth in Section 5.3 of the Plan or as shall be agreed by the parties and set forth in an amended Plan (each an “Unsettled Claim”), the mutual releases set forth in Section 5.3.4 of the Plan shall not apply with respect to any such Unsettled Claim and each Unsettled Claim shall receive whatever treatment shall be set forth in the Order deciding the Reclamation Objection with respect to such Unsettled Claim or Claims. Without limiting the foregoing, should the Bankruptcy Court find that some or all of any Unsettled Claim is not entitled to priority, administrative or secured status under section 507 of the Bankruptcy Code, such Unsettled Claim or applicable portion thereof shall be a Class 6 – General Unsecured Claim. The Debtors reserve all rights, Claims and Causes of Action with respect to any Unsettled Claim including, without limitation, the right to seek disallowance or modification of such Unsettled Claim on any applicable basis.

 3.4.4 CLASS 8 - INTERESTS. The Common Stock shall be cancelled and extinguished on the Effective Date and holders of Class 8 – Interests shall not be entitled to and shall neither receive nor retain any property on account of such Interests.

3.5    IMPLEMENTATION OF THE PLAN.

 3.5.1 MERGER OF THE DEBTORS. Pursuant to section 1 123(a)(5) of the Bankruptcy Code, both DLWI and Marketing shall be merged into Delta Mills (the “Merged Debtors”), effective as of the Effective Date. Notwithstanding any requirements of otherwise applicable non-bankruptcy law, such merger shall be effective as of the Effective Date. Such merger shall not affect any Lien held against any of the Assets. Further, on the Effective Date, the Claims against each Debtor shall be treated as Claims against the Assets of the Merged Debtors, duplicate Claims filed against more than one Debtor (to the extent duplicative) and intercompany Claims shall be eliminated, and no claimant shall be allowed more than a single Claim arising from any one transaction. As set forth in Section 6.4.4 of the Plan and pursuant to section 1 123(a)(5) of the Bankruptcy Code, the Designated Officers shall have the authority to take any and all actions necessary to effect this merger notwithstanding any requirements of otherwise applicable non-bankruptcy law.

The Debtors believe that the merger of DLWI and Marketing into Delta Mills, and the accompanying pooling of the assets and liabilities of each of the Debtors, will not result in a material adverse affect upon any creditors of the Debtors, and believe that the proposed merger is in the best interest of each of the Debtors’ creditors. Delta Mills holds substantially all of the assets available for distribution in these cases. In addition, the vast majority of scheduled and filed Claims in these cases are Claims against Delta Mills. The Debtors believe the only valid scheduled or properly filed Claim against DLWI is the $315,200 claim (as of the Petition Date) of the North Carolina Department of Revenue (“NCDOR”). The only asset of DLWI is an Intercompany Claim of approximately $3.7 million against Delta Mills, as set forth in the Schedules. The only General Unsecured Claim greater than $1,000 scheduled or filed that could be asserted against Marketing is the Claim of its former landlord totaling $235,000.00, which Claim is actually filed against Delta Mills. The primary asset of Marketing is an Intercompany Claim against Delta Mills in an amount of approximately $2.4 million.

After discussions with the Creditors’ Committee, the Debtors believe there is a very real possibility of costly litigation regarding the characterization, allowance and amounts of these Intercompany Claims which have uncertain outcomes and could potentially delay and diminish distributions to holders of Allowed Claims. The Debtors also believe that, should the Debtors not merge and eliminate their respective Intercompany Claims, certain costs of these Chapter 11 Cases would need to be allocated among each Debtor and paid from the proceeds of any Intercompany Claims. Therefore, the Debtors believe that the payment of these relatively small priority (in the case of the NCDOR Claim) and general unsecured Claims against DLWI and Marketing, respectively, from a pool of assets primarily consisting of assets of Delta Mills, is in the best interest of all creditors of the Debtors.

3.5.2 LIQUIDATION OF RESIDUAL ASSETS. The Debtors or the Merged Debtors, through the Designated Officers, shall continue to market and liquidate the Residual Assets, for the highest and best consideration achievable in light of the circumstances, with or without further approval of the Bankruptcy Court in accordance where applicable with the Bidding Procedures. From and after the Effective Date, the Debtors or Merged Debtors shall not be required to seek or obtain authority of the Bankruptcy Court to sell any of the Residual Assets except (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order or Asset Purchase Agreement Between Delta Mills and Gibbs, the Beattie Plant. The Bidding Procedures shall govern any proposed sale of (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order or Asset Purchase Agreement Between Delta Mills and Gibbs, the Beattie Plant. Upon the liquidation of the Residual Assets, the Cash received on account of such sale or sales, net of any applicable Reserved Funds and amounts necessary to pay costs of the sale of such Residual Assets, to satisfy any Liens against such Residual Assets, and to pay the operating costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of the Plan.

3.5.3 COLLECTION OF ACCOUNTS RECEIVABLE. After the Petition Date, and in accordance with the Final Order (a) Authorizing Debtors to Obtain Interim Post-Petition Financing and Grant Security Interest and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 3 64(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing the Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88), GMAC served as factor for the Debtors and remitted the proceeds of the Debtors’ accounts receivable to the Debtors. On or about May 17, 2007, the Debtors received a notice of default from GMAC whereby GMAC purported to terminate the GMAC Credit Agreement and GMAC Factoring Agreement. GMAC has also filed an objection to the Disclosure Statement whereby GMAC objects to any request or requirement under the Plan that GMAC continue to factor any receivables of the Debtors after the Confirmation Date. The Debtors hope to reach a consensual agreement with GMAC regarding the post-confirmation collection of receivables if necessary. In the event GMAC does not continue to factor the Debtors’ receivables after the Confirmation Date, the Merged Debtors will use their best efforts to pursue such collections. The Cash received from GMAC on account of such collections, net of any amounts necessary to compensate GMAC pursuant to the GMAC Factoring Agreement, if applicable, and to pay the costs of the Estates or the Merged Debtors shall be distributed to holders of Claims according to the terms of the Plan. To the extent accounts receivable are collected directly by the Merged Debtors, such Cash, net of applicable Reserved Funds and the costs of such collection, shall also be distributed to holders of Claims according to the terms of the Plan. Nothing in the Plan shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement. Notwithstanding the foregoing, the Debtors reserve and preserve any and all claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law, as set forth in Exhibit C to the Plan.

3.5.4 DESIGNATED OFFICERS; INSURANCE, ETC..

(a)  Appointment. Pursuant to the Confirmation Order or other Order of this Bankruptcy Court, the Designated Officers shall be appointed to wind up the affairs of the Debtors or the Merged Debtors and make distributions under the Plan. The Designated Officers will be vested with the corporate power and authority that would otherwise be vested in the Debtors’ or Merged Debtors’ boards of directors and shareholders pursuant to section 303 of the Delaware Corporate Code. The Designated Officers’ appointment shall terminate upon the entry of a Final Decree and the dissolution of the Merged Debtors.

(b)  The Designated Officers. From and after the Effective Date, those Persons appointed as the Designated Officers shall serve as the Designated Officers until death, resignation, or discharge. Any Designated Officer, other than the Chief Designated Officer, may resign on ten (10) business days’ notice to the Chief Designated Officer (subject, however, to the obligations to provide an aggregate of sixty (60) hours of consulting services to the Merged Debtors at no cost to the Merged Debtors, should such Designated Officer have chosen “Option Two” under the Executive Settlement Agreement), or be removed by the Chief Designated Officer upon ten (10) business days’ notice to such Designated Officer (in which event, in the case of a Designated Officer who has chosen “Option Two” under the Executive Settlement Agreement, the Designated Officer shall have no obligation to compensate the Estate for any of the aggregate sixty (60) hours of no-cost consulting services that had not been provided by that Designated Officer by the date of termination). In the event of a vacancy in the position of the Chief Designated Officer, the Bankruptcy Court shall appoint a replacement. In the event of a vacancy in the position of any other Designated Officer, the vacancy need not be filled. The following Persons shall be the Designated Officers as of the Effective Date: (a) William F. Garrett, (b) William H. Hardman, Jr., and (c) Donald C. Walker; and the Chief Designated Officer as of the Effective Date shall be Leon Szlezinger.

(c)  Duties of the Designated Officers. The duties of the Designated Officers, individually and collectively, under the Confirmation Order or other Order of this Bankruptcy Court and the Plan on behalf of the Merged Debtors shall include, without limitation, the following: (a) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to wind up the affairs of the Debtors; (b) the investment of the Cash; (c) to the extent consistent with the terms of the Plan, the pursuit of objections to, estimations of and settlements of Claims, regardless of whether any such Claim is listed in the Schedules; (d) the prosecution, settlement or abandonment of any Cause of Action of the Estates not otherwise released under the Plan; (e) the calculation and distribution of all distributions to be made under the Plan to holders of Allowed Claims; (f) the preparation and filing of all required tax returns and operating reports and paying of taxes and all other obligations on behalf of the Estates, if any; (h) the payment of fees pursuant to 28 U.S.C. § 1930 incurred after the Effective Date until the closing of the Chapter 11 Cases; (i) such other responsibilities as may be vested in the Designated Officers pursuant to the Plan, the Confirmation Order, or other Orders, or as otherwise may be necessary and proper to carry out the provisions of the Plan; and (j) if and when appropriate, seeking entry of a Final Decree. More specifically, Leon Szlezinger shall have overall authority and responsibility for all post-Effective Date matters related to the Merged Debtors and shall, to the extent necessary, resolve any disagreements among the Designated Officers.

(d)    Powers of the Debtors, the Merged Debtors, and the Designated Officers. The powers of each of the Designated Officers shall include, without limitation and without further Bankruptcy Court approval, all the powers afforded a “designated officer” under section 303 of the Delaware Corporate Code, such that those actions taken by any of the Debtors or the Merged Debtors and approved by any of the Designated Officers will have the same effect as if exercised and taken by unanimous action of the directors and stockholders of the Debtors or Merged Debtors. Such powers shall expressly include, without limitation, the power to effectuate the merger of the Debtors set forth in Section 6.1 of the Plan, above, and the power to effectuate the dissolution of the Merged Debtors, as set forth in Section 6.4.4(o) of the Plan, below. In the event of a disagreement on a proposed action among the Designated Officers, the Chief Designated Officer shall decide. The Merged Debtors will retain all their rights and powers, without further order of the Bankruptcy Court, under the Bankruptcy Code and under the Delaware Corporate Code, including but not limited to each of the following:

(i)  To maintain accounts, to make distributions to holders of Allowed Claims provided for or contemplated by the Plan; and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate Reserved Funds;

(ii)  To litigate to judgment, settle or withdraw any objection to Claims pending on the Confirmation Date, and to object to those Administrative Claims arising on or after December 15, 2006 through the Confirmation Date;

(iii)  To enforce the Debtors’ or Merged Debtors’ rights as related to the Pre-Confirmation Sales Orders; the Asset Purchase Agreement Between Delta Mills and Fox; the Asset Purchase Agreement Between Delta Mills and Greystone; the Asset Purchase Agreement Between Delta Mills and Schwarz; and the Asset Purchase Agreement Between Delta Mills and Atkins;

(iv)  To sell the Residual Assets as necessary or desirable in their sole and absolute discretion and, to the extent applicable, in accordance with the Bidding Procedures;

(v)  To execute any and all documents and perform any and all acts necessary and appropriate to consummate the sale of any of the Residual Assets;

(vi)  To make decisions regarding the retention or engagement of Professionals, employees, independent contractors and consultants and to pay the fees and charges incurred by the Designated Officers on or after the Effective Date for fees and expenses of Professionals, disbursements, expenses or related support services relating to the winding down of the Merged Debtors and implementation of the Plan;

(vii)  To (a) seek a determination of tax liability under section 505 of the Bankruptcy Code, (b) pay taxes, if any, related to the Debtors or Merged Debtors or the sale of non-Cash Assets of the Debtors or Merged Debtors, (c) file, if necessary, any and all tax and information returns, (d) make tax elections, and (e) pay taxes, if any, payable by the Estates;

(viii)  To invest Cash as deemed appropriate in Eligible Investments;

(ix)  To collect any accounts receivable or other claims of the Debtors or Merged Debtors or the Estates not otherwise disposed of pursuant to the Plan or the Confirmation Order;

(x)  To implement and/or enforce all provisions of the Plan, including entering into any agreement or executing any document required by or consistent with the Plan and the Confirmation Order and perform all of the Debtors’ and the Merged Debtors’ obligations thereunder;

(xi)  To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization (as such term is described in Internal Revenue Code section 501 (c)(3), whose contributions are deductible under Internal Revenue Code section 170) of their choice, any Assets that are of no benefit to the Estates, including any Cash remaining after Final Distributions to holders of Allowed Claims under the Plan;

(xii)  To prosecute and/or settle and/or abandon the Causes of Action, to the extent preserved on Exhibit C to the Plan, and exercise, participate in or initiate any such proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment (and if desired, appeal) such actions;

(xiii)  To retain, or cancel and cash out (except with respect to coverage for directors and officers of the Debtors or Merged Debtors), any and all insurance policies of the Debtors or Merged Debtors providing coverage with respect to Claims and purchase or create and carry all insurance policies and pay all insurance premiums and costs the Debtors or Merged Debtors deem necessary or advisable;

(xiv)  To collect, liquidate and/or distribute all Assets pursuant to the Plan and the Confirmation Order and administer the winding down of the Debtors’ or Merged Debtors’ affairs;

(xv)  To dissolve, without any further board of director, stockholder, or other approval, and without compliance with any requirements of otherwise applicable non-bankruptcy law, the Merged Debtors at any time after the Final Distribution Date;

(xvi)  To take any and all actions necessary to effect the merger of the Debtors and/or the dissolution of the Merged Debtors;

(xvii)  To take all other actions not inconsistent with the provisions of the Plan which the Debtors or Merged Debtors deem reasonably necessary or desirable with respect to administering the Plan; and

(xviii)  To exercise such other powers as may be vested in or assumed by the Debtors or the Merged Debtors pursuant to the Plan, the Confirmation Order, or other Orders or as may be necessary and proper to carry out the provisions of the Plan.

(e)    Liability of Designated Officers.

(i)  Standard of Care; Exculpation. In addition to the exculpation provided under the Plan, no Designated Officer shall be personally liable in connection with affairs of the Merged Debtors to any holder of a Claim or Interest, or to the Debtors or Merged Debtors, or any other Person, except for any acts or omissions of that Designated Officer as shall constitute fraud, willful misconduct or gross negligence. Every act done, power exercised or obligation assumed by the Designated Officer(s) pursuant to the provisions of the Plan or the Confirmation Order shall be held to be done, exercised or assumed, as the case may be, by the Merged Debtors acting in a fiduciary capacity and not otherwise, and every Person contracting or otherwise dealing with the Designated Officers shall look only to the Assets of the Merged Debtors for payment under such contract or payment of any money that may become due or payable under any obligation arising under the Plan or the Confirmation Order, in whole or in part, and the Designated Officers shall not be individually liable therefor.

(ii)  Indemnification. Except as otherwise set forth in the Plan or the Confirmation Order, the Designated Officers and Mesirow Financial Interim Management, LLC shall be defended, held harmless and indemnified from time to time by the Merged Debtors against any and all losses, Claims, costs, expenses and liabilities (including reasonable attorneys’ fees, disbursements and related expenses) to which the Designated Officer(s) may be or become subject by reason of such Designated Officer’s execution in good faith of his duties pursuant to the discretion, power and authority conferred on such person by the Plan or the Confirmation Order, including, without limitation, service as an officer or director or liquidating trustee of any subsidiary of a Debtor (including of or with respect to the former subsidiary Nautilus International, Inc.), or, in the case of Mesirow Financial Interim Management, LLC, its provision of assistance to the Designated Officers in connection with the Plan; provided, however, that the indemnification obligation arising pursuant to Article 6 of the Plan shall not indemnify any Designated Officer or Mesirow Financial Interim Management, LLC for any actions taken by such Designated Officer or Mesirow Financial Interim Management, LLC that constitute bad faith, willful misconduct, gross negligence, willful disregard of his duties or willful material breach of the Plan or the Confirmation Order or any other form of personal liability not incurred in the Designated Officer’s capacity as the Designated Officer under the Plan or not incurred in Mesirow Financial Interim Management, LLC’s capacity providing assistance to the Designated Officers in connection with the Plan, as applicable. Satisfaction of any obligation of the Merged Debtors arising pursuant to the terms of Article 6 of the Plan shall be payable only from the Assets of the Merged Debtors, and may be advanced prior to the conclusion of such matter, and such right to payment shall be prior and superior to any other rights to receive a distribution of the Assets of the Merged Debtors.

(iii) Reliance by Designated Officers on Documents, Mistake ofFact or Advice of Counsel. Except as otherwise provided in the Plan or the Confirmation Order, a Designated Officer may rely, and shall be protected from liability for acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Designated Officer to be genuine and to have been presented by an authorized party. Also, a Designated Officer shall not be liable if he or she acts based on a mistake of fact before having actual knowledge of any event. A Designated Officer shall not be liable for any action taken or sufferance by the Designated Officer in reasonably relying upon the advice of counsel or other Professional engaged by the Merged Debtors in accordance with the Plan or the Confirmation Order.

(f)    Insurance. The Designated Officers shall cause the Merged Debtors to continue in force, purchase and extend the coverage period of directors and officers liability insurance with regard to any liabilities, losses, damages, claims, costs and expenses they or any current or former officer or director of any of the Debtors may incur, including but not limited to attorneys’ fees, arising out of or due to the actions or omissions of any of them or the consequences of such actions or omissions, including, without limitation, service as an officer or director or liquidating trustee of any subsidiary of a Debtor (including of or with respect to the former subsidiary Nautilus International, Inc.), other than as a result of their willful misconduct or fraud. Each such policy shall cover each Designated Officer, as well as each former and present officer or director of any of the Debtors. The Debtors and the Creditors’ Committee are discussing appropriate levels of insurance coverage.

(g)    Compensation of the Designated Officers. From and after the Effective Date, and unless otherwise provided pursuant to Final Order of the Bankruptcy Court, the Designated Officers shall be compensated for their services rendered to the Merged Debtors as set forth below and shall be entitled to reimbursement of expenses incurred:

i.  Chief Designated Officer: $690.00 per hour, with $5,000.00 per month minimum compensation and a maximum annual compensation of $100,000.00 per year.

ii.     William F. Garrett: $240.00 per hour.

iii.    William H. Hardman, Jr.: $89.00 per hour.

iv.     Donald C. Walter: $81.00 per hour.

(h)    Termination of the Designated Officers’ Appointment. The Designated Officers’ appointment shall terminate upon the entry of a Final Decree and dissolution of the Merged Debtors unless a Designated Officer has otherwise resigned or been removed as set forth in Section 6.4.2 of the Plan.

3.5.5 SALE FREE AND CLEAR OF LIENS. Unless otherwise agreed by the Debtors or the Merged Debtors and the transferee of a particular Asset in writing, the sale or other disposition of any Assets by the Debtors or the Merged Debtors in accordance with the Plan, the Confirmation Order, and/or the Bidding Procedures, after the Effective Date shall, pursuant to applicable law, including without limitation sections 105, 363, 365, 1123, 1129, 1141, 1142, and 1146(c) of the Bankruptcy Code, be free and clear of any and all Liens, Claims, Interests and encumbrances.

3.5.6 TRANSFER TAXES. Any transfer of all or any portion of the Assets pursuant to the Plan shall constitute a “transfer under a plan” within the purview of section 1146(a) of the Bankruptcy Code and shall not be subject to any stamp tax or similar tax.

3.5.7 AVOIDANCE ACTIONS AND CAUSES OF ACTION. As of the Effective Date, the exclusive right to pursue, waive or release any existing or potential Avoidance Actions and Causes of Action, to the extent not waived or released by the Plan or not otherwise waived or released by the Debtors or the Merged Debtors pursuant to any Final Order, shall be reserved to the Merged Debtors.

3.5.8 EFFECTIVE DATE. On the Effective Date, the Merged Debtors, through their Designated Officers, as agent thereof, shall have the rights and powers set forth in the Plan in order to carry out and implement the purposes and intent of the Plan.

3.5.9 RECORDS. The Designated Officers shall maintain all originals and/or copies of available documents and business records of the Merged Debtors that would otherwise be retained in accordance with the Debtors’ pre-petition document retention policy and to the extent they exist and are in the Merged Debtors’ possession, until the earlier of: (a) the entry of a Final Decree; or (b) six years from the filing of the Debtors’ final tax returns. Thereafter, said records may be destroyed or otherwise disposed without further notice or Bankruptcy Court approval. If the Designated Officers seek to destroy or otherwise dispose of any records of the Estates prior to the time periods set forth in the Plan, the Designated Officers shall be entitled to do so upon an Order obtained on motion on twenty (20) days notice to the Debtors’ Bankruptcy Rule 2002 service list or such shortened notice as approved by the Bankruptcy Court.

3.5.10 RESIGNATION OF DIRECTORS AND OFFICERS. On the Effective Date, upon the appointment of the Designated Officers, the respective members of the Debtors’ boards of directors and the officers of the respective Debtors shall be deemed to have resigned.

3.5.11 POST-CONFIRMATION BUDGET. To the extent practicable, the Post-Confirmation Budget shall govern the expenditures made by the Merged Debtors after the Confirmation Date. If necessary, the Merged Debtors may subsequently increase the Post-Confirmation Budget by up to ten percent (10%) in the aggregate without further Order. Should the Merged Debtors wish to increase the Post-Confirmation Budget by more than ten percent (10%) in the aggregate, the Merged Debtors may do so only upon request to and approval of the Bankruptcy Court.

3.6    FUNDING AND DISBURSEMENTS.

3.6.1 NO DISBURSING AGENT. The Merged Debtors shall make all distributions under the Plan on account of Allowed Claims against the Debtors. As soon as reasonably practicable after the Effective Date, the Merged Debtors shall make distributions on account of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Class 1 – GMAC Claims, Allowed Class 2 – General Secured Claims, Allowed Class 3 – Priority Non-Tax Claims, Allowed Class 4 – Indemnification Claims, Allowed Class 5 – Convenience Claims; and Allowed Class 7 – Reclamation Settlement Claims directly to the holders of such Claims. All other distributions or payments under the Plan shall be made by the Merged Debtors pursuant to the terms of the Plan and the Confirmation Order. The Merged Debtors shall not be required to give any bond or surety for the performance of their duties.

3.6.2 RESERVES – PAYMENT OF DISPUTED CLAIMS. The Reserved Funds, including the Administrative Claim Reserve and the Disputed Claims Reserve, shall be segregated and held by the Merged Debtors on and after the Effective Date for, among other things, the payment of projected expenses of the Merged Debtors after the Confirmation Date as set forth in the Post-Confirmation Budget as well as the portion of the Allowed Administrative Claims and Allowed Professional Fee Claims for which allowance by the Bankruptcy Court is pending or which are Disputed Claims. If an Administrative Claim or Professional Fee Claim for which allowance is pending becomes an Allowed Claim, such Claim shall be paid by the Merged Debtors from the Reserved Funds within twenty (20) days thereafter and to the extent that any such pending Administrative Claim or Professional Fee Claim becomes an Allowed Claim. If a portion of an Administrative Claim or a Professional Fee Claim is a Disputed Claim, the disputed portion of such Administrative Claim or Professional Fee Claim shall be paid in full in the same manner as provided in Article 7 of the Plan with respect to Allowed Administrative Claims and Professional Fee Claims within twenty (20) days after and to the extent that such Disputed Claim becomes an Allowed Administrative Claim or an Allowed Professional Fee Claim, as the case may be. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Administrative Claim Reserve or Disputed Claims Reserve, as appropriate, shall be reduced accordingly.

3.6.3 CASH PAYMENTS. Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Merged Debtors shall determine in their sole discretion.

3.6.4 SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Merged Debtors to make payments pursuant to the Plan to holders of Allowed Claims against the Debtors shall be obtained from (a) Cash balances of the Estates, including Cash from any and all sales of Assets and (b) the liquidation of the remaining Residual Assets.

3.6.5 DISTRIBUTION FOR ALLOWED CLAIMS. Except as otherwise provided in the Plan, the Confirmation Order, or as otherwise ordered by the Bankruptcy Court, distributions to holders of Allowed Claims shall be made as soon as practicable after the Effective Date, or if Allowed after the Effective Date, on the next Distribution Date. Any payment or distribution required to be made under the Plan that falls on a date that is not a Business Day shall be made on the next succeeding Business Day. Subsequent distributions after the Initial Distribution to Allowed Class 6 Claims shall be made when the Merged Debtors determine, in their sole discretion, that they hold enough Cash, net of applicable Reserved Funds, to justify making another distribution to holders of Allowed Class 6 Claims.

(a)  Delivery of Distributions to Holders of Allowed Claims. Distributions to holders of Allowed Claims shall be made at the address set forth in the Schedules unless such addresses are superseded by proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 or at the last known address of such holders if the Merged Debtors have been notified in writing of a change of address. If the distribution to any holder of an Allowed Claim is returned to the Merged Debtors as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held by the Merged Debtors and otherwise treated in accordance with Sections 7.7 and 7.8 (as applicable) of the Plan.

(b)  Delivery of Distribution to Holders of Senior Note Claims. Distributions to holders of Senior Note Claims shall be made to the address of the Indenture Trustee, regardless of whether a proof of Claim is filed by a holder of a Senior Note Claim. The Indenture Trustee shall be responsible for remitting the distributions to holders of Senior Note Claims, which shall occur within ten (10) days of receipt of the distributions by the Indenture Trustee or as soon thereafter as reasonably practicable.

3.6.6 DISTRIBUTIONS BY THE MERGED DEBTORS. After the Initial Distribution, the Merged Debtors shall not be obligated to make a distribution that would impair their ability to pay expenses incurred or reasonably expected to be incurred.

3.6.7 UNDELIVERABLE DISTRIBUTIONS. If any distribution to the holder of an Allowed Claim that has been sent by the Merged Debtors to the address set forth on the proof of claim with respect to such Claim or, in the event no proof of claim has been filed, an address on the Debtors’ books in accordance with Article 7 of the Plan is returned to the Merged Debtors as undeliverable, no further distributions to such holder of an Allowed Claim shall be made unless and until the Merged Debtors are notified by such holder of an Allowed Claim of its then current address, at which time all missed distributions shall be made to such holder of an Allowed Claim, without interest within ten (10) business days of the Merged Debtors’ receipt of such notification (subject to the other provisions of Section 7.7 of the Plan). Pending the Merged Debtors’ receipt of such current address and subject to the provisions of Section 7.7 of the Plan, all missed distributions shall be maintained by the Merged Debtors. Any holder of an Allowed Claim that does not provide a current address for an Undeliverable Distribution to the Merged Debtors within ninety (90) days after the date on which a distribution was deliverable to such holder of an Allowed Claim shall thereafter be treated as though such Allowed Claim has been disallowed. Upon the expiration of any such ninety-day period, the unclaimed distribution shall be made available for distribution to the holders of Allowed Claims, and no further distributions shall be made to such Allowed Claim and such holder’s Allowed Claim shall thereafter be treated as though such Claim has been disallowed. Under no circumstances shall any Undeliverable Distribution be subject to the escheat laws of any state.

3.6.8 UNCLAIMED PROPERTY. Holders of Allowed Claims shall have ninety (90) days from the check date to negotiate any distribution checks. Otherwise, any payment on such checks shall be stopped and the corresponding funds shall be made available for distribution to the holders of Allowed Claims. In the event that an Allowed Claim’s payment from a distribution has become available for distribution to the holders of Allowed Claims under Section 7.8 of the Plan, the holder of such Claim shall thereafter be treated as though such Allowed Claim has been Disallowed and shall not be entitled to such forfeited distribution or any other distributions under any circumstances. Under no circumstances shall any such distribution be subject to the escheat laws of any state.

3.6.9 DISTRIBUTION RECORD DATE. The Merged Debtors shall not be required to make distributions to any alleged holders of Allowed Claims except the holders of such Claims as they exist one day prior to the Effective Date. The Debtors shall not be required to recognize any transfer of Claims occurring on or after one day prior to the Effective Date.

3.6.10 DE MINIMIS DISTRIBUTIONS. The Merged Debtors shall not be required to make any interim distribution in an amount less than $25.00 to any holder of an Allowed Class 6 Claim. To the extent that such a distribution shall be called for as part of any interim distribution, the Merged Debtors shall establish a reserve for all distributions in the amount of less than $25.00 and shall, when and if the holder of a Claim is entitled to a distribution of $25.00 or more, make such a distribution at such time. The Merged Debtors shall not be required to make any Final Distribution of less than $5.00, and all monies otherwise payable in such amount shall be paid to the other holders of Allowed Claims, in accordance with the terms of the Plan and the Confirmation Order.

3.6.11 FULL AND FINAL SATISFACTION. The aggregate of all distributions upon each Claim made pursuant to the Plan shall be in full and final satisfaction, settlement and release of such Claim, except as otherwise provided in the Plan.

3.6.12 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

3.7    EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

3.7.1 Executory Contracts and Unexpired Leases. Except as otherwise provided in the Plan or the Confirmation Order, effective upon the date of Confirmation of the Plan, all Executory Contracts which have not otherwise been rejected by the Debtors prior to the Effective Date are hereby rejected under the Plan, except: (a) any Executory Contract that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such Executory Contract shall automatically be rejected as if rejected hereunder as of the Effective Date; (b) all Executory Contracts assumed by Order entered before the Confirmation Date and not subsequently specifically rejected pursuant to an Order; (c) any Executory Contract set forth on Exhibit B of the Plan, which shall be either assumed (if so noted on Exhibit B of the Plan) or deemed rejected by the Merged Debtors on the date set forth on Exhibit B, and (d) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not an Executory Contract that is later determined by the Bankruptcy Court to be an Executory Contract that is subject to assumption or rejection under section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within thirty (30) days of any such determination. Any Order entered after the Confirmation Date, after notice and hearing, authorizing the rejection of an Executory Contract shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such Order were entered prior to the Confirmation Date.

3.7.2 Rejection Damage Claims. Persons who are parties to Executory Contracts that are rejected and who timely claim damages by reason of such rejection shall become holders of Class 6 – General Unsecured Claims and shall be treated in the same manner as other holders of Class 6 – General Unsecured Claims. ALL REJECTION DAMAGE CLAIMS SHALL BE FILED ON OR BEFORE THE LATER OF (A) THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF ANY REJECTION OF SUCH EXECUTORY CONTRACT, INCLUDING THE EFFECTIVE DATE OF REJECTION FOR CONTRACTS LISTED ON EXHIBIT B OF THE PLAN, OR (B) THE APPLICABLE BAR DATE, OR SHALL BE FOREVER BARRED.

3.7.3 Objections to Rejection Damage Claims. Objections to Rejection Damage Claims shall be filed by the Debtors or the Merged Debtors with the Bankruptcy Court prior to the later of (i) the Claims Objection Deadline and (ii) thirty (30) days after the filing of any such Rejection Damage Claim. Said objections shall be served upon the holder of the Rejection Damage Claim to which such objection is made.

3.7.4 Advancement and Indemnification Obligations. Any and all advancement and indemnification obligations of the Debtors shall be rejected as of the Effective Date of the Plan, to the extent executory, other than (a) those advancement and indemnification obligations arising under the respective Debtors’ articles or certificate of incorporation or bylaws, including, without limitation, any advancement or indemnification obligation with respect to the service of any present or former officer or director of any Debtor as an officer or director or liquidating trustee of any subsidiary of a Debtor (including of or with respect to the former subsidiary Nautilus International, Inc.), (b) those advancement and indemnification obligations arising under applicable corporate law and (c) those advancement and indemnification obligations provided for by the Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document entered into in connection with the Plan, including but not limited to those obligations set forth in Section 6.4.5.2 of the Plan, each of which shall be assumed (collectively, the “Advancement Obligations”). From and after the Effective Date, the Merged Debtors shall honor the Advancement Obligations with respect to attorneys’ fees and expenses incurred by any of the Debtors’ present or former officers and directors related to any claims or causes of action asserted against any of such present or former officers and directors including, without limitation, Causes of Action asserted by the Committee, any Designated Officer, any of the Debtors or the Merged Debtors. Any such advancement or reimbursement that is undisputed shall be made promptly upon receipt by the Merged Debtors of a request for payment or reimbursement of such attorneys’ fees or expenses; provided, however, that the Merged Debtors shall not dispute any reasonable request under the Advancement Obligations. The Bankruptcy Court shall have exclusive jurisdiction to resolve any dispute regarding the Advancement Obligations. Further, the Merged Debtors shall include within the Reserved Funds a cash reserve reflective of potential and (if applicable) asserted claims against any of such present or former officers and directors and related attorneys’ fees and expenses, in an amount to that will likely be between $250,000 and $1,750,000, but in any event sufficient to cover any aggregate amount sought or that may be sought against any such present or former officer or director plus anticipated attorneys’ fees and expenses of any of such present or former officers and directors, which amount shall be reserved, replenished as used, and available for purposes of advancement and indemnification of any and all fees, expenses and liabilities incurred by any of the Debtors’ present or former officers and directors in connection with any investigation, assertion, prosecution, or settlement of any rights, Causes of Action or Potential Causes of Action preserved on Exhibit C to the Plan against any of the Debtors’ present or former officers and directors, including but not limited to the Designated Officers. The Creditors’ Committee does not agree at this time that an entirely cash reserve is appropriate or required, and this issue remains subject to discussion and negotiation between the Debtors and the Creditors’ Committee. The Merged Debtors shall join in any request made by any present or former officer or director for approval or authorization by any court of competent jurisdiction (to the extent such court approval or authorization is required) of indemnification and payment of any attorneys’ fees, expenses and liabilities incurred by any such present or former officer or director so long as the act or omission at issue was not the result of fraud or willful misconduct on the part of such officer or director.

3.8    DEBTORS’ CONTINUED EXISTENCE AFTER CONFIRMATION.

3.8.1 WIND-UP OF AFFAIRS. Subsequent to the Effective Date, the Designated Officers shall wind up the affairs of the Merged Debtors. Any of the Designated Officers may dissolve the Merged Debtors at any time after the Final Distribution Date.

3.9    RESOLUTION OF CLAIMS AND INTERESTS.

3.9.1 BAR DATES.

(a)      The First Bar Date Order. As fixed by the First Bar Date Order, the Bar Date is February 1, 2007, at 4:00 p.m. (ET) for Claims arising prior to the Petition Date and Administrative Claims that arose prior to December 15, 2007, provided, however, the Bar Date for governmental units, as set forth in section 101(27) of the Bankruptcy Code, is April 11, 2007, at 4:00 p.m. (ET). In addition, the First Bar Date Order allows for the fixing of a special Bar Date for certain creditors in the event such creditors are given notice of the Bar Date at a later date. Special Bar Dates of April 9, 2007, and April 11, 2007, were established for certain workers’ compensation claimants.

(b)  The Second Bar Date Order. Pursuant to the Second Bar Date Order, the Bar Date for those Administrative Claims that arose after December 15, 2006, through the Confirmation Date shall be twenty-five (25) days after the Confirmation Date.

(c)  Bar Dates for Executory Contracts and Unexpired Leases. Pursuant to the First Bar Date Order, Claims related to the rejection of any executory contract or lease shall have thirty (30) days after the entry of an order authorizing the Debtors’ rejection of such contract or lease or, with respect to any executory contract or unexpired lease rejected pursuant to the Rejection Procedures Order, the later of (i) the Bar Date established by the First Bar Date Order and (ii) thirty (30) days after the effective date of the rejection pursuant to the Rejection Procedures Order in which to file a proof of Claim for damages related to such rejection. As set forth in Section 8.2 of the Plan, a Claim arising from any rejection of an executory contract or unexpired lease that is effectuated through the Plan must be filed on or before thirty (30) days after the effective date of such rejection or shall be forever barred.

3.9.2 FAILURE TO FILE PROOF OF CLAIM. Except as otherwise provided in the Plan or the Confirmation Order, the holder of a Claim that HAS NOT FILED a proof of Claim in accordance with the Bar Date Orders shall be barred from participating in the Plan or obtaining a distribution hereunder unless the Claim is an Allowed Claim listed in the Schedules and, if such holder of a Claim holds a prepetition Claim, such holder shall be barred from voting to accept or reject the Plan.

3.9.3 OBJECTIONS TO CLAIMS. As of the Effective Date, the exclusive right to object to the allowance of any Claim (to the extent the Claims Objection Deadline has not passed) is hereby reserved to the Merged Debtors. Unless otherwise ordered by the Bankruptcy Court, objections to Claims may be litigated to judgment, settled or withdrawn, as determined by the Merged Debtors in their sole discretion.

3.9.4 CLAIMS OBJECTION DEADLINES. For those Claims subject to the Bar Date of February 1, 2007, the Claims Objection Deadline shall be one Business Day prior to the date on which the Bankruptcy Court enters an Order approving the Disclosure Statement. For those Claims subject to any subsequently occurring Bar Dates, the Claim Objection Deadline shall be sixty (60) days after the applicable Bar Date. With respect to any Claim filed after the applicable Bar Date, the Claims Objection Deadline shall be thirty (30) days after entry of a Final Order of the Bankruptcy Court deeming such Claim to be timely filed. Notwithstanding the foregoing, the Debtors reserve and preserve any and all claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law, as set forth in Exhibit C to the Plan. Notwithstanding the Claims Objection Deadlines set forth in the Plan, the Claims Objection Deadline with respect to Claims subject to the 502(d) Objection and the Amended Schedule Claims shall be 180 days from the Effective Date, subject however, to the right of the Merged Debtors to request an extension of such Claims Objection Deadline from the Bankruptcy Court. With respect to this Claims Objection Deadline, the Merged Debtors shall be allowed, without limitation, to amend, supplement, clarify, or file a new objection with respect to (i) those Claims subject to the 502(d) Objection and (ii) the Amended Schedule Claims up to and including such Claims Objection Deadline.

3.9.5 DISPUTED CLAIMS. Distributions shall not be made with respect to any Disputed Claim until Allowed by a Final Order. The Merged Debtors shall establish the Disputed Claims Reserve upon the availability of funds (and, if necessary, subsequently increase the Disputed Claims Reserve from time to time) by reserving the amount of Cash or other property that would otherwise be estimated for distribution to holders of (a) Disputed Claims or contingent Claims, if such Claims had been undisputed or noncontingent Claims on the Effective Date, pending, as applicable, (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of distribution or (iii) the realization of the contingencies, and (b) unliquidated Claims, if such Claims had been liquidated on the Effective Date, such amount to be estimated by the Bankruptcy Court for distribution purposes or set, in absence of such estimation, by the Debtors or the Merged Debtors as estimated in good faith to be sufficient to satisfy such unliquidated Claims upon such Claims’ (x) allowance, (y) estimation for purposes of distribution, or (z) liquidation, pending the occurrence of such estimation, allowance, or liquidation of all such Disputed Claims, or as otherwise ordered by the Bankruptcy Court. Without further Order, the Merged Debtors may eliminate the portion of the Disputed Claims Reserve attributable to any Claim upon its disallowance or other resolution and may, if necessary, increase the Disputed Claims Reserve from time to time. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Disputed Claims Reserve shall be reduced accordingly.

3.9.6 ALLOWANCE OF CLAIMS. Except as otherwise provided in the Plan, each Claim filed or scheduled as of the Confirmation Date as to which the applicable Claims Objection Deadline has passed and that is not subject to (i) a pending objection to such Claim; (ii) a pending motion to reflect that such Claim has been satisfied; or (iii) an Order allowing or disallowing such Claim in whole or in part shall be, through the Plan and Confirmation Order and without the need for further Order, Allowed as filed or scheduled as of the Confirmation Date.

3.10         THE CREDITORS’ COMMITTEE.

3.10.1 DISSOLUTION OF CREDITORS’ COMMITTEE. From and after the Effective Date, the Creditors’ Committee shall be dissolved and shall have no further rights or obligations and the appointments of its members shall be terminated.

3.11         VESTING OF ASSETS.

Except as otherwise explicitly provided in the Plan, on the Effective Date all of the Assets comprising the Estates, including, without limitation, those Causes of Action preserved under the Plan by their inclusion on Exhibit C to the Plan, shall revest in the Merged Debtors to the same extent such Assets were held by the Estates, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of Creditors and Interest holders (other than as expressly provided in the Plan). As of the Effective Date, the Merged Debtors may use, acquire, and dispose of property and settle and compromise Claims subject only to those restrictions expressly imposed by the Plan and the Confirmation Order and without further notice or Bankruptcy Court approval.

3.12         CONDITIONS PRECEDENT TO CONFIRMATION ANDCONSUMMATION OF PLAN.

3.12.1 CONDITIONS TO CONFIRMATION. The following are conditions precedent to the occurrence of the Confirmation Date: (a) the entry of an Order finding that the Disclosure Statement contains adequate information with the meaning of section 1125 of the Bankruptcy Code and (b) the entry of a Confirmation Order in a form and substance reasonably acceptable to the Debtors.

3.12.2 CONDITIONS TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date, each of which must be waived or satisfied in accordance with the Plan:

(i)  The Confirmation Order shall have been entered and become enforceable pursuant to Bankruptcy Rule 7052 and shall not be the subject of a stay under Bankruptcy Rule 7062 and shall authorize and direct the Merged Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the instruments, releases, and other agreements or documents created in connection with the Plan;

(ii)  All Plan exhibits shall be in a form and substance reasonably acceptable to the Debtors and shall have been executed and delivered (to the extent applicable); and

(iii)  All actions, documents and agreements necessary to effectuate the merger of the Debtors as set forth in Section 6.1 of the Plan (to the extent required to be accomplished as of the Effective Date) shall have been effectuated or executed.

3.12.3 WAIVER OF CONDITIONS. Each of the conditions set forth in the Plan may be waived in whole or in part by the Debtors, without any other notice to parties in interest or the Bankruptcy Court and without hearing. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

3.13         EFFECT OF PLAN CONFIRMATION.

3.13.1 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors and the Merged Debtors, all present and former holders of Claims and Interests, and their respective personal representatives, heirs, successors and assigns.

3.13.2 AVOIDANCE ACTIONS AND OTHER CAUSES OF ACTION. All Avoidance Actions, all Claims relating to post-Petition Date transactions under section 549 of the Bankruptcy Code, and all transfers recoverable under section 550 of the Bankruptcy Code are hereby waived and released as of the Effective Date, except to the extent that (a) an Avoidance Action is listed as preserved on Exhibit C of the Plan or (b) they may be asserted as defenses, setoffs, counterclaims, or as a bar to distribution under section 502(d) with respect to any Claim that would otherwise receive a distribution under the Plan.

3.13.3 EXCULPATION AND LIMITATION OF LIABILITY. None of the Debtors, the Merged Debtors, the Designated Officers, or the Exculpated Persons shall have or incur any liability to any Person for any act or omission on or after the Petition Date in connection with, related to, or arising out of the Chapter 11 Cases, including but not limited to all postpetition negotiations and/or sales of Assets and Residual Assets, the preparation, filing, negotiation, or formulation of the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the preparation, filing, negotiation, or formulation of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the implementation or administration of the Plan or the property to be distributed under the Plan, except for fraud or willful misconduct, and any claim or cause of action relating to such act or omission shall be deemed released, except for: (i) any claim or cause of action against any Exculpated Person arising from the fraud or willful misconduct of that Exculpated Person or (ii) any claim or cause of action against any Professional arising from the gross negligence of that Professional. In all respects, the Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing in the Plan shall, or shall be deemed to, release, affect, or limit any of the rights and obligation of the Exculpated Persons from, or exculpate the Exculpated Persons with respect to, any of the Exculpated Persons’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.

3.13.4 INJUNCTION. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, all Entities that have held, hold or may hold a Claim or other debt or liability against any of the Debtors or Interest in any of the Debtors are permanently enjoined from taking any of the following actions against any of the Debtors, the Merged Debtors, the Designated Officers, the Exculpated Persons, the Assets or the Residual Assets on account of any such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff of any kind against any debt, liability or obligation due to any of the Debtors to the extent such right of setoff was or could have been asserted on or before the applicable bar date; or (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

3.13.5 RELEASES BY DEBTORS. Except to the extent reserved on Exhibit C to the Plan, or as otherwise provided in the Plan or Confirmation Order, pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and applicable law, as of the Effective Date, in exchange for good and valuable consideration, each of the Debtors and the Estates shall unconditionally release, and hereby are deemed to have waived and released unconditionally, each of the Debtors and the current and former officers and directors of each Debtor, the Designated Officers and the Exculpated Persons from any and all Causes of Action and assertable Claims, debts, obligations, demands, liabilities, suits, judgments, damages, and rights, whatsoever (other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way related to any of the Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, any prepetition act or omission and/or the negotiation and sales of any of the Debtors’ Assets; provided, however, that this provision shall not operate as a waiver or release of any right that any party in interest may have under the Plan to object to any Claim or any Interest on or before the applicable Bar Date and shall not otherwise operate as a waiver or release of any objection to Claims or Interests pending as of the Effective Date, regardless of whether such objection was brought by the Debtors or any other party in interest.

3.13.6 RELEASES BY CERTAIN HOLDERS OF CLAIMS. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, each holder of a Claim who voted in favor of the Plan shall be deemed to unconditionally release and forever waive all Claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights and causes of action, whatsoever, other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, event, or other occurrence respecting any of the Debtors or their Estates, or in connection with the Chapter 11 Cases, the Plan, the Disclosure Statement, the negotiation and/or sales of any of the Debtors’ Assets, or for any act or omission that occurred or could have occurred on or prior to the Effective Date against any of (a) the Debtors or the Merged Debtors, (b) the Creditors’ Committee, (c) each member of the Creditors’ Committee, (d) the current or former officers, directors, and employees of any of the Debtors or the Merged Debtors; (e) the Designated Officers; and (f) the Exculpated Persons. For the avoidance of doubt, nothing in the Plan or the Disclosure Statement shall affect the right to receive a distribution under the Plan of any Creditor or Interest holder who votes to reject the Plan or who fails to vote on the Plan or who otherwise objects to the Plan.

3.13.7 SUBSTANTIAL CONTRIBUTION OF DEBTORS’ OFFICERS. William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, officers of each of the Debtors (collectively, the “Officers”), have served during the Debtors’ Chapter 11 Cases as officers of the Debtors and shall serve, as of the Effective Date, as Designated Officers of the Merged Debtors as set forth in the Plan. In such capacities, each of the Officers has made, and will continue to make, substantial contributions to the success of the Debtors’ Chapter 11 Cases. Such contributions serve as consideration for the releases and injunctions which benefit, among other persons, the Officers, as set forth in Sections 14.3, 14.4, 14.5 and 14.6 of the Plan.

3.13.8 SENIOR NOTES AND INDENTURE.

(a)      Indenture. The Merged Debtors shall have no obligation under the Indenture or the Senior Notes from and after the Effective Date except for the obligation to make distributions to the Indenture Trustee with respect to Senior Note Claims.

(b)  Indenture Trustee’s Charging Lien. The right of the Indenture Trustee to (a) be paid as contemplated by the Indenture, (b) assert a Lien against distributions to holders of Senior Note Claims (the “Charging Lien”), and (c) be indemnified under the Indenture, and, to the maximum extent thereunder or under the Plan, to be released from liability, shall continue after the Effective Date.

(c)  Payment of the Indenture Trustee’s Fees. The Indenture Trustee’s reasonable documented fees and expenses, as contemplated by the Indenture, shall be paid by the Merged Debtors as an Administrative Expense on the Effective Date, provided, however, that the Debtors, Merged Debtors, or the United States Trustee shall be entitled to present any dispute as to the amount of or reasonableness of such fees to the Bankruptcy Court for resolution.

3.13.9 CANCELLATION OF SENIOR NOTES AND AGREEMENTS. Except for purposes of evidencing a right to distributions under the Plan, on the Effective Date, all of the agreements and other documents evidencing the Senior Notes or rights under or in connection with the Senior Notes shall be terminated cancelled and of no further force or effect; provided,however, that the Indenture shall continue in effect for the sole purposes of (i) allowing the Indenture Trustee to make any distributions on account of the Senior Notes pursuant to the Plan and to perform other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain and assert any rights or liens on account of the Senior Note Claims for its fees and expenses.

3.14         MISCELLANEOUS.

3.14.1 PAYMENT OF U.S. TRUSTEE’S FEES. All fees payable pursuant to 28 U.S.C. § 1930 incurred after the Effective Date shall be paid by the Merged Debtors when due until the entry of a Final Decree closing the Chapter 11 Cases.

3.14.2 NO ADMISSION AGAINST INTEREST. Neither the filing of the Plan, the Disclosure Statement, nor any statement contained therein, is or shall be deemed an admission against interest. In the event that the Plan is not consummated, neither the Plan, the Disclosure Statement nor any statement contained herein or therein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Bankruptcy Court against the Debtors or any of their respective former or present officers, directors or Interest holders.

3.14.3 POST-CONFIRMATION NOTICE. Pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-Confirmation matters for which notice is required to be given shall be deemed sufficient if served upon the Designated Officers, counsel for the U.S. Trustee’s Office, counsel to the Merged Debtors, and all persons on the Debtors’ Bankruptcy Rule 2002 service list. With the exception of the Merged Debtors and the United States Trustee, any Person desiring to remain on the Bankruptcy Rule 2002 service list in these Chapter 11 Cases shall be required to file a request for continued service and to serve such request upon counsel to the Merged Debtors within thirty (30) days subsequent to the Effective Date. Persons shall be notified of such continued notice requirements in the notice of entry of the Confirmation Order. Persons who do not file a request for continued service as set forth in the Plan shall be removed from the Bankruptcy Rule 2002 service list.

3.14.4 PLAN MODIFICATION. The Plan may be altered, amended or modified before or after the Confirmation Date in accordance with section 1127 of the Bankruptcy Code.

3.14.5 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization or liquidation. If the Debtors revoke or withdraw the Plan or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Classes of Claims), assumption or rejection of Executory Contracts affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in, any of the Debtors or any other person; (ii) prejudice in any manner the rights of any of the Debtors or any other Person; or (iii) constitute an admission of any sort by any of the Debtors or any other such Person.

3.14.6 SETOFF AGAINST CLAIMS. The Debtors or the Merged Debtors may set off against any Claim, and the payments made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that any of the Debtors may have against the holder of the Claim, but neither the failure to do so nor the allowance of such Claim shall constitute a waiver or release by the Debtors of any claims or rights against the holder of the Claim. Any payment in respect of a disputed, unliquidated or contingent Claim shall be returned promptly to the Merged Debtors in the event and to the extent such Claims are determined by the Bankruptcy Court or any other court of competent jurisdiction not to be Allowed Claims. Confirmation of the Plan shall bar any right of setoff claimed by a Creditor unless such Creditor filed, prior to the Confirmation Date, a motion for relief from the automatic stay seeking the authority to effectuate such a setoff right. All defenses of any of the Debtors or the Merged Debtors with respect to any such motion are hereby preserved.

3.14.7 FURTHER ACTION. The Debtors or the Merged Debtors are authorized to take any action necessary or appropriate to execute the provisions of the Plan.

3.14.8 PROFESSIONAL FEE CLAIM BAR DATE. Any and all applications for the final allowance of Professional Fee Claims shall be filed with the Bankruptcy Court and served upon counsel to the Merged Debtors, counsel to the Creditors’ Committee, the U.S. Trustee, the Designated Officers, and all parties on the Debtors’ Bankruptcy Rule 2002 service list on or before the date which is sixty (60) days after the Effective Date. From and after the Effective Date, the Merged Debtors shall be entitled to pay any and all professional fee claims of the Professionals of the Merged Debtors for services rendered after the Effective Date without the need for submission of an application for such fees under section 330 of the Bankruptcy Code or further Order of the Bankruptcy Court.

3.14.9 SEVERABILITY OF PLAN PROVISIONS. If, prior to the Confirmation Date, any term of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors or the Merged Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

3.14.10 CRAMDOWN. Except as provided under Section 3.5 of the Plan, to the extent any Impaired Classes of Claims or Interest holders entitled to vote on the Plan votes to reject the Plan, the Debtors reserve the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).

3.15         RETENTION OF JURISDICTION.

Notwithstanding Confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i)  To determine the allowability, classification or priority of Claims upon objection by the Debtors, the Merged Debtors, or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

(ii)  To issue injunctions or take such other actions or make such other Orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any other Order, and to issue such Orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to in the Plan;

(iii)  To protect the Assets of the Debtors, the Merged Debtors and the Estates from Claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens, security interests or encumbrances on any property of the Debtors or the Merged Debtors;

(iv)  To determine any and all applications for allowance of Professional Fee Claims and any dispute related to Professional Fee Claims of the Professionals of the Merged Debtors arising after the Effective Date;

(v)  To the extent necessary or desirable, to determine any Priority Wage Claims, Priority Employee Benefit Claims, Priority Tax Claims, Administrative Claims, or any other request for payment of Claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi)  To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the Confirmation Order and the making of distributions hereunder;

(vii)  To determine any and all motions related to the rejection, assumption or assignment of Executory Contracts;

(viii)  To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

(ix)  To enter a Final Decree closing the Chapter 11 Cases;

(x)  To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi)  To issue such Orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii)  To the extent necessary or desirable, to determine any state, local and federal tax liability pursuant to sections 346, 505 and 1146 of the Bankruptcy Code;

(xiii)  To enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xiv)  To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xv)  To resolve any dispute or matter arising under or in connection with any Order;

(xvi)  To authorize sales of Assets as necessary or desirable and resolve objections, if any, to such sales;

(xvii)  To hear and resolve Causes of Action and Avoidance Actions, if any;

(xviii)  To resolve any disputes concerning any release of a non-debtor hereunder or the injunction against acts, employment of process or actions against such non-debtor arising hereunder;

(xix)  To the extent necessary or desirable, to approve any distributions, or objections thereto, under the Plan;

(xx)  To approve any Claims settlement entered into or offset exercised by the Debtors or the Merged Debtors for which such approval is sought;

(xxi)  To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtors; and

(xxii)  To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

4. FEASIBILITY.

4.1    FINANCIAL FEASIBILITY ANALYSIS.

4.1.1 BANKRUPTCY CODE STANDARD. The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must find that Confirmation of the Plan is not likely to be followed by further financial reorganization of the Debtors unless contemplated by the Plan.

4.1.2 NO NEED FOR FURTHER REORGANIZATION OF DEBTORS. The Plan provides for the liquidation or distribution of all of the Debtors’ Assets. Accordingly, the Debtors believe that all Plan obligations will be satisfied without the need for further reorganization of the Debtors.

5. ALTERNATIVES TO PLAN.

5.1    CHAPTER 7 LIQUIDATION.

5.1.1 BANKRUPTCY CODE STANDARD. Notwithstanding acceptance of the Plan by each Impaired Class, in order to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such Impaired Class who has not voted to accept the Plan. Accordingly, if an Impaired Class does not vote unanimously to accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides to each member of such Impaired Class a recovery on account of the Class member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such Class member would receive if the Debtors were liquidated under Chapter 7.

5.1.2 PLAN IS IN THE BEST INTERESTS OF CREDITORS. The Debtors believe that the Plan satisfies the best interests test, because, among other things, the recoveries expected to be available to holders of Allowed Claims under the Plan will be greater than the recoveries expected to be available under a Chapter 7 liquidation.

In a typical Chapter 7 case, a trustee is elected or appointed to liquidate a debtor’s assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estate after satisfaction of secured creditors’ claims from their collateral, administrative expenses are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

Certain of the Debtors’ Assets have been liquidated pursuant to the Pre-Confirmation Sale Orders during the Chapter 11 Case. Although the Plan effects a liquidation of the Debtors and a Chapter 7 liquidation would have the same goal, the Debtors believe that the Plan provides a more efficient vehicle to accomplish this goal and make distributions to Creditors in a timely manner.

Liquidating the Estates under a Chapter 7 liquidation would require the appointment of a Chapter 7 trustee. The Chapter 7 trustee, who is entitled to a statutorily authorized commission, and the retention by the Chapter 7 trustee of professionals such as legal counsel and financial advisors would increase the operating costs associated with the Chapter 7 liquidation of the Estate. A Chapter 7 trustee would not have the benefit of the historical and institutional knowledge of the Debtors’ professionals to (a) resolve the Disputed Claims efficiently and (b) pursue the Causes of Action and the Avoidance Actions, if any, effectively. The Debtors also believe that the distributions would occur in a shorter time period under the Plan than in a Chapter 7 liquidation. A Chapter 7 trustee, once appointed, and any professionals retained by the Chapter 7 trustee, would need time to gain familiarity with the Debtors and the Creditors, thus delaying the initial distribution to Creditors. Under the Plan, the Debtors anticipate that the Initial Distribution will occur on the Effective Date or as soon thereafter as reasonably practicable.

Accordingly, the Debtors believe that the Plan is in the best interests of Creditors.

5.2    CONTINUATION OF THE BANKRUPTCY CASES.

If the Debtors remain in Chapter 11, they can continue to manage their property as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code and would continue to incur administrative expenses. The Debtors are not a going concern.

5.3    ALTERNATIVE PLAN(S).

If the Plan is not confirmed, the Debtors could attempt to formulate and propose a different liquidation plan. The Debtors believe that the Plan, as described herein, enables holders of Claims to realize the greatest possible value under the circumstances and that, as compared to any alternative plan, the Plan has the greatest chance to be confirmed and consummated.

In order to effect a quick and efficient liquidation of the Estates, the Plan provides for the collection and sale of the Debtors’ Assets as quickly as reasonably possible considering the nature of such Assets, with a view to speed of distributions to Creditors. The same considerations underlie the Debtors’ pre-confirmation review and analysis and the Plan’s release of potential Avoidance Actions and other Claims or Causes of Action except as specifically preserved by the Plan through their inclusion on Exhibit C to the Plan. This release of all Causes of Action which the Debtors, in consultation with the Creditors’ Committee, have determined have little or no value to the Estates is made in an effort to prevent delay of the distribution process and unnecessary Administrative Expenses.

6.             RISK FACTORS.

Holders of Claims who are entitled to vote on the Plan should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement, before deciding whether to vote to accept or reject the Plan.

6.1    CERTAIN BANKRUPTCY CONSIDERATIONS.

Even if all Impaired voting Classes vote to accept the Plan and, with respect to any Impaired Class deemed to have rejected the Plan, the requirements for “cramdown” are met, the Court may exercise substantial discretion and may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet such requirement, there can be no assurance that the Court will reach the same conclusion.

6.2    CLAIMS ESTIMATION.

There can be no assurance that the estimated amounts of Claims set forth in this Disclosure Statement and the accompanying Liquidation Analysis, attached hereto as Exhibit B, are correct, and the actual allowed amounts of Claims may differ from those estimates. The estimated amounts are subject to various uncertainties, assumptions, and unforeseen circumstances, including, without limitation, the following:

6.2.1 BAR DATES.

The Debtors believe that all known claimants have been provided with actual notice of the Chapter 11 Cases and the claimants’ applicable Bar Date. Further, the Debtors believe they have provided adequate publication notice. However, other Claimants may file proofs of claim after the filing of the Plan and this Disclosure Statement, and the Bankruptcy Court may deem such Claims to be timely filed in certain circumstances. This Disclosure Statement does not and cannot reflect any liability for such late-filed Claims. In the event such proofs of claim are filed and the Claims are allowed, the Claims amounts assumed in this Disclosure Statement may change materially.

6.2.2 ENVIRONMENTAL CLAIMS.

Delta Mills currently owns real estate in Greenville County, South Carolina, at the location of its Beattie Plant, and real estate in Florence County, South Carolina, at the location of its Pamplico Plant. Delta Mills is not aware of any environmentally related condition at either of these properties that should have a material adverse effect on either property’s marketability. Delta Mills cannot be certain, however, that any further investigation will not reveal an environmentally related condition. Any such condition could, depending on the circumstances, have a material adverse effect on the value or marketability of the relevant property.

The Debtors believe all applicable government agencies, including those with jurisdiction over manufacturing sites formerly operated by the Debtor or their subsidiaries, received notice of the commencement of the Chapter 11 Cases and the applicable Bar Date, and environmentally related Claims, to the extent such Claims, if any, have not already been filed, should be barred under the Bar Date Orders.

6.2.3 RECLAMATION CLAIMS.

The Debtors filed the Debtors’ Second Omnibus Objection (Substantive) to Certain Reclamation Claims Pursuant to 11 U.S.C. § 502, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure (D.I. 406) on April 13, 2007 (the “Reclamation Claims Objection”). On May 18, 2007, the Bankruptcy Court held a hearing on the Reclamation Claims Objection, and has entered an order disallowing each of the Reclamation Claims as Priority Claims in these Chapter 11 Cases (D.I. 488), except with respect to the Reclamation Claims of Unifi, which is subject to an Order dated June 11, 2007 (D.I. 538) granting the Debtors’ Objection, and the Reclamation Claims of Parkdale Mills, Inc., Parkdale America, LLC and C. H. Patrick and Co., Inc., which are the subject of a proposed settlement set forth in Section 5.3 of the Plan. As of the date of this Disclosure Statement, none of Parkdale Mills, Inc., Parkdale America, LLC or C.H. Patrick & Co., Inc. have agreed to the proposed treatment as set forth in Article 5 of the Plan. Should the proposed settlement with Parkdale America, LLC and Parkdale Mills, Inc. not be consummated, and should the Debtors be unsuccessful in the Reclamation Claims Objection with respect to Parkdale America, LLC and Parkdale Mills, Inc., [or should the objection to the Claims of Parkdale America, LLC and Parkdale Mills, Inc. be settled on substantially different terms than those set forth in the Plan],such an outcome could have a significant impact on the cash available for distribution to holders of Allowed General Unsecured Claims.

6.2.4 CLAIMS RELATED TO HEALTH INSURANCE/GROUP INSURANCE.

Delta Mills was self-insured with respect to obligations under its employee group health insurance plan (the “Health Insurance Plan”). Delta Mills terminated the Health Insurance Plan as of December 2, 2006.

Funds are currently on deposit with Blue Cross/Blue Shield, administrator of the Health Insurance Plan, to pay health insurance claims that arose prior to the Health Insurance Plan’s termination. The Debtors believe that these funds will be sufficient to cover all claims that may be made under the Health Insurance Plan; however, Delta Mills cannot be certain that the amounts will be sufficient.

Pursuant to the Amended Order Under 11 U.S.C. §§ 105(a), 363(b), 507(a)(4), and 507(a)(5) (i) Authorizing the Debtors to Continue Payroll and Payroll Related Practices Including Payment of Certain Pre-Petition (a) Wages, Salaries, Vacation Pay and Other Compensation and Amounts Withheld from Such Compensation; (b) Employee Medical Claims, Health Benefits, Retirement Plan Benefits and Similar Benefits; (c) Employee Severance Pay; (d) Reimbursement of Employee Expenses; and (e) Payment of All Costs Incident Thereto and (ii) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive Process, Honor, and Pay Certain Checks and Transfers (D.I. 46), entered on October 19, 2006, the Debtors were authorized to pay health claims up to $750,000.00. As of the date of this Disclosure Statement, the Debtors estimate that they have paid approximately $715,000.00 in health claims.

Blue Cross/Blue Shield has filed a proof of claim in a contingent, unliquidated amount for reimbursement of paid health insurance claims and its administrative fees, which claim has been disallowed by the Bankruptcy Court. The Debtors believe they will ultimately be due a refund of a portion of the funds paid to Blue Cross/Blue Shield.

6.2.5 CLAIMS RELATED TO WORKERS’ COMPENSATION.

Until January 2007, Delta Mills was also self-insured with respect to workers’ compensation obligations. Pursuant to South Carolina law, as security for payment of its workers’ compensation obligations, Delta Mills, as a self-insurer, had posted prior to the Petition Date a standby letter of credit (“L/C”) payable to the South Carolina Workers’ Compensation Commission in the amount of $750,000.

Delta Mills ceased paying workers compensation claims around mid-February 2007, and as a result of this action the South Carolina Workers’ Compensation Commission drew down the entire amount of the L/C. The South Carolina Workers’ Compensation Commission will use the L/C proceeds to pay currently pending and future workers’ compensation claims brought by former employees of Delta Mills until those proceeds are exhausted.

To the extent that the L/C proceeds are not sufficient to satisfy all workers’ compensation claims, the claimants may have Claims against the Estates. Delta Mills is unable to estimate whether the South Carolina Workers’ Compensation Commission will be able to settle all workers’ compensation claims within the amount of the L/C proceeds. Delta Mills believes that it is unlikely that any workers’ compensation Claim that is not already pending will be made against it as self-insurer but can give no assurance in this regard. Several former employees of the Debtors filed, prior to the applicable Bar Dates, claims related to workers’ compensation (collectively, the “Workers’ Compensation Claims”). The filed, liquidated amount of the Workers’ Compensation Claims is $1,203,481.44; however, three of the Workers’ Compensation Claims have been filed in an unliquidated amount. The Debtors filed objections to the Workers’ Compensation Claims through their Third Omnibus Objection to Claims. Certain of the Workers’ Compensation Claims have asserted priority status under the Bankruptcy Code. The Bankruptcy Court held a hearing on the Debtors’ objection to the Workers’ Compensation Claims on June 8, 2007. At that hearing, the Bankruptcy Court ruled that, to the extent the Workers’ Compensation Claims asserted administrative, priority or secured status, such status was disallowed, but that the objection to the Workers’ Compensation Claims should be otherwise continued to allow the South Carolina Workers’ Compensation Commission time to liquidate the Workers’ Compensation Claims and to determine if the L/C proceeds would be sufficient to pay all valid Workers’ Compensation Claims. The ultimate outcome of the objection may have a significant impact on the distribution to Holders of Allowed Class 6 Claims.

The Debtors have, since January 2007, been insured by a workers’ compensation insurance policy issued by a third-party insurer.

6.3    ASSET PROCEEDS.

A significant portion of the Assets of the Debtors’ estates has not yet been reduced to Cash. The Cash proceeds ultimately realized from these Assets may differ significantly from the amounts estimated in the Liquidation Analysis, and the timing of the receipt of any such proceeds may differ materially from the assumptions made in the Liquidation Analysis.

6.3.1 SALE OF REAL PROPERTY ASSETS.

The Liquidation Analysis sets forth estimates for the proceeds to be derived from the sale of the Beattie Plant and the Pamplico Plant. These estimates are based on management assumptions, feedback from potential buyers, recent appraisals, and the Gibbs APA and Gibbs Sale Order.

The Liquidation Analysis assumes that the Pamplico Plant will be sold on December 29, 2007, and the Beattie Plant will be sold within five days of July 31, 2007.

As described in greater detail in Section 2.4.10 of the Disclosure Statement, the Beattie Plant is currently subject to the Bankruptcy Court-approved Gibbs APA, under which Gibbs has agreed to purchase the Beattie Plant for $4,500,000. While the Debtors have no reason to believe that the sale of the Beattie Plant to Gibbs will not close in accordance with the terms of the Gibbs APA, there can be no assurance regarding when, or if, the Debtors will ultimately close on the sale of Beattie to Gibbs.

The Pamplico Plant is not currently under any purchase contract and there can be no assurance that Delta Mills will receive valid offers for the Pamplico Plant that generate proceeds equal to or greater than that projected in the Liquidation Analysis or that the Pamplico Plant can be sold within the time frames assumed by the Liquidation Analysis.

6.3.2 REALIZATION OF RECEIVABLES AND THE DEBTORS’ RIGHTS UNDER THE GMAC FACTORING AGREEMENT.

Delta Mills has factored nearly all of its accounts receivable (“A/R”) with GMAC under the GMAC Factoring Agreement on a non-recourse basis. The Liquidation Analysis contains an estimate of the amount of A/R collections during the wind-down period, net of disputes, deductions, and other miscellaneous offsets. No value is attributed by the Liquidation Analysis to A/R subject to disputes, deductions or other miscellaneous offset amounts, except for A/R due from a customer located in the Dominican Republic, which is described further below.

The Liquidation Analysis assumes that all A/R outstanding as of May 17, 2007 (excluding A/R owing from one foreign customer which the Debtors believe has not made payment due to financial considerations) will be factored in the normal course and collected by GMAC by the week of July 28, 2007, with the exception of approximately $300,000 of A/R that is assumed to become uncollectible. Terms for factored miscellaneous asset sales were assumed by the Liquidation Analysis to be 30 days. Standard A/R terms are 60-days; however, the Liquidation Analysis assumes equal weekly payments of remaining outstanding A/R over eight weeks. Losses on A/R are assumed to arise due to customer disputes, credits, allowances or any possible shortfalls. All losses arising from customer credit issues are assumed borne by GMAC, other than with respect to the customer located in the Dominican Republic described below.

Management’s assessment of the collectibility of A/R is based primarily on past payment patterns and the terms of the GMAC Factoring Agreement. Under the GMAC Factoring Agreement, GMAC accepted the credit risk for all domestic and foreign accounts receivable that have been approved by GMAC. With respect to foreign A/R, GMAC generally accepted 90% of the credit risk of any approved foreign A/R. It is the Debtors’ belief that GMAC insures this credit risk with a third party insurer.

Delta Mills, or GMAC as its factor, is owed an aggregate of approximately $1.5 million by a customer that is located in the Dominican Republic and that has not made payment due to financial considerations. Delta Mills is in discussions with GMAC regarding responsibility under the GMAC Factoring Agreement for this A/R, including realization on credit insurance provided by a third party insurer. GMAC and the insurer have indicated they will not accept responsibility for this receivable; however the Debtors have disputed this position. The Liquidation Analysis assumes that none of these amounts are collected in the “Lower” case and 90% of amounts outstanding for this customer (net of credits) are collected in the “Higher” case. At this time, it is uncertain what the outcome of attempts to collect funds due with respect to this receivable from this customer, GMAC or the third party insurer will ultimately be.

6.3.3 UNCERTAINTIES RELATED TO GMAC.

Since the Petition Date, and in accordance with the Final Order (a) Authorizing Debtors to Obtain Interim Post-Petition Financing and Grant Security Interest and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 3 64(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing the Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88) (“Final Order”) GMAC has served both as factor for Delta Mills, Inc. and as Delta Mills’ secured lender.

On or about May 17, 2007, the Debtors received a notice of default (the “Default Notice”) from GMAC, whereby GMAC notified the Debtors that it believed the Debtors were in default under the GMAC Credit Agreement and Final Order as a result of: (1) Debtors’ discontinuance of their businesses; and (2) the alleged failure of the Debtors’ Plan to comply with certain terms of the Final Order and the applicable GMAC documents. Specifically, Section 10.24 of the Credit Agreement provides that an event of default will occur if “Borrower or any Guarantor suspends or discontinues ... all or any material part of its business (other than the orderly wind down of its business on terms and conditions acceptable to Agent in its sole discretion.)" Section 10.32 of the Credit Agreement provides, in pertinent part, that “the filing of a plan of reorganization by or on behalf of Borrower or any Guarantor, to which Agent has not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein” is an event of default.

The Default Notice purported to terminate the GMAC Credit Agreement and GMAC Factoring Agreement. In addition, GMAC stated in the Default Notice that, notwithstanding its purported termination of the GMAC Credit Agreement and GMAC Factoring Agreement, and without prejudice to its rights, claims or interests, GMAC would nonetheless continue to (1) fulfill its obligations under the GMAC Factoring Agreement with respect to accounts receivable outstanding as of the date of the Default Notice, and (2) continue to factor accounts receivable arising from the sales of miscellaneous items of Delta Mills’ inventory sold after the date of the Default Notice through the Confirmation Date on the same terms and conditions as set forth in the GMAC Factoring Agreement and the DIP Financing Order. The Debtors, by letter dated May 22, 2007, notified GMAC that they dispute the allegations of default set forth in the Default Notice and GMAC replied to the Debtors by letter dated May 31, 2007.

On June 1, 2007, GMAC filed an objection to the Disclosure Statement (D.I. 514) (the “GMAC Objection”) whereby, among other things, GMAC objected to any request or requirement under the Plan that GMAC continue to factor any receivables of the Debtors after the Effective Date. GMAC also objected to the Disclosure Statement because GMAC asserts that Sections 6.3 and 14.5 of the Plan only provide GMAC with a partial release by Debtors. which GMAC asserts is in direct contravention of Section 4.5 of the Final Order.

Due to the alleged termination of the GMAC Factoring Agreement, as well as the pending objection to Plan provisions purporting to require GMAC to continue performance under the GMAC Factoring Agreement after the Effective Date, it is unclear at this time what GMAC’s post-Effective Date obligations will be under the GMAC Factoring Agreement (assuming the Plan is confirmed in light of GMAC’s Objection). The ultimate outcome of this issue may have a significant and direct impact upon the timing of, and amount of, distributions to holders of Allowed Claims in these Chapter 11 Cases. Further, due to the uncertain nature of these obligations, GMAC asserts that it may be misclassified as unimpaired by the Plan.

In addition, the Debtors are currently engaged in discussions with GMAC regarding a possible dispute over GMAC’s obligations under the GMAC Factoring Agreement with respect to certain accounts receivable owed by a foreign customer of Delta Mills, and have reserved certain rights and Causes of Action against GMAC under the Plan as set forth on Exhibit C to the Plan. As set forth in Exhibit C to the Plan, the Debtors have preserved all rights, Causes of Action and potential Causes of Action against GMAC, including without limitation all claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC, whether arising under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law. It is unclear at this time whether the Debtors will ultimately assert any claim or claims against GMAC, what defenses GMAC may have to any such claim or claims, or what the ultimate outcome of such discussions and/or claims will be. The ultimate result of these discussions and potential disputes may have a significant and direct impact upon the timing and amount of distributions to holders of Allowed Claims in these Chapter 11 Cases (assuming the Plan is confirmed in light of GMAC’s Objection). In an effort to more rapidly ascertain the validity of such claims, GMAC has provided the Debtors with documents and information relating to the putative claims pursuant to a June 18, 2007, Rule 2004 Order issued by the Bankruptcy Court (D.I. 562).

Further, GMAC has asserted, through the GMAC Objection, that the Debtors’ Plan makes inadequate arrangements for the payment of certain contingent, unliquidated future obligations (which GMAC asserts that it may be required to pay on the Debtors’ behalf), as well as future attorneys fees, costs and expenses GMAC may incur after the Effective Date with respect to its performance under the GMAC Factoring Agreement. GMAC asserts the foregoing as an additional basis for its opposition to the Plan’s classification of GMAC as unimpaired.

As of the date of the Disclosure Statement, Debtors believe that GMAC is holding approximately $2.7 million of the Debtors’ funds, purportedly as cash collateral. The Debtors dispute GMAC’s right to continue to hold such funds. However the ultimate timing of, and amount of, any return of funds to the Debtors by GMAC is unknown at this time and could have a significant and direct impact on the timing of, and amount of, distributions to holders of Allowed Claims under the Plan (assuming the Plan is confirmed in light of GMAC’s Objection). The Debtors and GMAC have agreed to preserve all of GMAC’s objections raised in the GMAC Objection, and have agreed that such objections may be heard at the Confirmation Hearing, if still pending at that time. However, the ultimate outcome of the GMAC Objection may have a significant impact on the timing of, and amount of, distributions to holders of Allowed Claims in these Chapter 11 Cases.

6.3.4 SALE OF REMAINING INVENTORY.

As of June 13, 2007, there was no remaining fabric to be sold by Delta Mills. The Debtors may be required to accept returns of finished goods sold, and if such returns are accepted, the Debtors would attempt to re-sell these returned goods. However, the Debtors do not anticipate the return of any finished goods sold.

In addition, the Debtors will attempt to sell all raw materials remaining, and the Liquidation Analysis makes certain assumptions regarding the proceeds of such sales. The ultimate proceeds of sales of remaining raw materials could be materially different than that forecasted by the Liquidation Analysis, and in fact the Debtors may be required to pay one or more third parties to remove and dispose of certain raw materials.

6.4    WIND-DOWN EXPENSES AND OTHER EXPENSES OF THE DEBTORS’ESTATES.

The Liquidation Analysis makes certain assumptions concerning the estimated costs to complete the wind-down of the Estates and distribution of the net proceeds. These assumptions may turn out to be incorrect, the result of which may be that the Debtors’ wind-down and other costs are higher than anticipated. Any increase in such costs would likely reduce the amount of proceeds available to be distributed to the unsecured creditors. In addition, unforeseen circumstances could occur that materially increase the costs to complete the Chapter 11 Cases.

The Liquidation Analysis assumes a gradual reduction in the number of the Debtors’ employees until August 25, 2007, at which point a staff of one full time accounting employee, one full time plant engineer at the Pamplico Plant and three part time senior company managers is assumed to work half time through December 29, 2007 and quarter time through June 30, 2008, to wrap up any remaining affairs of the Estates and the Merged Debtors. All employment for the Debtors’ Estates is assumed to end as of June 30, 2008. In addition, the Liquidation Analysis makes an assumption regarding the compensation to be paid to Leon Szlezinger for his services as Chief Designated Officer as well as the amount of services required from Mesirow Financial Consulting, LLC, during the post-Effective Date wind down; however uncertainty remains as to the ultimate cost of staffing the post-Effective Date wind down.

Critical items in the operating disbursements budgets set forth in the Liquidation Analysis include holding costs for the facilities, administrative, travel and insurance expenses. The Liquidation Analysis’ wind-down budget also includes an amount for other currently unidentified costs.

Included in the Liquidation Analysis’ wind-down budget are estimated holding costs for the Beattie Plant including power, security, maintenance, taxes and miscellaneous items through August 5, 2007. If the Beattie Plant is not sold by August 5, 2007, these holding costs will continue to be borne by the Estates.

Also included in the Liquidation Analysis’ wind-down budget are estimated holding costs of the Pamplico Plant including power, security, maintenance, taxes, and miscellaneous items through December 29, 2007. If the Pamplico Plant is not sold by December 29, 2007, these holding costs will continue to be borne by the Estates.

The following are examples of other costs that may turn out to be materially different than anticipated:

6.4.1 PROFESSIONAL FEES.

In estimating Professional Fees, the Liquidation Analysis assumes that the Plan of Liquidation is confirmed on or about July 27, 2007. The Liquidation Analysis further assumes that a substantial portion of Professional Fees in the Chapter 11 Cases would be incurred prior to that date. Each month that confirmation of the Plan is delayed could add considerably to the estimated total cost of Professional Fees.

The Liquidation Analysis estimates an additional amount of professional fees post-confirmation. This estimation could also prove to be incorrect.

Generally, if and to the extent that disputes arise with respect to any Claims, Causes of Action, the Plan of Liquidation or other matters, the Professional Fees borne by the Estate could increase significantly.

6.4.2 GMAC TERMINATION FEES.

On or about May 16, 2007, the Debtors received a notice of default from GMAC (the “Default Notice”) which alleged that the Debtors had defaulted under the GMAC Credit Agreement and the GMAC Factoring Agreement. The Default Notice purported to terminate the GMAC Credit Facility and (except, among other matters, for obligations respecting accounts receivable outstanding as of the date of the Default Notice) the GMAC Factoring Agreement. On or about May 22, 2007, the Debtors notified GMAC that they dispute the allegations set forth in the Default Notice. Nevertheless, in reliance on the Default Notice, on or about May 18, 2007, GMAC collected termination fees aggregating $600,000 by collecting such sum from the Debtors’ funds held by GMAC.

Upon information and belief, the GMAC termination fees were calculated based on the following provisions:

(a)	Under the GMAC Credit Agreement, as amended by the DIP Financing Order, termination fees are payable as follows:

(i)	$300,000 if by May 30, 2007 the GMAC Credit Agreement is terminated and all obligations under the GMAC Credit Agreement are prepaid in full, or

(ii)	$200,000 if by May 30, 2008 the GMAC Credit Agreement is terminated and all obligations under the GMAC Credit Agreement are prepaid in full.

Delta Mills must give GMAC at least sixty (60) days prior written notice of termination of the GMAC Credit Agreement.

(b)	Under the GMAC Factoring Agreement, as amended by the DIP Financing Order, Delta Mills is obligated as follows:

(i)
In any Contract Year (the twelve (12) months starting on a May 30) the aggregate commissions payable under the factoring agreements must be the greater of (A) the total commissions actually paid or (B) $300,000.

(ii)	In the event of an early termination of the factoring agreements, a termination fee of $300,000.

In addition to the early termination fees collected from the Debtors as discussed above, GMAC is holding, as of June 13, 2007, approximately $1,900,000 of funds due to the Debtors under the GMAC Credit Agreement and GMAC Factoring Agreement. The Debtors dispute the right of GMAC to hold these funds, however it is uncertain at this time the timing and ultimate amount of funds currently held by GMAC that will be returned to the Debtors. Further, the Debtors dispute the termination of the GMAC Credit Agreement and GMAC Factoring Agreement, and have reserved all rights, Claims, and Causes of Action and Potential Causes of Action against GMAC arising under or related to the GMAC Credit Agreement and GMAC Factoring Agreement including, without limitation, the right to a return of all or some fees and charges collected by GMAC from any of the Debtors during these Chapter 11 Cases, including attorneys’ fees, early termination fees or minimum commission fees collected by or alleged to be due to GMAC.

6.4.3 INDENTURE TRUSTEE FEES.

The Debtors propose to pay all reasonable, documented fees and expenses of the Bank of New York in its capacity as Indenture Trustee for the Senior Notes. The Debtors have been informed that, as of the end of March 2007, counsel to the Indenture Trustee had incurred fees and expenses of approximately $36,000.00. The Debtors have reserved the right of the Debtors, Merged Debtors, the U.S. Trustee or, if still in existence, the Committee to object to the fees and expenses of the Indenture Trustee. The Liquidation Analysis assumes fees and expenses of the Indenture Trustee in an amount not more than $100,000.00; however, there can be no guarantee as to what the ultimate allowed amount of these fees and expenses will be.

7.         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN POTENTIAL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN.

THE FOLLOWING SUMMARY IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS, AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE (“IRS”) IN EFFECT ON THE DATE HEREOF. CHANGES IN, OR NEW INTERPRETATIONS OF, SUCH AUTHORITIES MAY HAVE RETROACTIVE EFFECT AND COULD SIGNIFICANTLY AFFECT THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

THE DEBTORS HAVE NOT REQUESTED A RULING FROM THE IRS OR AN OPINION OF COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. THUS, NO ASSURANCE CAN BE GIVEN AS TO THE INTERPRETATION THAT THE IRS WILL ADOPT AND WHETHER THE IRS WILL CHALLENGE ONE OR MORE OF THE TAX CONSEQUENCES OF THE PLAN DESCRIBED BELOW. IN ADDITION, THIS SUMMARY DOES NOT ADDRESS FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE PLAN, AND IT DOES NOT PURPORT TO ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (INCLUDING, BUT NOT LIMITED TO, FOREIGN TAXPAYERS, BROKER-DEALERS, BANKS, MUTUAL FUNDS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND INVESTORS IN PASS-THROUGH ENTITIES). MOREOVER, THIS SUMMARY DOES NOT PURPORT TO COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY APPLY TO HOLDERS OF CLAIMS OR INTERESTS.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF A CLAIM OR EQUITY INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

7.1    FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS.

Federal income taxes, like many other taxes, may be priority claims. Accordingly, such claims must be satisfied before most other claims may be paid. The Debtors do not believe that any federal income taxes will be incurred with respect to taxable years ending after the Petition Date because the Debtors do not expect to have positive taxable income for this period and have significant net operating loss carryovers.

7.2    FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMSAND INTERESTS.

Holders of Claims and Interests should generally recognize gain (or loss) to the extent the amount realized under the Plan in respect of their Claims or Interests exceeds (or is exceeded by) their respective tax bases in their Claims or Interests, as applicable. The amount realized for this purpose will generally equal the sum of the amount of cash and the fair market value of any other consideration received under the Plan with respect to their respective Claims or Interests, as applicable. The holders of Allowed Class 5 – Convenience Claims, Allowed Class 6 – General Unsecured Claims, and Allowed Class 7 – Reclamation Settlement Claims are expected to receive only a partial distribution with respect to their Allowed Claims and holders of Class 8 – Interests will not receive any distributions under the Plan on account of their Interests. Whether a holder of a Claim or Interest will recognize a loss, a deduction for worthless debts or worthless securities or any other tax treatment will depend upon the facts and circumstances specific to the nature of the holder and its Claim or Interest. Accordingly, the holders of Allowed Class 5 – Convenience Claims, Allowed Class 6 – General Unsecured Claims, Allowed Class 7 – Reclamation Settlement Claims, and Class 8 – Interests should consult their own tax advisors.

The tax treatment of holders of Claims or Interests and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (a) the manner in which a holder acquired a Claim or Interest; (b) the length of time a Claim or Interest has been held; (c) whether the Claim was acquired at a discount; (d) whether the holder has taken a bad debt deduction with respect to a Claim in the current or any prior year; (e) whether the holder has previously included accrued but unpaid interest with respect to a Claim; (f) the method of tax accounting of a holder; and (g) whether a Claim is an installment obligation for federal income tax purposes. Therefore, holders of Claims or Interests should consult their own tax advisor for information that may be relevant to their particular situation and circumstances and the particular tax consequences to such holders as a result thereof.

Pursuant to the Plan, distributions received in respect of Allowed Claims composed of indebtedness will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to accrued but unpaid interest. However, there is no assurance that the IRS will respect such allocation for federal income tax purposes. Holders of Allowed Claims not previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be treated as receiving taxable interest, to the extent any consideration they receive under the Plan is allocable to such accrued but unpaid interest. Holders previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be entitled to recognize a deductible loss, to the extent that such accrued but unpaid interest is not satisfied under the Plan. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR ALLOWED CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

Holders of an Allowed Claim receiving only a partial distribution on account of their Allowed Claim should generally be allowed a worthless debt deduction under section 166 of the Internal Revenue Code, which is generally available against ordinary income when a debt becomes totally or partially worthless. However, the amount of the deduction is limited to the creditor’s cost basis in the debt. Creditors that are cash method taxpayers with accounts receivable related to the Debtors should not have previously reported the accounts receivable in taxable income, in which case they (i) would have a cost basis of zero and should not be entitled to a deduction and (ii) would have taxable income to the extent they receive compensation under the Plan. However, creditors that are accrual method taxpayers who have previously reported the accounts receivable related to the Debtors as income would have created a cost basis in the debt, and a deduction should be allowed to the extent of that basis in the year in which the debt initially had some value and in which it later became, at least partially, worthless.

Pursuant to the Plan, all Senior Notes and Interests in the Debtors are being cancelled and extinguished. A holder of any Claim or Interest considered a “security” under section 165 of the Internal Revenue Code (i.e., debentures, notes, certificates, or other evidence of indebtedness issued by the Debtors, with interest coupons or in registered form) which has been extinguished under the Plan should generally be allowed a worthless securities deduction in an amount equal to the holder’s adjusted basis in the extinguished security pursuant to section 165(g) of the Internal Revenue Code. In general, a worthless securities deduction is allowed to a holder of a corporation’s stock for the taxable year in which such stock becomes worthless. If the holder held the Interest as a capital asset, the losses will be treated as a loss from the sale or exchange of such capital asset. Capital gain or loss will be classified as long-term capital gain or loss if the Interest was held by the holder for more than one (1) year and otherwise will be classified as short-term capital gain or loss. Holders of any Claim or Interest who recognize capital losses as a result of the Plan will be subject to restrictions that may limit the ability of such holder to use such losses for income tax purposes in a particular year. Generally, if the security was held by the taxpayer as a capital asset, a worthless securities deduction under section 165 is only allowed against capital gain and is only available in the year that the security becomes completely worthless.

7.3    INFORMATION REPORTING AND BACKUP WITHHOLDING.

Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor (one or more of the Debtors) to the IRS. Moreover, a holder of a Claim may be subject to backup withholding at a rate of twenty-eight percent (28%) with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

7.4    IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN AND POTENTIALLY MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

8.             CONCLUSION.

It is important that you exercise your right to vote on the Plan. It is the Debtors’ belief and recommendation that the Plan fairly and equitably provides for the treatment of all Claims against and Interests in the Debtors.

THE DEBTORS RECOMMEND THAT YOU VOTE IN FAVOR OF THE PLAN.

IN WITNESS WHEREOF, the Debtors have executed this Disclosure Statement this 17th day of July, 2007.

DELTA MILLS, INC.

By:	/s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By:	/s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and Chief Operating Officer

DELTA WOODSIDE INDUSTRIES, INC.

By:	/s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By:	/s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and Chief Operating Officer

DELTA MILLS MARKETING, INC.

By:	/s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By:	/s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and Chief Operating Officer

EXHIBIT A

PLAN OF LIQUIDATION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DELTA MILLS, INC., et al.,[1]	)	Case No. 06-11144 (CSS)
)
Debtors.	)	Jointly Administered
)

FIRST AMENDED JOINT PLAN OF LIQUIDATION PROPOSED BY
DELTA MILLS, INC., DELTA WOODSIDE INDUSTRIES, INC.,
AND DELTA MILLS MARKETING, INC.

Dated: July 17, 2007

MORRIS, NICHOLS, ARSHT & TUNNELL, LLP
Robert J. Dehney (No. 3578)
Gregory T. Donilon (No. 4244)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
(302) 658-9200

and

RAYBURN COOPER & DURHAM, P.A.
C. Richard Rayburn, Jr.
John R. Miller, Jr.
Shelley K. Abel
Suite 1200, The Carillon
227 West Trade Street
Charlotte, NC 28202
(704) 334-0891

Co-Counsel to the Debtors and Debtors in Possession

___________________
1     These jointly administered cases are those of the following debtors: Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc.

i

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INTRODUCTION

Delta Mills, Inc. (“Delta Mills”), Delta Woodside Industries, Inc. (“DLWI”), and Delta Mills Marketing, Inc. (“Marketing” and, collectively with Delta Mills and DLWI, the “Debtors”), hereby propose the following Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc. (as amended, modified or supplemented, the “Plan”), to their Creditors and Interest holders. The Debtors’ Chapter 11 Cases have been jointly administered pursuant to the Order Authorizing Joint Administration of Related Cases (D.I. 18), dated October 13, 2006.

The Debtors have, as of the date of the filing of this Plan, filed a proposed Disclosure Statement Regarding First Amended Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated July 17, 2007 (as amended, modified or supplemented, the “Disclosure Statement”), which contains a discussion of the Debtors’ history and business and a summary and description of the Plan. All Creditors entitled to vote on the Plan should review the Disclosure Statement before voting to accept or reject the Plan. In addition, there are other agreements and documents that have been filed that are referenced in the Plan and/or the Disclosure Statement and that are available for review. No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court, have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan as set forth in Sections 15.4 and 15.5 of the Plan.

ARTICLE 1.

DEFINITIONS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

1.1.           Definitions.

1.1.1. 502(d) Objection means the Eighth Omnibus Objection (Substantive) to Certain Claims Pursuant to 11 U.S.C. § 502, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure (D.I. 633), which asserts objections to certain Claims held by parties listed on Exhibit C hereto, based upon the Debtors’ belief that each such holder may have received preferential transfers prior to the Petition Date that act to block their Claim under section 502(d) of the Bankruptcy Code.

1.1.2. Ad Hoc Committee means the unofficial and ad hoc committee comprised of certain holders of Senior Notes that functioned for some time prior to the Petition Date and engaged in substantial negotiations with the Debtors and GMAC.

1.1.3. Administrative Claim means any Claim, timely filed or, by Final Order or the express provisions of this Plan, deemed to be timely filed before the applicable Bar Date, for payment of an administrative expense of a kind specified in sections 503(b) of the

1

Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, and commissions for services rendered after the Petition Date; (b) any Claims entitled to treatment as an administrative expense based upon sections 546(c) and 503(b)(9) of the Bankruptcy Code; (c) any Claims arising from cure costs associated with the assumption and assignment, if any, of executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code; and (d) any fees or charges assessed against the Estates under 28 U.S.C. § 1930.

1.1.4. Administrative Claim Reserve means the reserve established and maintained pursuant to the Plan and the Confirmation Order to pay (i) Administrative Claims and Professional Fee Claims that are not Allowed Claims on the Effective Date and (ii) projected expenses to be incurred after the Confirmation Date as set forth in the Post-Confirmation Budget. The Merged Debtors may establish the Administrative Claim Reserve upon the availability of funds by reserving the estimated amount, based upon the good faith estimate of the Debtors or the Merged Debtors, of all (i) Administrative Claims and Professional Fee Claims that are not Allowed Claims on the Effective Date and (ii) projected expenses and other necessary reserves (including, without limitation, a reserve likely to be between $250,000.00 and $1,750,000, which amount shall be reserved, replenished as used and available for purposes of advancement and indemnification of any and all fees and costs incurred by the Debtors’ present and former officers and directors in connection with any investigation of, assertion or prosecution of and settlement of any rights, Causes of Action or Potential Causes of Action preserved on Exhibit C to this Plan against the Debtors’ present and former officers and directors) (a) as set forth in the Post-Confirmation Budget or (b) as may be approved by the Bankruptcy Court. If necessary, the Merged Debtors may subsequently increase the Administrative Claim Reserve by up to ten percent (10%) of the aggregate Post-Confirmation Budget without further Order. Should the Merged Debtors wish to increase the Administrative Claim Reserve by more than ten percent (10%) of the aggregate Post-Confirmation Budget, the Merged Debtors may do so only upon request to and approval of the Bankruptcy Court. Without further Order, and in the sole discretion of the Merged Debtors, the Merged Debtors may, from time to time, reduce or eliminate any portion of the Administrative Claim Reserve attributable to any Administrative Claim or other projected expense.

1.1.5. Allowed or Allowed Claim means, with respect to any Claim (including any Administrative Claim), (a) any Claim against any of the Debtors, proof of which was filed prior to the applicable Bar Date (i) as to which no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed prior to the Claims Objection Deadline, and as to which no action has been commenced to avoid such Claim within the applicable period of limitation fixed by the Plan (to the extent such an action is not otherwise waived herein), or (ii) as to which an objection has been interposed, to the extent such Claim has been Allowed (whether in whole or in part) by a Final Order, (b) if no proof of Claim was so filed (or as to which any applicable proof of Claim has been withdrawn or disallowed), any Claim against the Debtors that has been listed by the Debtors in their Schedules, as such Schedules were or may be amended from time to time in accordance with Bankruptcy Rule 1009 prior to the closing of the Chapter 11 Cases, as liquidated in amount and not disputed or contingent and not objected to by the Debtors or the Merged Debtors, (c) any Claim expressly allowed under or pursuant to the terms of the Plan, or (d) any Claim to the extent that it has been expressly allowed by a Final Order.

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1.1.6. Allowed Amount means, with respect to a particular Claim, (a) if the holder of such Claim has not filed a proof of Claim by the Bar Date, the Scheduled Claim Amount if such Claim was scheduled as liquidated in an amount that was not disputed or contingent; (b) if the holder of such Claim has filed a proof of Claim as prescribed by the Bar Date Orders, (i) the amount stated in such proof of Claim if no objection to or motion pursuant to section 502(c)(1) of the Bankruptcy Code for estimation of such proof of Claim has been interposed prior to the Claims Objection Deadline; or (ii) such amount as shall be fixed, or estimated, as the case may be, by a Final Order if an objection to or motion pursuant to section 502(c)(1) of the Bankruptcy Code for estimation of such proof of Claim has been interposed prior to the Claims Objection Deadline; or (c) with respect to an Administrative Claim, the amount of such Claim or such amount as shall be fixed by a Final Order. “Allowed Amount” shall not include (y) any non-compensatory penalties, fines, exemplary damages, multiple damages, treble damages, or any other claims or obligations that do not compensate for actual losses incurred or (z) any other amounts not allowable under the Bankruptcy Code or applicable law.

1.1.7. Amended Schedule Claims means those Claims as to which Delta Mills has amended its Schedules, as reflected in the Notice of First Amendment to the Schedules of Assets and Liabilities of Delta Mills, Inc. (D.I. 639).

1.1.8. Asset Purchase Agreement Between Delta Mills and Atkins means that certain asset purchase agreement for the purchase of the Beattie Plant, subject to higher and better bids, by and between Delta Mills and Stanley Atkins, dated as of May 18, 2007.

1.1.9. Asset Purchase Agreement Between Delta Mills and Fox means that certain asset purchase agreement by and between Delta Mills and Michael Fox International, Inc., dated as of December 12, 2006, as amended and as may be subsequently amended, and as approved by a Pre-Confirmation Sale Order.

1.1.10. Asset Purchase Agreement Between Delta Mills and Gibbs means that certain asset purchase agreement for the purchase of the Beattie Plant by and between Delta Mills and Gibbs International, Inc., dated as of June 27, 2007, and as approved by a Pre-Confirmation Sale Order.

1.1.11. Asset Purchase Agreement Between Delta Mills and Greystone means that certain asset purchase agreement by and between Delta Mills and Greystone Private Equity LLC, dated as of December 4, 2006, as may be subsequently amended, and as approved by a Pre-Confirmation Sale Order.

1.1.12. Asset Purchase Agreement Between Delta Mills and Schwarz means that certain asset purchase agreement by and between Delta Mills and Schwarz Properties, LLC, dated as of December 4, 2006, as amended and as may be subsequently amended, and as approved by a Pre-Confirmation Sale Order.

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1.1.13. Assets means any and all right, title, and interest of any of the Debtors in and to property of whatever type or nature, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, Claims and Causes of Action set forth on Exhibit C to the Plan, and any other general intangibles of any of the Debtors, as the case may be, including, without limitation, property of the Estates, as defined in section 541 of the Bankruptcy Code.

1.1.14. Avoidance Action means any Cause of Action to avoid or recover a transfer of property of any of the Estates or an interest of any of the Debtors in property, including, without limitation, actions arising under sections 506, 510, 541, 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other applicable federal or common law, including fraudulent transfers, whether or not litigation has been commenced with respect to such Causes of Action as of the Effective Date.

1.1.15. Bankruptcy Code means sections 101, et seq., of title 11 of the United States Code, as now in effect or hereafter amended.

1.1.16. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other Court that may have jurisdiction over the Chapter 11 Cases, including any United States District Court that may withdraw the statutory reference of the Debtors’ Chapter 11 Cases or any related proceedings pursuant to section 157(d) of title 28 of the United States Code.

1.1.17. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure prescribed pursuant to section 2075 of title 28 of the United States Code, as amended from time to time, including the local rules of the Bankruptcy Court, all as now in effect or hereafter amended.

1.1.18. Bar Date(s) means the date by which a proof of Claim or request for payment of Administrative Claim must be filed. The various Bar Dates are described in greater detail in Section 10.1 of this Plan.

1.1.19. Bar Date Orders means the First Bar Date Order (as defined herein), the Second Bar Date Order (as defined herein), and any other Order establishing a date by which a proof of Claim or request for payment of Administrative Claim must be filed.

1.1.20. Beattie Plant means that certain property consisting of approximately 98 acres including an industrial building of approximately 423,000 square feet, located at 700 North Woods Drive, Fountain Inn, South Carolina 29644.

1.1.21. Beattie Stalking Horse Order means the Order Under 11 U.S.C. §§ 105(a) and 363 and Federal Rules of Bankruptcy Procedure 2002, 6004 and 9014 (A) Approving Delta Mills’ Selection of Stanley Atkins as Stalking Horse Bidder for the Beattie Plant; (B) Approving Form and Manner of Notice; (C) Scheduling a Hearing to Consider the Sale of Beattie Plant; and (D) Granting Related Relief (D.I. 495), entered on May 18, 2007.

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1.1.22. Bidding Procedures means those procedures attached hereto as Exhibit A, pursuant to which the Debtors or the Merged Debtors will sell (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order or Asset Purchase Agreement Between Delta Mills and Gibbs, the Beattie Plant.

1.1.23. Business Day means any day except Saturday, Sunday, or other day on which commercial banks in Wilmington, Delaware, are authorized by law to close.

1.1.24. Cash means cash and cash equivalents, including, but not limited, to bank deposits, wire funds, checks and legal tender of the United States.

1.1.25. Causes of Action means any and all actions, proceedings, accounts, controversies, agreements, promises, claims, and rights of each Debtor and its Estate including, without limitation, rights to payment or claims, defenses, offsets, recoupments, actions in law or equity or other causes of action, choses in action, suits, damages, rights to legal or equitable remedies, judgments, third-party claims, counterclaims and cross claims, including, without limitation all Avoidance Actions, and all possible actions whether or not described in the Disclosure Statement or the Schedules and whether arising under the Bankruptcy Code or federal, state or common law, including, without limitation, such matters which constitute property of any Estate within the meaning of section 541 of the Bankruptcy Code, but all regardless of whether any of the foregoing matters are subject to pending litigation or proceedings at the Effective Date or are brought after such date.

1.1.26. Chapter 11 Case(s) means, individually or collectively, the chapter 11 case of each Debtor, bearing the case numbers 06-11144, 06-11146, and 06-11147, all of which are pending before the United States Bankruptcy Court for the District of Delaware.

1.1.27. Chief Designated Officer means that Designated Officer (as defined herein) having, after the Effective Date, ultimate responsibility and authority among the Designated Officers as they approve corporate actions on behalf of the Debtors or the Merged Debtors. The Chief Designated Officer shall be Leon Szlezinger.

1.1.28. Claim means a claim, as defined in section 101(5) of the Bankruptcy Code.

1.1.29. Claims Objection Deadline(s) means the last date or dates for filing objections to Claims. The various Claims Objection Deadlines are described in greater detail in Section 10.4 of this Plan.

1.1.30. Class means a group of Claims or Interests that are substantially similar to each other within the meaning of the Bankruptcy Code, as classified pursuant to Article 3 of this Plan.

1.1.31. Collateral means any property or interest in property in any of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state laws.

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1.1.32. Common Stock means shares of common stock of Delta Mills, DLWI, and Marketing issued and outstanding as of immediately prior to the Effective Date, together with any options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock.

1.1.33. Confirmation means entry by the Bankruptcy Court of the Confirmation Order.

1.1.34. Confirmation Date means the date of entry on the docket by the Bankruptcy Court of the Confirmation Order.

1.1.35. Confirmation Hearing means the hearing to consider the confirmation of the Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.1.36. Confirmation Order means the Order confirming this Plan in accordance with chapter 11 of the Bankruptcy Code.

1.1.37. Convenience Claim means an Allowed Class 5 – Convenience Claim.

1.1.38. Creditor means a creditor as defined in section 101(10) of the Bankruptcy Code.

1.1.39. Creditors’ Committee means the Official Committee of Unsecured Creditors consisting of the Persons appointed to such committee in the Chapter 11 Cases under section 1102(a) of the Bankruptcy Code and their appointed successors.

1.1.40. DLWI means Delta Woodside Industries, Inc., debtor and debtor-in-possession.

1.1.41. Debtor(s) means, individually or collectively, Delta Mills, DLWI and Marketing, which filed petitions under chapter 11 of the Bankruptcy Code on the Petition Date and are operating as debtors and debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

1.1.42. Delta Mills means Delta Mills, Inc., debtor and debtor-in-possession.

1.1.43. Delaware Corporate Code means sections 101, et seq., of title 8 of the Delaware Code, as now in effect or hereafter amended.

1.1.44. Designated Officer means the Person or Persons, including without limitation the Chief Designated Officer, who have been appointed by the Bankruptcy Court, in the Confirmation Order or other Order, to exercise the power and authority and to take corporate action on behalf of the Debtors or the Merged Debtors, with like effect as if exercised and taken by unanimous action of the directors and stockholders of any Debtor, as provided under section 303 of the Delaware Corporate Code and set forth more fully in Section 6.4 of the Plan.

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1.1.45. Disallowed or Disallowed Claim means a Claim or any portion thereof that (a) has been disallowed by a Final Order, (b) is scheduled at zero or as contingent, disputed or unliquidated and as to which no Proof of Claim has been timely filed pursuant to the Bar Date Orders or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or (c) is not scheduled by the Debtors in the Schedules and as to which (i) no Proof of Claim has been timely filed pursuant to the Bar Date Orders or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order, and (ii) no request for payment of an Administrative Claim or Professional Fee Claim has been timely filed by the applicable deadline pursuant to the Plan or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order.

1.1.46. Disclosure Statement means the Disclosure Statement Regarding the First Amended Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated July 17, 2007, as may be amended, modified, or supplemented.

1.1.47. Disputed or Disputed Claim means that portion (including, when appropriate, the whole) of a Claim that is not an Allowed Claim or Disallowed Claim. For the purposes of the Plan, a Claim shall be considered a Disputed Claim if (a) such Claim is the subject of an objection filed in the Bankruptcy Court and such objection has not been withdrawn by the Debtors or the Merged Debtors or allowed or overruled by a Final Order or (b) a Cause of Action against the holder of such Claim, including but not limited to an Avoidance Action, (i) is preserved as listed on Exhibit C (and as set forth in Section 14.2 in greater detail) and has not been abandoned by the Merged Debtors in their sole discretion or resolved by a Final Order or (ii) has been commenced and such commenced Cause of Action has not been resolved by a Final Order or voluntarily dismissed by the Merged Debtors in their sole discretion.

1.1.48. Disputed Claims Reserve means the reserve established and maintained pursuant to the terms of this Plan and the Confirmation Order which, on the Effective Date, shall contain the amount of Cash or other property that would otherwise be available for distribution to holders of (a) Disputed Claims or contingent Claims, if such Claims had been undisputed or noncontingent Claims on the Effective Date, pending (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of distribution or (iii) the realization of the contingencies, and (b) unliquidated Claims, if such Claims had been liquidated on the Effective Date, such amount to be estimated by the Bankruptcy Court for distribution purposes or set, in absence of such estimation, by the Debtors or the Merged Debtors as estimated in good faith to be sufficient to satisfy such unliquidated Claims upon such Claims’ (x) allowance, (y) estimation for purposes of distribution, or (z) liquidation, pending the occurrence of such estimation, allowance, or liquidation.

1.1.49. Distribution Date means any date on which distributions are to be made pursuant to the terms of the Plan and the Confirmation Order.

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1.1.50. Distribution Percentage means the percentage of the Allowed Amount of a holder’s Allowed Claim that is distributed to such holder in accordance with this Plan and the Confirmation Order.

1.1.51. Effective Date means that date which is the first Business Day at least ten (10) days after the Confirmation Date on which each condition set forth in Article 13 of the Plan has been satisfied or waived as set forth therein.

1.1.52. Eligible Investments means book-entry securities entered on the books of the applicable registrar and held in the name of the Debtors or the Merged Debtors and negotiable instruments or securities represented by instruments in bearer or registered form (registered in the name of the Merged Debtors) that evidence:

(a)           direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency thereof,

(b)           certificates of deposit (having original maturities of no more than 180 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any one of its states (or domestic branches of foreign banks), subject to supervision and examination by federal or state banking or depository institution authorities, and having, at the time of the Debtors’ investment or contractual commitment to invest therein, the highest short-term unsecured debt ratingfromeitherS&Por Moody’s;

(c)           commercial paper (having original maturities of no more than 180 days) having, at the time of the Debtors’ investment or contractual commitment to invest therein, the highest short-term rating fromeitherS&PorMoody’s;

(d)           notes (having original maturities of no more than 180 days) issued by any depository institution or trust company described inclause(b)above;

(e)           bank time deposit and demand deposit accounts (having original maturities of no more than 180 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any one of its states (or domestic branches of foreign banks), subject to supervision and examination by federal or state banking or depository institution authorities, and having, at the time of the Merged Debtors’ investment or contractual commitment to invest therein, the highest short-term unsecured debt rating from either S&P or Moody’s; or

(f)           shares of entities (rated at least “AAAm” by S&P or at least “Aaa” by Moody’s), commonly known as “money market” mutual funds or investment funds, the assets of which consist solely of the types of investment described in clauses (a) through (e) above.

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Notwithstanding the foregoing, any security to which S&P has attached the symbol “r” in its rating is not an Eligible Investments.

1.1.53. Entity means an entity as defined in section 101(15) of the Bankruptcy Code.

1.1.54. Estate(s) means, individually or collectively, the relevant estate of each Debtor created by section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Cases.

1.1.55. Exculpated Person means (i) any Professional retained pursuant to an Order by the Debtors in these cases, including, without limitation, Morris, Nichols, Arsht & Tunnell LLP, Rayburn Cooper & Durham, PA, Wyche Burgess Freeman & Parham, PA, FTI Consulting, Inc., and Soles Brower Smith & Co., and all of their respective agents, shareholders, members, employees, representatives, officers and directors; (ii) the current or former members of the Creditors’ Committee, each in their capacities as such, and all Professionals retained by the Creditors’ Committee, including Stroock & Stroock & Lavan, LLP, Lovells LLP, Cozen O’Connor, Mesirow Financial Consulting, LLC and Mesirow Financial Interim Management, LLC, and all of their respective members, agents, shareholders, employees, representatives, officers and directors; (iii) ALJ Capital Management, LLC, Flagg Street Capital LLC, Amino Acid Capital, LLC and Hedgehog Capital LLC, each of the former members of the Ad Hoc Committee, each in their capacities as such, and all Professionals retained by the Ad Hoc Committee, including Stroock & Stroock & Lavan, LLP; (iv) the Indenture Trustee, in its capacity as such; and (v) the current and former officers, directors and employees of any of the Debtors who served or were employed by the Debtors on or after the Petition Date.

1.1.56. Executive Settlement Agreement means that certain Settlement Agreement and Release dated April 23, 2007 among William F. Garrett, William H. Hardman, Jr., Donald C. Walker, the Committee and the Debtors and approved by order of the Bankruptcy Court dated June 18, 2007 (D.I. 561).

1.1.57. Executory Contract means any executory contract or unexpired lease subject to section 365 of the Bankruptcy Code, between any of the Debtors and any other Person.

1.1.58. Final Decree means the Order entered pursuant to section 350 of the Bankruptcy Code, Bankruptcy Rule 3022, and local Bankruptcy Rule 5009-1 closing the Chapter 11 Cases.

1.1.59. Final DIP Agreement means that certain Ratification and Amendment Agreement by and between GMAC and Delta Mills, as guaranteed by Marketing, as may have been or may be subsequently amended, which was approved by the Bankruptcy Court’s Final Order (a) Authorizing Debtors to Obtain Interim Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 3 64(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing the Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88), entered on October 31, 2006.

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1.1.60. Final Distribution means the distribution under this Plan which: (a) after giving effect to such distribution, results in remaining Assets, including Cash, of a value of less than $40,000; or (b) the Bankruptcy Court determines is the Final Distribution.

1.1.61. Final Distribution Date means the date of the Final Distribution.

1.1.62. Final Order means an Order or a judgment that is not the subject of a pending appeal or petition for review, reconsideration or rehearing, and that has not been reversed, stayed, modified or amended and with respect to which the time to appeal from or to seek review, reconsideration or rehearing of such Order or judgment shall have expired, provided, however, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedures in cases before the Bankruptcy Court, may be filed with respect to such Order shall not cause such Order not to be a Final Order.

1.1.63. First Bar Date Order means the Order (i) Establishing Bar Dates For Filing Proofs Of Claim and Requests for Payment of Administrative Expenses, (ii) Approving Proof Of Claim and Administrative Expense Payment Request Forms, Bar Date Notices and Mailing and Publications Procedures and (iii) Providing Certain Supplemental Relief (D.I. 223), dated December 14, 2006.

1.1.64. General Secured Claim means an Allowed Claim to the extent it is secured by a Lien or subject to setoff under section 553 of the Bankruptcy Code, as provided in section 506 of the Bankruptcy Code, but shall not include the GMAC Claims.

1.1.65. General Unsecured Claim means any Unsecured Claim, including a Senior Note Claim, that is not (a) entitled to priority under section 5 07(a) of the Bankruptcy Code or (b) a Priority Tax Claim.

1.1.66. GMAC means GMAC Commercial Finance LLC.

1.1.67. GMAC Claims means those Claims held by GMAC, which arose under the GMAC Credit Agreement, the GMAC Factoring Agreement, or the Final DIP Agreement, subject, however, to any and all Causes of Action reserved or preserved against GMAC in Exhibit C to the Plan, including without limitation all claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC, whether arising under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law.

1.1.68. GMAC Credit Agreement means that certain Amended and Restated Revolving Credit, Term Loan, and Security Agreement, dated as of May 30, 2006, by and between GMAC and Delta Mills, Inc., as guaranteed by Marketing, as amended and assumed pursuant to the Final DIP Agreement.

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1.1.69. GMAC Factoring Agreement means that certain Amended and Restated Factoring Agreement (Maturity) (together with the applicable Export Receivable Rider) and that certain Amended and Restated Factoring Agreement (Collection) (together with the applicable Export Receivable Rider), both dated as of May 30, 2006, by and between Delta Mills and GMAC, as amended and assumed pursuant to the Final DIP Agreement.

1.1.70. Impaired or Impaired Claim means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.1.71. Indemnification Claims means all Claims filed by any of the Debtors’ present and former Officers and Directors with respect to contingent indemnification and advancement obligations of the Debtors under applicable state law and governing corporate organizational documents. The Indemnification Claims consist of the Claims of William F. Garrett (Claims 199-202), William H. Hardman, Jr. (Claims 196-198), Donald C. Walker (Claims 193-195), C. C. Guy (Claims 190-192), Michael R. Harmon (Claims 187-189), Max A. Lennon (Claims 184-186), E. Erwin Maddrey II (Claims 180-183), Buck A. Mickel (Claims 177-179), J. Patrick Danahy (Claims 227-229) and David Palmer (Claims 224-226).

1.1.72. Indenture means that certain Series A and Series B 9.625% Senior Notes Due 2007 Indenture, which governs the Senior Notes, dated as of August 25, 1997, as amended, by and between The Bank of New York, which serves as the “Indenture Trustee,” and Delta Mills, as guaranteed by Marketing.

1.1.73. Indenture Trustee means the current, or any successor, trustee under the Indenture.

1.1.74. Initial Distribution Date means the first date upon which distributions are made to holders of Class 6 – General Unsecured Claims. The Initial Distribution Date shall be as soon as reasonably practicable after the Effective Date. The distribution made to holders of Class 6 Claims on the Initial Distribution Date shall be calculated net of any applicable Reserved Funds, as well as all amounts necessary to pay Allowed Administrative, Secured, Priority Non-Tax, Priority Tax Claims and the one-time distribution to holders of Allowed Convenience Class Claims.

1.1.75. Interest means (a) the legal, equitable, contractual or other rights of any Person with respect to the Common Stock, or any other equity interest in any of the Debtors including any other interest in or right to convert into such equity interest and (b) the legal, equitable, contractual or other right of any Person to acquire or receive any of the foregoing.

1.1.76. Lien has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code including, but not limited to, liens, escrows, charges, pledges, encumbrances, rights of offset, and/or security interests of any kind that encumber any Assets and unexpired leases that the Debtors elect to treat as secured financings in accordance with applicable law.

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1.1.77. Liquidation Analysis means the liquidation analysis attached or to be attached to the Disclosure Statement as Exhibit B.

1.1.78. Marketing means Delta Mills Marketing, Inc., debtor and debtor-in-possession.

1.1.79. Merged Debtors means Delta Mills, as surviving corporation of the merger of DLWI into Delta Mills and the merger of Marketing into Delta Mills, as described more fully in Section 6.1 of the Plan.

1.1.80. Order means an order of the Bankruptcy Court.

1.1.81. Pamplico Plant means that certain property consisting of approximately 145 acres including two industrial buildings of approximately 144,500 and 272,500 square feet and an on-site waste treatment facility, located at 1728 North Old River Road, Pamplico, South Carolina 29583.

1.1.82. Person means an individual, limited liability company, corporation, partnership, association, trust or unincorporated organization, joint venture or other entity or a government or any agency or political subdivision thereof.

1.1.83. Petition Date means October 13, 2006.

1.1.84. Plan means this First Amended Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated July 17, 2007, and all exhibits hereto, either in its present form or as it may be altered, amended or modified from time to time.

1.1.85. Post-Confirmation Budget means the budget of projected expenses for the cost of administration of the wind-down of the Merged Debtors after the Confirmation Date attached to the Plan as Exhibit D.

1.1.86. Pre-Confirmation Sale Orders means the following four Orders, collectively: (1) Order (a) Authorizing the Sale of Certain of the Debtors’ Assets Free and Clear of Liens, Claims, Encumbrances, and Interests; (b) Approving the Fox Asset Purchase Agreement; and (c) Granting Related Relief (D.I. 228), dated December 15, 2006; (2) Order (a) Authorizing the Sale of Certain of the Debtors’ Assets Free and Clear of Liens, Claims, Encumbrances, and Interests; (b) Approving the Greystone Asset Purchase Agreement; and (c) Granting Related Relief (D.I. 229), dated December 15, 2006; (3) Order (a) Authorizing the Sale of Certain of the Debtors’ Assets Free and Clear of Liens, Claims, Encumbrances, and Interests Other Than Permitted Liens and Assumed Liabilities; (b) Approving the Schwarz Asset Purchase Agreement; and (c) Granting Related Relief (D.I. 230), dated December 15, 2006; and (4) Order (a) Authorizing the Sale of the Beattie Plant to Gibbs International, Inc. Free and Clear of Liens, Claims, Encumbrances, and Interests; (b) Approving the Asset Purchase Agreement; and (c) Granting Related Relief (D.I. 589), dated June 29, 2007.

1.1.87. Priority Employee Benefit Claim means a Claim that is entitled to priority under section 507(a)(5) of the Bankruptcy Code.

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1.1.88. Priority Non-Tax Claim means any Claim against any of the Debtors entitled to priority pursuant to section 5 07(a) of the Bankruptcy Code but excluding Administrative Claims and Priority Tax Claims.

1.1.89. Priority Tax Claim means a Claim other than a Claim secured by any Lien on property of the Estates and which otherwise is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

1.1.90. Priority Wage Claim means a Claim that is entitled to priority under section 507(a) (4) of the Bankruptcy Code.

1.1.91. Professional means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or otherwise and any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to sections 328, 330 or 503(b)(4) of the Bankruptcy Code.

1.1.92. Professional Fee Claim means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to or on the Effective Date.

1.1.93. Professional Fee Claim Bar Date means that day which is sixty (60) days after the Effective Date.

1.1.94. Pro Rata means, with respect to an Allowed Claim in Class 6 – General Unsecured Claims, the same proportion that the Allowed Amount of such Allowed Claim in Class 6 bears to: (a) the aggregate Allowed Amounts of all Allowed Claims in Class 6 – General Unsecured Claims; plus (b) the aggregate face amount of all Disputed Claims of Class 6 – General Unsecured Claims, as reduced from time to time as and to the extent that the Allowed Amounts, if any, of such Disputed Claims are determined.

1.1.95. Qualified Party means, a Person who, in the Debtors’ or Merged Debtors’ sole discretion, qualifies as a potential bidder for some or all of the Residual Assets, based primarily upon such Person’s likely interest in the Residual Assets and financial ability to consummate a sale for some or all of the Residual Assets.

1.1.96. Reclamation Objection means the Debtors’ Second Omnibus Objection (Substantive) to Certain Reclamation Claims Pursuant to 11 U.S.C. §§ 502 and 546, Rule 3007 of the Federal Rules of Bankruptcy Procedure and Rule 3007-1 of the Local Rules of Bankruptcy Procedure.

1.1.97. Reclamation Settlement Claim means a Claim asserting rights of reclamation pursuant to section 546(c) of the Bankruptcy Code or other applicable law to which the Debtors have objected and which are subject to that certain settlement set forth herein in Section 5.3.

1.1.98. Rejection Damage Claims means any proof of Claim filed in accordance with the Bar Date Orders, this Plan or the Confirmation Order resulting from the rejection of an Executory Contract.

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1.1.99. Rejection Procedures Order means the Order, Pursuant to 11 U.S.C. §§ 105(a), 362(d), 365(a) and 554(a) and Rules 4001, 6006 and 6007 of the Federal Rules of Bankruptcy Procedure, Approving Procedures for the Rejection of Executory Contracts and Unexpired Leases (D.I. 278), dated January 12, 2007.

1.1.100. Reserved Funds means the Administrative Claim Reserve and the Disputed Claims Reserve, in such amounts as may be set by the Debtors or the Merged Debtors or by an Order.

1.1.101. Residual Assets means those Assets of the Debtors or the Merged Debtors including but not limited to plants, property and equipment that have not been sold by the Debtors as of the Effective Date and that have not or will not be sold pursuant to the Pre-Confirmation Sale Orders.

1.1.102. Schedules means the respective schedules of assets and liabilities and statements of financial affairs, as may be amended, modified, or supplemented from time to time, filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 3003(b).

1.1.103. Scheduled Claim Amount means the amount of the Claim of a Creditor, as of the Petition Date, listed on the Schedules, and not characterized therein as disputed, contingent or unliquidated.

1.1.104. Second Bar Date Order means the Order Establishing Bar Dates For Filing Requests for Payment of Administrative Expenses Arising After December 15, 2006 (D.I. 537), dated June 11, 2007.

1.1.105. Senior Notes means those certain 9.625% Senior Notes Due September 1, 2007, issued under that certain 9.625% Senior Notes Indenture, for which The Bank of New York serves as the “Indenture Trustee.”

1.1.106. Senior Note Claims means those Claims arising from or relating to the Senior Notes. Any payments made to the Indenture Trustee pursuant to section 14.8.3 will not be deducted from the amounts payable to holders of Senior Notes under section 5.2 of the Plan.

1.1.107. Taxes means all taxes, charges, fees, levies or other assessments by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, use and occupancy, business privilege, net profits, occupation and withholding taxes, including any interest, penalties or additions attributable to or imposed on or with respect to such taxes, charges, fees, levies or other assessments.

1.1.108. Undeliverable Distribution means any distributions to Creditors under this Plan that are returned to the Merged Debtors by the U.S. Postal Service and marked as “Undeliverable” or such similar notation indicating that the distribution could not be delivered to the claimant at such address.

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1.1.109. Unimpaired or Unimpaired Claim means a Claim that is not Impaired under this Plan.

1.1.110. Unsecured Claim means a Claim against any of the Debtors, other than a GMAC Claim, a General Secured Claim, a Priority Claim, a Reclamation Claim, or an Administrative Claim.

1.1.111. Unsecured Creditor means any Creditor that holds an Unsecured Claim.

1.2.          Rules of Interpretation, Computation of Time and Governing Law.

1.2.1. Rules of Interpretation. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) any reference in the Plan to an existing document or an exhibit filed or to be filed means such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (e) unless otherwise specified, all references in the Plan to articles, sections, clauses and exhibits are references to articles, sections, clauses and exhibits of or to the Plan; (f) the words “herein,” “hereunder,” and “hereto” and other words of similar import refer to this Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors, assigns and affiliates; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with any other provision in this Section; and (j) any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

1.2.2. Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.2.3. Exhibits and Schedules. All exhibits or schedules to the Plan are incorporated herein by reference and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such exhibits or schedules shall be filed with the Bankruptcy Court no later than five (5) days prior to the hearing to approve the Disclosure Statement.

1.2.4. Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations of all parties affected by the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

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ARTICLE 2.

SUMMARY OF THIS PLAN

The Plan contemplates a winding up of the Debtors’ operations and the orderly liquidation of the Assets. The Plan further provides for the pooling of the net proceeds of the recovery, disposition, and collection of Assets, and the distribution thereof. Specifically, except as otherwise agreed, holders of Allowed Administrative Claims, other than Professional Fee Claims, Allowed Priority Tax Claims, Allowed Class 1 – GMAC Claims, Allowed Class 2 – General Secured Claims and Allowed Class 3 – Priority Non-Tax Claims shall be paid in full as soon as reasonably practicable after the Effective Date. Holders of Class 4 – Indemnification Claims shall receive distribution on account of such Class 4 Claims to the extent such claimant is entitled to indemnification under Section 8.4 of the Plan. Holders of Allowed Class 5 – Convenience Class Claims will also be paid as soon as reasonably practicable after the Effective Date. Holders of Allowed Class 6 – General Unsecured Claims will receive their Pro Rata share of the Assets on the Initial Distribution Date and one or more additional distributions depending on, among other things, receipts of sales of the Residual Assets, the amount of reserves necessary for payment of Disputed Claims and estimates of other costs and expenses of the liquidation. Holders of Class 7 – Reclamation Settlement Claims will be paid a stipulated and agreed amount on account of such Class 7 Claims, as set forth more fully in Section 5.3 of the Plan, as soon as reasonably practicable after the Effective Date. Holders of Class 8 – Interests shall neither receive nor retain any property on account of their Interests.

ARTICLE 3.

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1. Class 1 – GMAC Claims. This Class consists of all GMAC Claims, as to which GMAC holds duly filed and perfected Liens against certain of the Assets pursuant to the Final DIP Agreement. Class 1 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Notwithstanding anything to the contrary in the Plan, the Debtors reserve and preserve any and all Causes of Action, claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC as set forth in Exhibit C to this Plan, whether arising under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law.

3.2. Class 2 – General Secured Claims. This Class consists of all General Secured Claims, which are held by Persons with duly filed and perfected Liens or Liens which are perfected by possession against any part of the Assets as of the Petition Date, subject to the requirements of Section 15.6 of this Plan regarding setoff, but excludes any Claim that would otherwise qualify for inclusion in this Class and which is rendered an Unsecured Claim by virtue of section 506(a) of the Bankruptcy Code. Class 2 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

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 3.3. Class 3 – Priority Non-Tax Claims. This Class consists of Claims entitled to priority under section 5 07(a) of the Bankruptcy Code, including, without limitation, Priority Wage Claims and Priority Employee Benefit Claims but excluding Administrative Claims and Priority Tax Claims. Class 3 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

 3.4. Class 4 – Indemnification Claims. This Class consists of all Claims filed by any of the Debtors’ or their respective subsidiaries’ present and former Officers and Directors with respect to contingent indemnification obligations of the Debtors under the Debtors’ Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents, the Delaware Corporate Code or other applicable law. The Indemnification Claims consist of the Claims of William F. Garrett (Claims 199-202), William H. Hardman, Jr. (Claims 196-198), Donald C. Walker (Claims 193-195), C. C. Guy (Claims 190-192), Michael R. Harmon (Claims 187-189), Max A. Lennon (Claims 184-186), E. Erwin Maddrey II (Claims 180-183), Buck A. Mickel (Claims 177-179), J. Patrick Danahy (Claims 227-229) and David Palmer (Claims 224-226). Holders of Class 4 – Indemnification Claims will receive distribution on account of such Class 4 Claims if entitled to indemnification pursuant to Section 8.4 of the Plan and are therefore unimpaired and deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

 3.5. Class 5 – Convenience Claims. This Class consists of (i) all Allowed General Unsecured Claims, except Senior Note Claims, in an amount of $5,000 or less and (ii) all Allowed General Unsecured Claims, except Senior Note Claims, that elect to reduce their Allowed General Unsecured Claim to $5,000. Allowed Class 5 – Convenience Claims shall receive, as soon as is reasonably practicable after the Effective Date, a single distribution equal to twenty percent (20%) of each holder’s Allowed Class 5 Claim, which distribution shall be in full and final satisfaction of such claimants’ rights to receive any distributions from the Debtors. After this single distribution, holders of Allowed Class 5 Claims shall receive no further distributions on account of their Class 5 Claims, except with respect to payment on a Disputed Class 5 Claim, as provided in Section 7.2 herein. Class 5 – Convenience Claims is Impaired by this Plan and is entitled to vote on the Plan. Only holders of General Unsecured Claims who vote in favor of the Plan may elect to have their Claim treated as a Class 5 Convenience Claim pursuant to clause (ii) above. Notwithstanding the impairment and voting rights of the holders of Class 5 – Convenience Claims, the Debtors shall not exercise their right to seek cramdown of this Plan pursuant to section 1129(b) of the Bankruptcy Code (but does not waive such right except under the circumstances set forth herein) in the event Class 5 accepts the Plan and Class 6 rejects the Plan and the Committee has filed an objection to confirmation of the Plan that is not withdrawn or otherwise resolved prior to or upon entry of the Confirmation Order. Nothing herein shall be deemed to waive or impair the right of the Debtors to seek cramdown of this Plan should (a) Class 6 accept the Plan and one or more other Classes reject the Plan or (b) Class 6 rejects the Plan but the Committee has not filed an objection to confirmation of the Plan or such objection has been withdrawn or consensually resolved prior to entry of the Confirmation Order.

 3.6. Class 6 – General Unsecured Claims. This Class consists of all Allowed Senior Note Claims, regardless of amount, and all other Allowed General Unsecured Claims in an amount in excess of $5,000 (except to the extent the holder of a General Unsecured Claim elects to (a) vote in favor of the Plan and (b) reduce its claim and enter Class 5, in which case such Claim shall be deemed to be a Class 5 Claim for voting and distribution purposes), including Allowed Rejection Damages Claims and Senior Note Claims. Class 6 is Impaired by this Plan and is entitled to vote on the Plan.

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 3.7. Class 7 – Reclamation Settlement Claims. This Class consists of Reclamation Claims that are to be Allowed pursuant to a settlement set forth in Section 5.3 of this Plan. Class 7 is Impaired by this Plan and is entitled to vote on the Plan. On April 13, 2007, the Debtors filed the Reclamation Objection pursuant to which the Debtors objected to the priority status of all Reclamation Claims. An order sustaining the Reclamation Objection with respect to all Claims that were subject to the Reclamation Objection except the Claims of Parkdale Mills, Inc. (Claims 230, 231, 235 and 237), Parkdale America, LLC (Claims 232, 233, 236 and 238) and C.H Patrick & Company, Inc. (Claim 140) (collectively, the “Reclamation Settlement Claims”) and Unifi Textured Polyester, LLC was entered on or about May 17, 2007 (D.I. 488) (the “Reclamation Order”). An order sustaining the Reclamation Objection with respect to the Claims of Unifi Textured Polyester, LLC was entered on or about June 11, 2007 (D.I. 538) (the “Unifi Order”). Only the Reclamation Settlement Claims shall be Allowed as Class 7 Claims, as each of the Claims that are the subject to the Reclamation Order and the Unifi Order has been disallowed as a Priority or Administrative Claim. Notwithstanding the impairment and voting rights of the holders of Class 7 – Reclamation Settlement Claims, the Debtors shall not exercise their right to seek cramdown of the Plan pursuant to section 1129(b) of the Bankruptcy Code (but does not waive such right except under the circumstances set forth in the Plan) in the event Class 7 accepts the Plan and Class 6 rejects the Plan and the Committee has filed an objection to confirmation of the Plan that is not withdrawn or otherwise resolved prior to or upon entry of the Confirmation Order. Nothing in the Plan shall be deemed to waive or impair the right of the Debtors to seek cramdown of the Plan should (a) Class 6 accept the Plan and one or more other Classes reject the Plan or (b) Class 6 rejects the Plan but the Committee has not filed an objection to confirmation of the Plan or such objection has been withdrawn or consensually resolved prior to entry of the Confirmation Order.

 3.8. Class 8 - Interests. This Class consists of the shareholder and equity Interests in DLWI. Class 8 is Impaired under this Plan and is deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.

 3.9. Elimination of Classes. To the extent that any Class of Claims does not contain, as of the date of the Confirmation Hearing, at least one Allowed Claim, Disputed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, that Class shall be deemed deleted from this Plan for purposes of voting on or rejection of the Plan, for purposes of determining acceptances or rejection of the Plan by such Class under section 11 29(a)(8) of the Bankruptcy Code, and for the purposes of determining any Distributions made under the Plan.

ARTICLE 4.

TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES

 4.1. Administrative Claims. Subject to the terms herein and unless the holder of an Administrative Claim agrees to other, less-favorable treatment, Allowed Administrative Claims, other than Professional Fee Claims, shall be paid, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim: (a) in accordance with the terms and conditions under which such Administrative Claims arose, (b) pursuant to any agreement between the Debtors and such Creditor, (c) as otherwise provided by this Plan, or (d) in full in Cash as soon as reasonably practicable after the Effective Date. Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within twenty (20) Business Days after such Professional Fee Claims are approved by the Bankruptcy Court. Notwithstanding the preceding sentences, the Administrative Claims of the United States Trustee for fees pursuant to section 1 930(a)(6) of title 28 of the United States Code shall be paid in accordance with the applicable schedule for payment of such fees.

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4.2. Priority Tax Claims. Subject to the terms herein and unless the holder of a Priority Tax Claim agrees to other, less-favorable treatment, Allowed Priority Tax Claims shall be paid, in the Merged Debtors’ sole discretion and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim: (a) pursuant to any agreement between the Debtors and such Creditor, (b) as otherwise provided by this Plan, or (c) in full in Cash as soon as reasonably practicable after the Effective Date.

 4.3. Class 1 – GMAC Claims. As soon as reasonably practicable after the Effective Date, any outstanding Allowed GMAC Claims due and owing under the GMAC Credit Agreement, the GMAC Factoring Agreement, or the Final DIP Agreement shall be paid in full in Cash or as otherwise provided in the Final DIP Agreement in full satisfaction, settlement, release and discharge of and in exchange for such GMAC Claims, and upon such payment any liens, claims or encumbrances held by GMAC against Assets of the Debtors’ Estates or the Merged Debtors shall be fully and finally cancelled and released. Should the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, remain executory at the Effective Date, the Debtors or the Merged Debtors and GMAC shall continue to perform their obligations thereunder, subject to any and all rights of the Debtors and GMAC to terminate the Final DIP Agreement, including but not limited to the GMAC Factoring Agreement, in accordance with the terms thereof. Nothing herein shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement. Notwithstanding the foregoing, the Debtors retain the right to object to the amount of all GMAC Claims and reserve and preserve any and all Causes of Action, claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law, as set forth in Exhibit C to this Plan.

 4.4. Class 2 – General Secured Claims. At the option of the Debtors or the Merged Debtors, holders of Allowed Claims in this Class shall receive as soon as reasonably practicable after the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed General Secured Claim: (a) payment of the full amount of the respective holder’s Allowed General Secured Claim; (b) all Collateral in the possession of the Debtors or the Merged Debtors securing the respective holder’s Allowed General Secured Claim; or (c) such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing.

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4.5. Class 3 – Priority Non-Tax Claims. As soon as reasonably practicable after the Effective Date, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Claim, shall either (a) be paid in full in Cash or (b) receive such other treatment as the Debtors or the Merged Debtors and such Creditor agree to in writing. A Priority Non-Tax Claim that is a Disputed Claim shall be paid in the Allowed Amount of such Claim within twenty (20) Business Days subsequent to the entry of a Final Order pursuant to which such Claim becomes an Allowed Claim.

 4.6. Class 4 – Indemnification Claims. Upon the Effective Date, the Debtors shall assume all indemnification obligations arising under the Debtors’ Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents, the Delaware Corporate Code or other applicable law as set forth in Section 8.4 of the Plan. Because the Debtors and Merged Debtors are expressly assuming the indemnification obligations that are the subject to the Indemnification Claims, these obligations shall become the obligation of and, to the extent payable, shall be paid by the Merged Debtors after the Effective Date. Therefore, the holders of Class 4 – Indemnification Claims shall receive distribution on account of such Class 4 Claims to the extent such claimant is entitled to indemnification under Section 8.4 of the Plan.

ARTICLE 5.

TREATMENT OF IMPAIRED CLASSES

 5.1. Class 5 – Convenience Claims. In consideration of the agreements, injunctions and releases set forth under this Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for their Claims against the Debtors, each holder of an Allowed Class 5 – Convenience Claim shall be paid, as soon as reasonably practicable after the Effective Date, a single distribution equal to twenty percent (20%) of its Allowed Class 5 – Convenience Claim, which distribution shall be in full and final satisfaction of such claimants’ rights to receive any distributions from the Debtors. After this single distribution, holders of Allowed Class 5 Claims shall receive no further distributions on account of their Class 5 Claims, except with respect to payment on a Disputed Class 5 Claims, as provided in Section 7.2 herein.

 5.2. Class 6 – General Unsecured Claims. Subject to the terms herein and unless the holder of an Allowed General Unsecured Claim agrees to other, less-favorable treatment, on the Distribution Dates, each holder of an Allowed General Unsecured Claim shall receive, in consideration of the agreements, injunctions and releases set forth under this Plan, and in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, such Allowed General Unsecured Claim’s Pro Rata share of the Assets after payment of all Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, GMAC Claims, General Secured Claims, Reclamation Settlement Claims, and the one-time distribution on account of Convenience Claims and net of applicable Reserved Funds. The Initial Distribution Date will be as soon as reasonably practicable after the Effective Date.

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5.3. Class 7 – Reclamation Settlement Claims. As soon as reasonably practicable after the Effective Date, the Reclamation Settlement Claims, in full satisfaction, settlement, release and discharge of and in exchange for such Reclamation Settlement Claims, shall be paid as set forth below. Other than the payments detailed below, the Reclamation Settlement Claims shall receive no other or further distributions under the Plan.

5.3.1. Parkdale America, LLC: $271,796.00 on account of its Claims allegedly entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code, which amount represents payment for one hundred percent (100%) of the agreed amount of invoices of Parkdale America, LLC for goods received by the Debtors in the twenty (20) days prior to the Petition Date; plus $49,287.41 on account of its Claims allegedly entitled to reclamation rights pursuant to section 546(c)(1) of the Bankruptcy Code, which amount represents payment for twenty-five percent (25%) of the agreed amount of invoices of Parkdale America, LLC for goods received by the Debtors between 21 and 45 days prior to the Petition Date.

5.3.2. Parkdale Mills, Inc.: $438,768.96 on account of its Claims allegedly entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code, which amount represents payment for one hundred percent (100%) of the agreed amount of invoices of Parkdale Mills, Inc. for goods received by the Debtors in the twenty (20) days prior to the Petition Date; plus $158,995.54 on account of its Claims allegedly entitled to reclamation rights pursuant to section 546(c)(1) of the Bankruptcy Code, which amount represents payment for twenty-five percent (25%) of the agreed amount of invoices of Parkdale Mills, Inc. for goods received by the Debtors between 21 and 45 days prior to the Petition Date.

5.3.3. C. H. Patrick & Company, Inc.: C.H. Patrick shall receive no distribution on account of any Claim filed in these Chapter 11 Cases in exchange for the releases provided under Section 5.3.4, below.

5.3.4 Mutual Releases. In consideration of the agreed distributions set forth in each of Sections 5.3.1 through 5.3.3, above, and the compromise of the Reclamation Settlement Claims and Reclamation Objection, the Debtors and each holder of a Reclamation Settlement Claim shall, as of the Effective Date and by and through the Confirmation Order, but subject to Section 5.3.5, below, forever waive and release any and all claims, rights, causes of action, Claims and Causes of Action held (i) by any of the Debtors against such holder of a Reclamation Settlement Claim and (ii) by such holder of a Reclamation Settlement Claim against any of the Debtors. Such releases shall include, without limitation, the release of any Avoidance Action held by any of the Debtors against each holder of a Reclamation Settlement Claim, as well as the release of any and all Claims held by a holder of a Reclamation Settlement Claim against any of the Debtors, whether filed, unfiled, liquidated, unliquidated, known or unknown, contingent or non-contingent.

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5.3.5 Payments on Reclamation Settlement Claims in Absence ofSettlement. In the event the Debtors and the holder of one or more Reclamation Settlement Claims are unable to agree to settle the Reclamation Settlement Claims on the terms set forth above or as shall be agreed by the parties and set forth in an amended Plan (each an “Unsettled Claim”), the mutual releases set forth in Section 5.3.4, above, shall not apply with respect to any such Unsettled Claim and each Unsettled Claim shall receive whatever treatment shall be set forth in the Order deciding the Reclamation Objection with respect to such Unsettled Claim or Claims. Without limiting the foregoing, should the Bankruptcy Court find that some or all of any Unsettled Claim is not entitled to priority, administrative or secured status under section 507 of the Bankruptcy Code, such Unsettled Claim or applicable portion thereof shall be a Class 6 – General Unsecured Claim. The Debtors reserve all rights, Claims and Causes of Action with respect to any Unsettled Claim including, without limitation, the right to seek disallowance or modification of such Unsettled Claim on any applicable basis.

 5.4. Class 8 - Interests. The Common Stock shall be cancelled and extinguished on the Effective Date and holders of Class 8 – Interests shall not be entitled to and shall neither receive nor retain any property on account of such Interests.

ARTICLE 6.

IMPLEMENTATION OF THIS PLAN

 6.1. Merger of the Debtors. Pursuant to section 1123 (a)(5) of the Bankruptcy Code, both DLWI and Marketing shall be merged into Delta Mills (the “Merged Debtors”), effective as of the Effective Date. Notwithstanding any requirements of otherwise applicable non-bankruptcy law, such merger shall be effective as of the Effective Date. Such merger shall not affect any Lien held against any of the Assets. Further, on the Effective Date, the Claims against each Debtor shall be treated as Claims against the Assets of the Merged Debtors, duplicate Claims filed against more than one Debtor (to the extent duplicative) and intercompany Claims shall be eliminated, and no claimant shall be allowed more than a single Claim arising from any one transaction. As set forth in Section 6.4.4 below and pursuant to section 1 123(a)(5) of the Bankruptcy Code, the Designated Officers shall have the authority to take any and all actions necessary to effect this merger notwithstanding any requirements of otherwise applicable non-bankruptcy law.

6.2. Liquidation of Residual Assets. The Debtors or the Merged Debtors, through the Designated Officers, shall continue to market and liquidate the Residual Assets, for the highest and best consideration achievable in light of the circumstances, with or without further approval of the Bankruptcy Court in accordance where applicable with the Bidding Procedures. From and after the Effective Date, the Debtors or Merged Debtors shall not be required to seek or obtain authority of the Bankruptcy Court to sell any of the Residual Assets except (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order or Asset Purchase Agreement Between Delta Mills and Gibbs, the Beattie Plant. The Bidding Procedures shall govern any proposed sale of (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order or Asset Purchase Agreement Between Delta Mills and Gibbs, the Beattie Plant. Upon the liquidation of the Residual Assets, the Cash received on account of such sale or sales, net of any applicable Reserved Funds and amounts necessary to pay costs of the sale of such Residual Assets, to satisfy any Liens against such Residual Assets, and to pay the operating costs of the Estates or the Merged Debtors, shall be distributed to holders of Claims according to the terms of this Plan.

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6.3. Collection of Accounts Receivable. After the Petition Date, and in accordance with the Final Order (a) Authorizing Debtors to Obtain Interim Post-Petition Financing and Grant Security Interest and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (b) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (c) Authorizing the Debtors to Enter into Agreements with GMAC Commercial Finance LLC (D.I. 88), GMAC served as factor for the Debtors and remitted the proceeds of the Debtors’ accounts receivable to the Debtors. On or about May 17, 2007, the Debtors received a notice of default from GMAC whereby GMAC purported to terminate the GMAC Credit Agreement and GMAC Factoring Agreement. GMAC has also filed an objection to the Disclosure Statement whereby GMAC objects to any request or requirement under the Plan that GMAC continue to factor any receivables of the Debtors after the Confirmation Date. The Debtors hope to reach a consensual agreement with GMAC regarding the post-confirmation collection of receivables if necessary. In the event GMAC does not continue to factor the Debtors’ receivables after the Confirmation Date, the Merged Debtors will use their best efforts to pursue such collections. The Cash received from GMAC on account of such collections, net of any amounts necessary to compensate GMAC pursuant to the GMAC Factoring Agreement, if applicable, and to pay the costs of the Estates or the Merged Debtors shall be distributed to holders of Claims according to the terms of this Plan. To the extent accounts receivable are collected directly by the Merged Debtors, such Cash, net of applicable Reserved Funds and the costs of such collection, shall also be distributed to holders of Claims according to the terms of this Plan. Nothing herein shall preclude the Debtors from entering into a separate stipulation, subject to notice, hearing and Bankruptcy Court approval, setting forth resolution of the GMAC Claims and the respective rights and obligations of GMAC and the Debtors under the Final DIP Agreement and Factoring Agreement. Notwithstanding the foregoing, the Debtors reserve and preserve any and all claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law, as set forth in Exhibit C to this Plan.

6.4. Designated Officers; Insurance, etc.

6.4.1. Appointment. Pursuant to the Confirmation Order or other Order of this Bankruptcy Court, the Designated Officers shall be appointed to wind up the affairs of the Debtors or the Merged Debtors and make distributions under the Plan. The Designated Officers will be vested with the corporate power and authority that would otherwise be vested in the Debtors’ or Merged Debtors’ boards of directors and shareholders pursuant to section 303 of the Delaware Corporate Code. The Designated Officers’ appointment shall terminate upon the entry of a Final Decree and the dissolution of the Merged Debtors.

6.4.2. The Designated Officers. From and after the Effective Date, those Persons appointed as the Designated Officers shall serve as the Designated Officers until death, resignation, or discharge. Any Designated Officer, other than the Chief Designated Officer, may resign on ten (10) business days’ notice to the Chief Designated Officer (subject, however, to the obligations to provide an aggregate of sixty (60) hours of consulting services to the Merged Debtors at no cost to the Merged Debtors, should such Designated Officer have chosen “Option Two” under the Executive Settlement Agreement), or be removed by the Chief Designated Officer upon ten (10) business days’ notice to such Designated Officer (in which event, in the case of a Designated Officer who has chosen “Option Two” under the Executive Settlement Agreement, the Designated Officer shall have no obligation to compensate the Estate for any of the aggregate sixty (60) hours of no-cost consulting services that had not been provided by that Designated Officer by the date of termination). In the event of a vacancy in the position of the Chief Designated Officer, the Bankruptcy Court shall appoint a replacement. In the event of a vacancy in the position of any other Designated Officer, the vacancy need not be filled. The following Persons shall be the Designated Officers as of the Effective Date: (a) William F. Garrett, (b) William H. Hardman, Jr., and (c) Donald C. Walker; and the Chief Designated Officer as of the Effective Date shall be Leon Szlezinger.

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6.4.3. Duties of the Designated Officers. The duties of the Designated Officers, individually and collectively, under the Confirmation Order or other Order of this Bankruptcy Court and this Plan on behalf of the Merged Debtors shall include, without limitation, the following: (a) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to wind up the affairs of the Debtors; (b) the investment of the Cash; (c) to the extent consistent with the terms of the Plan, the pursuit of objections to, estimations of and settlements of Claims, regardless of whether any such Claim is listed in the Schedules; (d) the prosecution, settlement or abandonment of any Cause of Action of the Estates not otherwise released under the Plan; (e) the calculation and distribution of all distributions to be made under this Plan to holders of Allowed Claims; (f) the preparation and filing of all required tax returns and operating reports and paying of taxes and all other obligations on behalf of the Estates, if any; (h) the payment of fees pursuant to 28 U. S.C. § 1930 incurred after the Effective Date until the closing of the Chapter 11 Cases; (i) such other responsibilities as may be vested in the Designated Officers pursuant to this Plan, the Confirmation Order, or other Orders, or as otherwise may be necessary and proper to carry out the provisions of this Plan; and (j) if and when appropriate, seeking entry of a Final Decree. More specifically, Leon Szlezinger shall have overall authority and responsibility for all post-Effective Date matters related to the Merged Debtors and shall, to the extent necessary, resolve any disagreements among the Designated Officers.

6.4.4. Powers of the Debtors, the Merged Debtors, and the Designated Officers. The powers of each of the Designated Officers shall include, without limitation and without further Bankruptcy Court approval, all the powers afforded a “designated officer” under section 303 of the Delaware Corporate Code, such that those actions taken by any of the Debtors or the Merged Debtors and approved by any of the Designated Officers will have the same effect as if exercised and taken by unanimous action of the directors and stockholders of the Debtors or Merged Debtors. Such powers shall expressly include, without limitation, the power to effectuate the merger of the Debtors set forth in Section 6.1 of the Plan, above, and the power to effectuate the dissolution of the Merged Debtors, as set forth in Section 6.4.4(o) of the Plan, below. In the event of a disagreement on a proposed action among the Designated Officers, the Chief Designated Officer shall decide. The Merged Debtors will retain all their rights and powers, without further order of the Bankruptcy Court, under the Bankruptcy Code and under the Delaware Corporate Code, including but not limited to each of the following:

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a)           To maintain accounts, to make distributions to holders of Allowed Claims provided for or contemplated by the Plan; and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate Reserved Funds;

b)           To litigate to judgment, settle or withdraw any objection to Claims pending on the Confirmation Date, and to object to those Administrative Claims arising on or after December 15, 2006 through the Confirmation Date;

c)           To enforce the Debtors’ or Merged Debtors’ rights as related to the Pre-Confirmation Sales Orders; the Asset Purchase Agreement Between Delta Mills and Fox; the Asset Purchase Agreement Between Delta Mills and Greystone; the Asset Purchase Agreement Between Delta Mills and Schwarz; and the Asset Purchase Agreement Between Delta Mills and Atkins;

d)           To sell the Residual Assets as necessary or desirable in their sole and absolute discretion and, to the extent applicable, in accordance with the Bidding Procedures;

e)           To execute any and all documents and perform any and all acts necessary and appropriate to consummate the sale of any of the Residual Assets;

f)           To make decisions regarding the retention or engagement of Professionals, employees, independent contractors and consultants and to pay the fees and charges incurred by the Designated Officers on or after the Effective Date for fees and expenses of Professionals, disbursements, expenses or related support services relating to the winding down of the Merged Debtors and implementation of the Plan;

g)           To (i) seek a determination of tax liability under section 505 of the Bankruptcy Code, (ii) pay taxes, if any, related to the Debtors or Merged Debtors or the sale of non-Cash Assets of the Debtors or Merged Debtors, (iii) file, if necessary, any and all tax and information returns, (iv) make tax elections, and (v) pay taxes, if any, payable by the Estates;

h)           To invest Cash as deemed appropriate in Eligible Investments;

i)           To collect any accounts receivable or other claims of the Debtors or Merged Debtors or the Estates not otherwise disposed of pursuant to the Plan or the Confirmation Order;

j)           To implement and/or enforce all provisions of this Plan, including entering into any agreement or executing any document required by or consistent with the Plan and the Confirmation Order and perform all of the Debtors’ and the Merged Debtors’ obligations thereunder;

k)           To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization (as such term is described in Internal Revenue Code section 501(c)(3), whose contributions are deductible under Internal Revenue Code section 170) of their choice, any Assets that are of no benefit to the Estates, including any Cash remaining after Final Distributions to holders of Allowed Claims under this Plan;

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l)            To prosecute and/or settle and/or abandon the Causes of Action, to the extent preserved on Exhibit C to this Plan, and exercise, participate in or initiate any such proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment (and if desired, appeal) such actions;

m)            To retain, or cancel and cash out (except with respect to coverage for directors and officers of the Debtors or Merged Debtors), any and all insurance policies of the Debtors or Merged Debtors providing coverage with respect to Claims and purchase or create and carry all insurance policies and pay all insurance premiums and costs the Debtors or Merged Debtors deem necessary or advisable;

n)            To collect, liquidate and/or distribute all Assets pursuant to the Plan and the Confirmation Order and administer the winding down of the Debtors’ or Merged Debtors’ affairs;

o)            To dissolve, without any further board of director, stockholder, or other approval, and without compliance with any requirements of otherwise applicable non-bankruptcy law, the Merged Debtors at any time after the Final Distribution Date;

p)            To take any and all actions necessary to effect the merger of the Debtors and/or the dissolution of the Merged Debtors;

q)            To take all other actions not inconsistent with the provisions of the Plan which the Debtors or Merged Debtors deem reasonably necessary or desirable with respect to administering the Plan; and

r)            To exercise such other powers as may be vested in or assumed by the Debtors or the Merged Debtors pursuant to the Plan, the Confirmation Order, or other Orders or as may be necessary and proper to carry out the provisions of the Plan.

6.4.5. Liability of Designated Officers.

6.4.5.1. Standard of Care; Exculpation. In addition to the exculpation provided under the Plan, no Designated Officer shall be personally liable in connection with affairs of the Merged Debtors to any holder of a Claim or Interest, or to the Debtors or Merged Debtors, or any other Person, except for any acts or omissions of that Designated Officer as shall constitute fraud, willful misconduct or gross negligence. Every act done, power exercised or obligation assumed by the Designated Officer(s) pursuant to the provisions of this Plan or the Confirmation Order shall be held to be done, exercised or assumed, as the case may be, by the Merged Debtors acting in a fiduciary capacity and not otherwise, and every Person contracting or otherwise dealing with the Designated Officers shall look only to the Assets of the Merged Debtors for payment under such contract or payment of any money that may become due or payable under any obligation arising under this Plan or the Confirmation Order, in whole or in part, and the Designated Officers shall not be individually liable therefor.

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 6.4.5.2. Indemnification. Except as otherwise set forth in this Plan or the Confirmation Order, the Designated Officers and Mesirow Financial Interim Management, LLC shall be defended, held harmless and indemnified from time to time by the Merged Debtors against any and all losses, Claims, costs, expenses and liabilities (including reasonable attorneys’ fees, disbursements and related expenses) to which the Designated Officer(s) may be or become subject by reason of such Designated Officer’s execution in good faith of his duties pursuant to the discretion, power and authority conferred on such person by this Plan or the Confirmation Order, including, without limitation, service as an officer or director or liquidating trustee of any subsidiary of a Debtor (including of or with respect to the former subsidiary Nautilus International, Inc.), or, in the case of Mesirow Financial Interim Management, LLC, its provision of assistance to the Designated Officers in connection with the Plan; provided, however, that the indemnification obligation arising pursuant to this Article shall not indemnify any Designated Officer or Mesirow Financial Interim Management, LLC for any actions taken by such Designated Officer or Mesirow Financial Interim Management, LLC that constitute bad faith, willful misconduct, gross negligence, willful disregard of his duties or willful material breach of the Plan or the Confirmation Order or any other form of personal liability not incurred in the Designated Officer’s capacity as the Designated Officer under this Plan or not incurred in Mesirow Financial Interim Management, LLC’s capacity as providing assistance to the Designated Officers in connection with the Plan, as applicable. Satisfaction of any obligation of the Merged Debtors arising pursuant to the terms of this Article shall be payable only from the Assets of the Merged Debtors, and may be advanced prior to the conclusion of such matter, and such right to payment shall be prior and superior to any other rights to receive a distribution of the Assets of the Merged Debtors.

 6.4.5.3. Reliance by Designated Officers on Documents,Mistake of Fact or Advice of Counsel. Except as otherwise provided in this Plan or the Confirmation Order, a Designated Officer may rely, and shall be protected from liability for acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Designated Officer to be genuine and to have been presented by an authorized party. Also, a Designated Officer shall not be liable if he or she acts based on a mistake of fact before having actual knowledge of any event. A Designated Officer shall not be liable for any action taken or sufferance by the Designated Officer in reasonably relying upon the advice of counsel or other Professional engaged by the Merged Debtors in accordance with the Plan or the Confirmation Order.

6.4.6. Insurance. The Designated Officers shall cause the Merged Debtors to continue in force, purchase and extend the coverage period of directors and officers liability insurance with regard to any liabilities, losses, damages, claims, costs and expenses they or any current or former officer or director of any of the Debtors may incur, including but not limited to attorneys’ fees, arising out of or due to the actions or omissions of any of them or the consequences of such actions or omissions, including, without limitation, service as an officer or director or liquidating trustee of any subsidiary of a Debtor (including of or with respect to the former subsidiary Nautilus International, Inc.), other than as a result of their willful misconduct or fraud. Each such policy shall cover each Designated Officer, as well as each former and present officer or director of any of the Debtors.

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6.4.7. Compensation of the Designated Officers. From and after the Effective Date, and unless otherwise provided pursuant to Final Order of the Bankruptcy Court, the Designated Officers shall be compensated for their services rendered to the Merged Debtors as set forth below and shall be entitled to reimbursement of expenses incurred:

a.   Chief Designated Officer: $690.00 per hour, with $5,000.00 per month minimum compensation and a maximum annual compensation of $100,000.00 per year.

b.           William F. Garrett: $240.00 per hour.

c.           William H. Hardman, Jr.: $89.00 per hour.

d.           Donald C. Walter: $81.00 per hour.

6.4.8. Termination of the Designated Officers’ Appointment. The Designated Officers’ appointment shall terminate upon the entry of a Final Decree and dissolution of the Merged Debtors unless a Designated Officer has otherwise resigned or been removed as set forth in Section 6.4.2 above.

 6.5. Sale Free and Clear of Liens. Unless otherwise agreed by the Debtors or the Merged Debtors and the transferee of a particular Asset in writing, the sale or other disposition of any Assets by the Debtors or the Merged Debtors in accordance with this Plan, the Confirmation Order, and/or the Bidding Procedures, after the Effective Date shall, pursuant to applicable law, including without limitation sections 105, 363, 365, 1123, 1129, 1141, 1142, and 1146(c) of the Bankruptcy Code, be free and clear of any and all Liens, Claims, Interests and encumbrances.

 6.6. Transfer Taxes. Any transfer of all or any portion of the Assets pursuant to this Plan shall constitute a “transfer under a plan” within the purview of section 1146(a) of the Bankruptcy Code and shall not be subject to any stamp tax or similar tax.

 6.7. Avoidance Actions and Causes of Action. As of the Effective Date, the exclusive right to pursue, waive or release any existing or potential Avoidance Actions and Causes of Action, to the extent not waived or released herein or not otherwise waived or released by the Debtors or the Merged Debtors pursuant to any Final Order, shall be reserved to the Merged Debtors.

 6.8. Effective Date. On the Effective Date, the Merged Debtors, through their Designated Officers, as agent thereof, shall have the rights and powers set forth herein in order to carry out and implement the purposes and intent of this Plan.

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6.9. Records. The Designated Officers shall maintain all originals and/or copies of available documents and business records of the Merged Debtors that would otherwise be retained in accordance with the Debtors’ pre-petition document retention policy and to the extent they exist and are in the Merged Debtors’ possession, until the earlier of: (a) the entry of a Final Decree; or (b) six years from the filing of the Debtors’ final tax returns. Thereafter, said records may be destroyed or otherwise disposed without further notice or Bankruptcy Court approval. If the Designated Officers seek to destroy or otherwise dispose of any records of the Estates prior to the time periods set forth herein, the Designated Officers shall be entitled to do so upon an Order obtained on motion on twenty (20) days notice to the Debtors’ Bankruptcy Rule 2002 service list or such shortened notice as approved by the Bankruptcy Court.

 6.10. Resignation of Directors and Officers. On the Effective Date, upon the appointment of the Designated Officers, the respective members of the Debtors’ boards of directors and the officers of the respective Debtors shall be deemed to have resigned.

 6.11. Post-Confirmation Budget. To the extent practicable, the Post-Confirmation Budget shall govern the expenditures made by the Merged Debtors after the Confirmation Date. If necessary, the Merged Debtors may subsequently increase the Post-Confirmation Budget by up to ten percent (10%) in the aggregate without further Order. Should the Merged Debtors wish to increase the Post-Confirmation Budget by more than ten percent (10%) in the aggregate, the Merged Debtors may do so only upon request to and approval of the Bankruptcy Court.

ARTICLE 7.

FUNDING AND DISBURSEMENTS

 7.1. No Disbursing Agent. The Merged Debtors shall make all distributions under the Plan on account of Allowed Claims against the Debtors. As soon as reasonably practicable after the Effective Date, the Merged Debtors shall make distributions on account of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Class 1 – GMAC Claims, Allowed Class 2 – General Secured Claims, Allowed Class 3 – Priority Non-Tax Claims, Allowed Class 4 – Indemnification Claims, Allowed Class 5 – Convenience Claims; and Allowed Class 7 – Reclamation Settlement Claims directly to the holders of such Claims. All other distributions or payments under the Plan shall be made by the Merged Debtors pursuant to the terms of the Plan and the Confirmation Order. The Merged Debtors shall not be required to give any bond or surety for the performance of their duties.

7.2. Reserves – Payment of Disputed Claims. The Reserved Funds, including the Administrative Claim Reserve and the Disputed Claims Reserve, shall be segregated and held by the Merged Debtors on and after the Effective Date for, among other things, the payment of projected expenses of the Merged Debtors after the Confirmation Date as set forth in the Post-Confirmation Budget as well as the portion of the Allowed Administrative Claims and Allowed Professional Fee Claims for which allowance by the Bankruptcy Court is pending or which are Disputed Claims. If an Administrative Claim or Professional Fee Claim for which allowance is pending becomes an Allowed Claim, such Claim shall be paid by the Merged Debtors from the Reserved Funds within twenty (20) days thereafter and to the extent that any such pending Administrative Claim or Professional Fee Claim becomes an Allowed Claim. If a portion of an Administrative Claim or a Professional Fee Claim is a Disputed Claim, the disputed portion of such Administrative Claim or Professional Fee Claim shall be paid in full in the same manner as provided in this Article 7 with respect to Allowed Administrative Claims and Professional Fee Claims within twenty (20) days after and to the extent that such Disputed Claim becomes an Allowed Administrative Claim or an Allowed Professional Fee Claim, as the case may be. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Administrative Claim Reserve or Disputed Claims Reserve, as appropriate, shall be reduced accordingly.

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7.3. Cash Payments. Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Merged Debtors shall determine in their sole discretion.

 7.4. Sources of Cash for Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Merged Debtors to make payments pursuant to the Plan to holders of Allowed Claims against the Debtors shall be obtained from (a) Cash balances of the Estates, including Cash from any and all sales of Assets and (b) the liquidation of the remaining Residual Assets.

 7.5. Distribution for Allowed Claims. Except as otherwise provided in the Plan, the Confirmation Order, or as otherwise ordered by the Bankruptcy Court, distributions to holders of Allowed Claims shall be made as soon as practicable after the Effective Date, or if Allowed after the Effective Date, on the next Distribution Date. Any payment or distribution required to be made under the Plan that falls on a date that is not a Business Day shall be made on the next succeeding Business Day. Subsequent distributions after the Initial Distribution to Allowed Class 6 Claims shall be made when the Merged Debtors determine, in their sole discretion, that they hold enough Cash, net of applicable Reserved Funds, to justify making another distribution to holders of Allowed Class 6 Claims.

7.5.1. Delivery of Distributions to Holders of Allowed Claims. Distributions to holders of Allowed Claims shall be made at the address set forth in the Schedules unless such addresses are superseded by proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 or at the last known address of such holders if the Merged Debtors have been notified in writing of a change of address. If the distribution to any holder of an Allowed Claim is returned to the Merged Debtors as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held by the Merged Debtors and otherwise treated in accordance with Sections 7.7 and 7.8 (as applicable) of the Plan.

7.5.2. Delivery of Distribution to Holders of Senior Note Claims. Distributions to holders of Senior Note Claims shall be made to the address of the Indenture Trustee, regardless of whether a proof of Claim is filed by a holder of a Senior Note Claim. The Indenture Trustee shall be responsible for remitting the distributions to holders of Senior Note Claims, which shall occur within ten (10) days of receipt of the distributions by the Indenture Trustee or as soon thereafter as reasonably practicable.

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 7.6. Distributions by the Merged Debtors. After the Initial Distribution, the Merged Debtors shall not be obligated to make a distribution that would impair their ability to pay expenses incurred or reasonably expected to be incurred.

 7.7. Undeliverable Distributions. If any distribution to the holder of an Allowed Claim that has been sent by the Merged Debtors to the address set forth on the proof of claim with respect to such Claim or, in the event no proof of claim has been filed, an address on the Debtors’ books in accordance with this Article 7 is returned to the Merged Debtors as undeliverable, no further distributions to such holder of an Allowed Claim shall be made unless and until the Merged Debtors are notified by such holder of an Allowed Claim of its then current address, at which time all missed distributions shall be made to such holder of an Allowed Claim, without interest within ten (10) business days of the Merged Debtors’ receipt of such notification (subject to the other provisions of this Section 7.7). Pending the Merged Debtors’ receipt of such current address and subject to the provisions of this Section, all missed distributions shall be maintained by the Merged Debtors. Any holder of an Allowed Claim that does not provide a current address for an Undeliverable Distribution to the Merged Debtors within ninety (90) days after the date on which a distribution was deliverable to such holder of an Allowed Claim shall thereafter be treated as though such Allowed Claim has been disallowed. Upon the expiration of any such ninety-day period, the unclaimed distribution shall be made available for distribution to the holders of Allowed Claims, and no further distributions shall be made to such Allowed Claim and such holder’s Allowed Claim shall thereafter be treated as though such Claim has been disallowed. Under no circumstances shall any Undeliverable Distribution be subject to the escheat laws of any state.

 7.8. Unclaimed Property. Holders of Allowed Claims shall have ninety (90) days from the check date to negotiate any distribution checks. Otherwise, any payment on such checks shall be stopped and the corresponding funds shall be made available for distribution to the holders of Allowed Claims. In the event that an Allowed Claim’s payment from a distribution has become available for distribution to the holders of Allowed Claims under this Section 7.8, the holder of such Claim shall thereafter be treated as though such Allowed Claim has been Disallowed and shall not be entitled to such forfeited distribution or any other distributions under any circumstances. Under no circumstances shall any such distribution be subject to the escheat laws of any state.

 7.9. Distribution Record Date. The Merged Debtors shall not be required to make distributions to any alleged holders of Allowed Claims except the holders of such Claims as they exist one day prior to the Effective Date. The Debtors shall not be required to recognize any transfer of Claims occurring on or after one day prior to the Effective Date.

7.10. De Minimis Distributions. The Merged Debtors shall not be required to make any interim distribution in an amount less than $25.00 to any holder of an Allowed Class 6 Claim. To the extent that such a distribution shall be called for as part of any interim distribution, the Merged Debtors shall establish a reserve for all distributions in the amount of less than $25.00 and shall, when and if the holder of a Claim is entitled to a distribution of $25.00 or more, make such a distribution at such time. The Merged Debtors shall not be required to make any Final Distribution of less than $5.00, and all monies otherwise payable in such amount shall be paid to the other holders of Allowed Claims, in accordance with the terms of the Plan and the Confirmation Order.

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7.11. Full and Final Satisfaction. The aggregate of all distributions upon each Claim made pursuant to the Plan shall be in full and final satisfaction, settlement and release of such Claim, except as otherwise provided in this Plan.

7.12. Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

ARTICLE 8.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1. Executory Contracts and Unexpired Leases. Except as otherwise provided in the Plan or the Confirmation Order, effective upon the date of Confirmation of the Plan, all Executory Contracts which have not otherwise been rejected by the Debtors prior to the Effective Date are hereby rejected under this Plan, except: (a) any Executory Contract that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such Executory Contract shall automatically be rejected as if rejected hereunder as of the Effective Date; (b) all Executory Contracts assumed by Order entered before the Confirmation Date and not subsequently specifically rejected pursuant to an Order; (c) any Executory Contract set forth on Exhibit B hereto, which shall be either assumed (if so noted on Exhibit B) or deemed rejected by the Merged Debtors on the date set forth on Exhibit B, and (d) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not an Executory Contract that is later determined by the Bankruptcy Court to be an Executory Contract that is subject to assumption or rejection under section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within thirty (30) days of any such determination. Any Order entered after the Confirmation Date, after notice and hearing, authorizing the rejection of an Executory Contract shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such Order were entered prior to the Confirmation Date.

8.2. Rejection Damage Claims. Persons who are parties to Executory Contracts that are rejected and who timely claim damages by reason of such rejection shall become holders of Class 6 – General Unsecured Claims and shall be treated in the same manner as other holders of Class 6 – General Unsecured Claims. ALL REJECTION DAMAGE CLAIMS SHALL BE FILED ON OR BEFORE THE LATER OF (A) THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF ANY REJECTION OF SUCH EXECUTORY CONTRACT, INCLUDING THE EFFECTIVE DATE OF REJECTION FOR CONTRACTS LISTED ON EXHIBIT B, OR (B) THE APPLICABLE BAR DATE, OR SHALL BE FOREVER BARRED.

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8.3. Objections to Rejection Damage Claims. Objections to Rejection Damage Claims shall be filed by the Debtors or the Merged Debtors with the Bankruptcy Court prior to the later of (i) the Claims Objection Deadline and (ii) thirty (30) days after the filing of any such Rejection Damage Claim. Said objections shall be served upon the holder of the Rejection Damage Claim to which such objection is made.

8.4. Advancement and Indemnification Obligations. Any and all advancement and indemnification obligations of the Debtors shall be rejected as of the Effective Date of the Plan, to the extent executory, other than (a) those advancement and indemnification obligations arising under the respective Debtors’ articles or certificate of incorporation or bylaws, including, without limitation, any advancement or indemnification obligation with respect to the service of any present or former officer or director of any Debtor as an officer or director or liquidating trustee of any subsidiary of a Debtor (including of or with respect to the former subsidiary Nautilus International, Inc.), (b) those advancement and indemnification obligations arising under applicable corporate law and (c) those advancement and indemnification obligations provided for by the Plan, the Confirmation Order or any contract, instrument, release, or other agreement or document entered into in connection with the Plan, including but not limited to those obligations set forth in Section 6.4.5.2 of this Plan, each of which shall be assumed (collectively, the “Advancement Obligations”). From and after the Effective Date, the Merged Debtors shall honor the Advancement Obligations with respect to attorneys’ fees and expenses incurred by any of the Debtors’ present or former officers and directors related to any claims or causes of action asserted against any of such present or former officers and directors including, without limitation, Causes of Action asserted by the Committee, any Designated Officer, any of the Debtors or the Merged Debtors. Any such advancement or reimbursement that is undisputed shall be made promptly upon receipt by the Merged Debtors of a request for payment or reimbursement of such attorneys’ fees or expenses; provided, however, that the Merged Debtors shall not dispute any reasonable request under the Advancement Obligations. The Bankruptcy Court shall have exclusive jurisdiction to resolve any dispute regarding the Advancement Obligations. Further, the Merged Debtors shall include within the Reserved Funds a cash reserve reflective of potential and (if applicable) asserted claims against any of such present or former officers and directors and related attorneys’ fees and expenses, in an amount that will likely be between $250,000 and $1,750,000, but in any event sufficient to cover any aggregate amount sought or that may be sought against any such present or former officer or director plus anticipated attorneys’ fees and expenses of any of such present or former officers and directors, which amount shall be reserved, replenished as used, and available for purposes of advancement and indemnification of any and all fees, expenses and liabilities incurred by any of the Debtors’ present or former officers and directors in connection with any investigation, assertion, prosecution, or settlement of any rights, Causes of Action or Potential Causes of Action preserved on Exhibit C to this Plan against any of the Debtors’ present or former officers and directors, including but not limited to the Designated Officers. The Merged Debtors shall join in any request made by any present or former officer or director for approval or authorization by any court of competent jurisdiction (to the extent such court approval or authorization is required) of indemnification and payment of any attorneys’ fees, expenses and liabilities incurred by any such present or former officer or director so long as the act or omission at issue was not the result of fraud or willful misconduct on the part of such officer or director.

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ARTICLE 9.

MERGED DEBTORS’ CONTINUED EXISTENCE AFTER CONFIRMATION

9.1. Wind-Up of Affairs. Subsequent to the Effective Date, the Designated Officers shall wind up the affairs of the Merged Debtors. Any of the Designated Officers may dissolve the Merged Debtors at any time after the Final Distribution Date.

ARTICLE 10.

RESOLUTION OF CLAIMS AND INTERESTS

10.1. Bar Dates.

10.1.1. The First Bar Date Order. As fixed by the First Bar Date Order, the Bar Date is February 1, 2007, at 4:00 p.m. (ET) for Claims arising prior to the Petition Date and Administrative Claims that arose prior to December 15, 2007, provided,however, the Bar Date for governmental units, as set forth in section 101(27) of the Bankruptcy Code, is April 11, 2007, at 4:00 p.m. (ET). In addition, the First Bar Date Order allows for the fixing of a special Bar Date for certain creditors in the event such creditors are given notice of the Bar Date at a later date. Special Bar Dates of April 9, 2007, and April 11, 2007, were established for certain workers’ compensation claimants.

10.1.2. The Second Bar Date Order. Pursuant to the Second Bar Date Order, the Bar Date for those Administrative Claims that arose after December 15, 2006, through the Confirmation Date shall be twenty-five (25) days after the Confirmation Date.

10.1.3. Bar Dates for Executory Contracts and Unexpired Leases. Pursuant to the First Bar Date Order, Claims related to the rejection of any executory contract or lease shall have thirty (30) days after the entry of an order authorizing the Debtors’ rejection of such contract or lease or, with respect to any executory contract or unexpired lease rejected pursuant to the Rejection Procedures Order, the later of (i) the Bar Date established by the First Bar Date Order and (ii) thirty (30) days after the effective date of the rejection pursuant to the Rejection Procedures Order in which to file a proof of Claim for damages related to such rejection. As set forth in Section 8.2 of this Plan, a Claim arising from any rejection of an executory contract or unexpired lease that is effectuated through this Plan must be filed on or before thirty (30) days after the effective date of such rejection or shall be forever barred.

10.2. Failure to File Proof of Claim. Except as otherwise provided in the Plan or the Confirmation Order, the holder of a Claim that HAS NOT FILED a proof of Claim in accordance with the Bar Date Orders shall be barred from participating in this Plan or obtaining a distribution hereunder unless the Claim is an Allowed Claim listed in the Schedules and, if such holder of a Claim holds a prepetition Claim, such holder shall be barred from voting to accept or reject the Plan.

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10.3. Objections to Claims. As of the Effective Date, the exclusive right to object to the allowance of any Claim (to the extent the Claims Objection Deadline has not passed) is hereby reserved to the Merged Debtors. Unless otherwise ordered by the Bankruptcy Court, objections to Claims may be litigated to judgment, settled or withdrawn, as determined by the Merged Debtors in their sole discretion.

10.4. Claims Objection Deadlines. For those Claims subject to the Bar Date of February 1, 2007, the Claims Objection Deadline shall be one Business Day prior to the date on which the Bankruptcy Court enters an Order approving the Disclosure Statement. For those Claims subject to any subsequently occurring Bar Dates, the Claim Objection Deadline shall be sixty (60) days after the applicable Bar Date. With respect to any Claim filed after the applicable Bar Date, the Claims Objection Deadline shall be thirty (30) days after entry of a Final Order of the Bankruptcy Court deeming such Claim to be timely filed. Notwithstanding the foregoing, the Debtors reserve and preserve any and all claims, counterclaims, and rights of setoff, recoupment and turnover held by the Debtors or Merged Debtors against GMAC under the GMAC Credit Agreement, the GMAC Factoring Agreement, the Bankruptcy Code or applicable state or federal law, as set forth in Exhibit C to this Plan. Notwithstanding the Claims Objection Deadlines set forth herein, the Claims Objection Deadline with respect to Claims subject to the 502(d) Objection and the Amended Schedule Claims shall be 180 days from the Effective Date, subject however, to the right of the Merged Debtors to request an extension of such Claims Objection Deadline from the Bankruptcy Court. With respect to this Claims Objection Deadline, the Merged Debtors shall be allowed, without limitation, to amend, supplement, clarify, or file a new objection with respect to (i) those Claims subject to the 502(d) Objection and (ii) the Amended Schedule Claims up to and including such Claims Objection Deadline.

10.5. Disputed Claims. Distributions shall not be made with respect to any Disputed Claim until Allowed by a Final Order. The Merged Debtors shall establish the Disputed Claims Reserve upon the availability of funds (and, if necessary, subsequently increase the Disputed Claims Reserve from time to time) by reserving the amount of Cash or other property that would otherwise be estimated for distribution to holders of (a) Disputed Claims or contingent Claims, if such Claims had been undisputed or noncontingent Claims on the Effective Date, pending, as applicable, (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of distribution or (iii) the realization of the contingencies, and (b) unliquidated Claims, if such Claims had been liquidated on the Effective Date, such amount to be estimated by the Bankruptcy Court for distribution purposes or set, in absence of such estimation, by the Debtors or the Merged Debtors as estimated in good faith to be sufficient to satisfy such unliquidated Claims upon such Claims’ (x) allowance, (y) estimation for purposes of distribution, or (z) liquidation, pending the occurrence of such estimation, allowance, or liquidation of all such Disputed Claims, or as otherwise ordered by the Bankruptcy Court. Without further Order, the Merged Debtors may eliminate the portion of the Disputed Claims Reserve attributable to any Claim upon its disallowance or other resolution and may, if necessary, increase the Disputed Claims Reserve from time to time. Distributions with respect to Disputed Claims that become Allowed Claims shall be made within twenty (20) days after such allowance in an amount equal to the sum of those distributions that would have been made on account of such Claim on all previous Distribution Dates, and the Disputed Claims Reserve shall be reduced accordingly.

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10.6. Allowance of Claims. Except as otherwise provided in the Plan, each Claim filed or scheduled as of the Confirmation Date as to which the applicable Claims Objection Deadline has passed and that is not subject to (i) a pending objection to such Claim; (ii) a pending motion to reflect that such Claim has been satisfied; or (iii) an Order allowing or disallowing such Claim in whole or in part shall be, through the Plan and Confirmation Order and without the need for further Order, Allowed as filed or scheduled as of the Confirmation Date.

ARTICLE 11.

THE CREDITORS’ COMMITTEE

11.1. Dissolution of Creditors’ Committee. From and after the Effective Date, the Creditors’ Committee shall be dissolved and shall have no further rights or obligations and the appointments of its members shall be terminated.

ARTICLE 12.

VESTING OF ASSETS

Except as otherwise explicitly provided in this Plan, on the Effective Date all of the Assets comprising the Estates, including, without limitation, those Causes of Action preserved under the Plan by their inclusion on Exhibit C to the Plan, shall revest in the Merged Debtors to the same extent such Assets were held by the Estates, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of Creditors and Interest holders (other than as expressly provided in this Plan). As of the Effective Date, the Merged Debtors may use, acquire, and dispose of property and settle and compromise Claims subject only to those restrictions expressly imposed by this Plan and the Confirmation Order and without further notice or Bankruptcy Court approval.

ARTICLE 13.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF PLAN

13.1. Conditions to Confirmation. The following are conditions precedent to the occurrence of the Confirmation Date: (a) the entry of an Order finding that the Disclosure Statement contains adequate information with the meaning of section 1125 of the Bankruptcy Code and (b) the entry of a Confirmation Order in a form and substance reasonably acceptable to the Debtors.

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13.2. Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be waived or satisfied in accordance with the Plan:

(a)           The Confirmation Order shall have been entered and become enforceable pursuant to Bankruptcy Rule 7052 and shall not be the subject of a stay under Bankruptcy Rule 7062 and shall authorize and direct the Merged Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the instruments, releases, and other agreements or documents created in connection with the Plan;

(b)           All Plan exhibits shall be in a form and substance reasonably acceptable to the Debtors and shall have been executed and delivered (to the extent applicable); and

(c)           All actions, documents and agreements necessary to effectuate the merger of the Debtors as set forth in Section 6.1 of the Plan (to the extent required to be accomplished as of the Effective Date) shall have been effectuated or executed.

13.3. Waiver of Conditions. Each of the conditions set forth in the Plan may be waived in whole or in part by the Debtors, without any other notice to parties in interest or the Bankruptcy Court and without hearing. The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE 14.

EFFECT OF PLAN CONFIRMATION

14.1. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors and the Merged Debtors, all present and former holders of Claims and Interests, and their respective personal representatives, heirs, successors and assigns.

14.2. Avoidance Actions and Other Causes of Action. All Avoidance Actions, all Claims relating to post-Petition Date transactions under section 549 of the Bankruptcy Code, and all transfers recoverable under section 550 of the Bankruptcy Code are hereby waived and released as of the Effective Date, except to the extent that (a) an Avoidance Action is listed as preserved on Exhibit C hereto or (b) they may be asserted as defenses, setoffs, counterclaims, or as a bar to distribution under section 502(d) with respect to any Claim that would otherwise receive a distribution under the Plan.

14.3. Exculpation and Limitation of Liability. None of the Debtors, the Merged Debtors, the Designated Officers or the Exculpated Persons shall have or incur any liability to any Person for any act or omission on or after the Petition Date in connection with, related to, or arising out of the Chapter 11 Cases, including but not limited to all postpetition negotiations and/or sales of Assets and Residual Assets, the preparation, filing, negotiation, or formulation of the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the preparation, filing, negotiation, or formulation of this Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the implementation or administration of the Plan or the property to be distributed under the Plan, except for fraud or willful misconduct, and any claim or cause of action relating to such act or omission shall be deemed released, except for: (i) any claim or cause of action against any Exculpated Person arising from the fraud or willful misconduct of that Exculpated Person or (ii) any claim or cause of action against any Professional arising from the gross negligence of that Professional. In all respects, the Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan; provided,however, that nothing in this Plan shall, or shall be deemed to, release, affect, or limit any of the rights and obligation of the Exculpated Persons from, or exculpate the Exculpated Persons with respect to, any of the Exculpated Persons’ obligations or covenants arising pursuant to this Plan or the Confirmation Order.

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14.4. Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, all Entities that have held, hold or may hold a Claim or other debt or liability against any of the Debtors or Interest in any of the Debtors are permanently enjoined from taking any of the following actions against any of the Debtors, the Merged Debtors, the Designated Officers, the Exculpated Persons, the Assets or the Residual Assets on account of any such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff of any kind against any debt, liability or obligation due to any of the Debtors to the extent such right of setoff was or could have been asserted on or before the applicable bar date; or (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

14.5. Releases by Debtors. Except to the extent reserved on Exhibit C hereto, or as otherwise provided in the Plan or Confirmation Order, pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and applicable law, as of the Effective Date, in exchange for good and valuable consideration, each of the Debtors and the Estates shall unconditionally release, and hereby are deemed to have waived and released unconditionally, each of the Debtors and the current and former officers and directors of each Debtor, the Designated Officers, and the Exculpated Persons from any and all Causes of Action and assertable Claims, debts, obligations, demands, liabilities, suits, judgments, damages, and rights, whatsoever (other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way related to any of the Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, any prepetition act or omission and/or the negotiation and sales of any of the Debtors’ Assets; provided, however, that this provision shall not operate as a waiver or release of any right that any party in interest may have under this Plan to object to any Claim or any Interest on or before the applicable Bar Date and shall not otherwise operate as a waiver or release of any objection to Claims or Interests pending as of the Effective Date, regardless of whether such objection was brought by the Debtors or any other party in interest.

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14.6. Releases by Certain Holders of Claims. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, each holder of a Claim who voted in favor of the Plan shall be deemed to unconditionally release and forever waive all Claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights and causes of action, whatsoever, other than the right to enforce the obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, event, or other occurrence respecting any of the Debtors or their Estates, or in connection with the Chapter 11 Cases, the Plan, the Disclosure Statement, the negotiation and/or sales of any of the Debtors’ Assets, or for any act or omission that occurred or could have occurred on or prior to the Effective Date against any of (a) the Debtors or the Merged Debtors, (b) the Creditors’ Committee, (c) each member of the Creditors’ Committee, (d) the current or former officers, directors, and employees of any of the Debtors or the Merged Debtors; (e) the Designated Officers; and (f) the Exculpated Persons. For the avoidance of doubt, nothing in this Plan or the Disclosure Statement shall affect the right to receive a distribution under the Plan of any Creditor or Interest holder who votes to reject the Plan or who fails to vote on the Plan or who otherwise objects to the Plan.

14.7. Substantial Contribution of Debtors’ Officers. William F. Garrett, William H. Hardman, Jr., and Donald C. Walker, officers of each of the Debtors (collectively, the “Officers”), have served during the Debtors’ Chapter 11 Cases as officers of the Debtors and shall serve, as of the Effective Date, as Designated Officers of the Merged Debtors as set forth in the Plan. In such capacities, each of the Officers has made, and will continue to make, substantial contributions to the success of the Debtors’ Chapter 11 Cases. Such contributions serve as consideration for the releases and injunctions which benefit, among other persons, the Officers, as set forth in Sections 14.3, 14.4, 14.5 and 14.6 of the Plan.

14.8. Senior Notes and Indenture.

14.8.1. Indenture. The Merged Debtors shall have no obligation under the Indenture or the Senior Notes from and after the Effective Date except for the obligation to make distributions to the Indenture Trustee with respect to Senior Note Claims.

14.8.2. Indenture Trustee’s Charging Lien. The right of the Indenture Trustee to (a) be paid as contemplated by the Indenture, (b) assert a Lien against distributions to holders of Senior Note Claims (the “Charging Lien”), and (c) be indemnified under the Indenture, and, to the maximum extent thereunder or under this Plan, to be released from liability, shall continue after the Effective Date.

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14.8.3. Payment of the Indenture Trustee’s Fees. The Indenture Trustee’s reasonable documented fees and expenses, as contemplated by the Indenture, shall be paid by the Merged Debtors as an Administrative Expense on the Effective Date, provided,however, that the Debtors, Merged Debtors, or the United States Trustee shall be entitled to present any dispute as to the amount of or reasonableness of such fees to the Bankruptcy Court for resolution.

14.9. Cancellation of Senior Notes and Agreements. Except for purposes of evidencing a right to distributions under the Plan, on the Effective Date, all of the agreements and other documents evidencing the Senior Notes or rights under or in connection with the Senior Notes shall be terminated, cancelled and of no further force or effect; provided,however, that the Indenture shall continue in effect for the sole purposes of (i) allowing the Indenture Trustee to make any distributions on account of the Senior Notes pursuant to this Plan and to perform other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain and assert any rights or liens on account of the Senior Note Claims for its fees and expenses.

ARTICLE 15.

MISCELLANEOUS

15.1. Payment of U.S. Trustee’s Fees. All fees payable pursuant to 28 U.S.C. § 1930 incurred after the Effective Date shall be paid by the Merged Debtors when due until the entry of a Final Decree closing the Chapter 11 Cases.

15.2. No Admission Against Interest. Neither the filing of this Plan, the Disclosure Statement, nor any statement contained therein, is or shall be deemed an admission against interest. In the event that this Plan is not consummated, neither this Plan, the Disclosure Statement nor any statement contained herein or therein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Bankruptcy Court against the Debtors or any of their respective former or present officers, directors or Interest holders.

15.3. Post-Confirmation Notice. Pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-Confirmation matters for which notice is required to be given shall be deemed sufficient if served upon the Designated Officers, counsel for the U.S. Trustee’s Office, counsel to the Merged Debtors, and all persons on the Debtors’ Bankruptcy Rule 2002 service list. With the exception of the Merged Debtors and the United States Trustee, any Person desiring to remain on the Bankruptcy Rule 2002 service list in these Chapter 11 Cases shall be required to file a request for continued service and to serve such request upon counsel to the Merged Debtors within thirty (30) days subsequent to the Effective Date. Persons shall be notified of such continued notice requirements in the notice of entry of the Confirmation Order. Persons who do not file a request for continued service as set forth herein shall be removed from the Bankruptcy Rule 2002 service list.

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15.4. Plan Modification. This Plan may be altered, amended or modified before or after the Confirmation Date in accordance with section 1127 of the Bankruptcy Code.

15.5. Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization or liquidation. If the Debtors revoke or withdraw the Plan or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Classes of Claims), assumption or rejection of Executory Contracts affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in, any of the Debtors or any other person; (ii) prejudice in any manner the rights of any of the Debtors or any other Person; or (iii) constitute an admission of any sort by any of the Debtors or any other such Person.

15.6. Setoff Against Claims. The Debtors or the Merged Debtors may set off against any Claim, and the payments made pursuant to this Plan in respect of such Claim, any claims of any nature whatsoever that any of the Debtors may have against the holder of the Claim, but neither the failure to do so nor the allowance of such Claim shall constitute a waiver or release by the Debtors of any claims or rights against the holder of the Claim. Any payment in respect of a disputed, unliquidated or contingent Claim shall be returned promptly to the Merged Debtors in the event and to the extent such Claims are determined by the Bankruptcy Court or any other court of competent jurisdiction not to be Allowed Claims. Confirmation of this Plan shall bar any right of setoff claimed by a Creditor unless such Creditor filed, prior to the Confirmation Date, a motion for relief from the automatic stay seeking the authority to effectuate such a setoff right. All defenses of any of the Debtors or the Merged Debtors with respect to any such motion are hereby preserved.

15.7. Further Action. The Debtors or the Merged Debtors are authorized to take any action necessary or appropriate to execute the provisions of this Plan.

15.8. Professional Fee Claim Bar Date. Any and all applications for the final allowance of Professional Fee Claims shall be filed with the Bankruptcy Court and served upon counsel to the Merged Debtors, counsel to the Creditors’ Committee, the U.S. Trustee, the Designated Officers, and all parties on the Debtors’ Bankruptcy Rule 2002 service list on or before the date which is sixty (60) days after the Effective Date. From and after the Effective Date, the Merged Debtors shall be entitled to pay any and all professional fee claims of the Professionals of the Merged Debtors for services rendered after the Effective Date without the need for submission of an application for such fees under section 330 of the Bankruptcy Code or further Order of the Bankruptcy Court.

15.9. Severability of Plan Provisions. If, prior to the Confirmation Date, any term of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors or the Merged Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

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15.10. Cramdown. Except as provided under Section 3.5 of the Plan, to the extent any Impaired Classes of Claims or Interest holders entitled to vote on the Plan votes to reject the Plan, the Debtors reserve the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).

ARTICLE 16.

RETENTION OF JURISDICTION

Notwithstanding Confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(a)           To determine the allowability, classification or priority of Claims upon objection by the Debtors, the Merged Debtors, or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

(b)           To issue injunctions or take such other actions or make such other Orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any other Order, and to issue such Orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein;

(c)           To protect the Assets of the Debtors, the Merged Debtors and the Estates from Claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens, security interests or encumbrances on any property of the Debtors or the Merged Debtors;

(d)           To determine any and all applications for allowance of Professional Fee Claims and any dispute related to Professional Fee Claims of the Professionals of the Merged Debtors arising after the Effective Date;

(e)           To the extent necessary or desirable, to determine any Priority Wage Claims, Priority Employee Benefit Claims, Priority Tax Claims, Administrative Claims, or any other request for payment of Claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

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(f)           To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the Confirmation Order and the making of distributions hereunder;

(g)           To determine any and all motions related to the rejection, assumption or assignment of Executory Contracts;

(h)           To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Cases, including any remands;

(i)           To enter a Final Decree closing the Chapter 11 Cases;

(j)           To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(k)           To issue such Orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(l)           To the extent necessary or desirable, to determine any state, local and federal tax liability pursuant to sections 346, 505 and 1146 of the Bankruptcy Code;

(m)           To enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(n)           To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(o)           To resolve any dispute or matter arising under or in connection with any Order;

(p)           To authorize sales of Assets as necessary or desirable and resolve objections, if any, to such sales;

(q)           To hear and resolve Causes of Action and Avoidance Actions, if any;

(r)           To resolve any disputes concerning any release of a non-debtor hereunder or the injunction against acts, employment of process or actions against such non-debtor arising hereunder;

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(s)           To the extent necessary or desirable, to approve any distributions, or objections thereto, under the Plan;

(t)           To approve any Claims settlement entered into or offset exercised by the Debtors or the Merged Debtors for which such approval is sought;

(u)           To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtors; and

(v)           To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

REQUEST FOR CONFIRMATION

The Debtors request confirmation of this Plan in accordance with section 1129(a) and/or section 1129(b) of the Bankruptcy Code.

REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the Debtors have executed this First Amended Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc., dated July 17, 2007.

DELTA MILLS, INC.

By:	/s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By:	/s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and Chief Operating Officer

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DELTA WOODSIDE INDUSTRIES, INC.

By:	/s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By:	/s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and Chief Operating Officer

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DELTA MILLS MARKETING, INC.

By:	/s/ William F. Garrett
Name: William F. Garrett
Title: President and Chief Executive Officer

By:	/s/ William H. Hardman, Jr.
Name: William H. Hardman, Jr.
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Donald C. Walker
Name: Donald C. Walker
Title: Executive Vice President and Chief Operating Officer

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EXHIBIT A

BIDDING PROCEDURES

Pursuant to the First Amended Joint Plan of Liquidation Proposed by Delta Mills, Inc., Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc. (the “Plan”), the following overbidding procedures (the “Overbidding Procedures”) shall govern the sale (the “Sale”) and competitive bidding process applicable to the sale of (i) the Pamplico Plant and, (ii) in the event the Debtors are unable to consummate any sale of the Beattie Plant pursuant to the Beattie Stalking Horse Order or Asset Purchase Agreement Between Delta Mills and Gibbs, the Beattie Plant, Assets of Delta Mills, Inc., as the surviving corporation of certain mergers with Delta Woodside Industries, Inc., and Delta Mills Marketing, Inc. (the “Merged Debtors”), the proceeds of which shall be distributed according to the terms and conditions of the Plan:

I.            Selection of a Stalking Horse Bid

The Merged Debtors may elect to establish a “stalking horse” bidder or bidders (the “Stalking Horse Bidder or Bidders”) by executing an asset purchase agreement with such bidders (the “Stalking Horse Agreement”). The Merged Debtors will submit any such choice to the Court for approval at a hearing (the “Designation Hearing”) and will also request at the Designation Hearing approval of certain Bid Protections as recommended by the Designated Officers.

II.            Overbidding Procedures

Within five (5) Business Days after the approval of the Stalking Horse Bid or Bids at the Designation Hearing, the Merged Debtors shall distribute a notice of an Auction, along with a copy of any Stalking Horse Agreements, to all parties who, in the Merged Debtors’ discretion, may be interested in participating in the Auction (the “Overbidding and Auction Notice”). During the Overbidding Period, which shall be a period of ten (10) days from the service of the Overbidding and Auction Notice, or at such earlier or other time as the Court permits, the Merged Debtors will consider any qualifying bids that are higher and better than the relevant Stalking Horse Bid (each, an “Overbid”). Ultimate approval of the Stalking Horse Agreements, if any, will be subject to the Merged Debtors’ consideration of qualified Overbids.

The following requirements must be satisfied for a Bidder to submit an “Overbid”:

a.            Bid Deadline and Requirements for Overbids

An Overbid must be submitted on or before the Overbid Deadline, which shall be set forth in the Sale Notice and Overbidding and Auction Notice, via electronic mail, to the following:

(i)       Leon Szlezinger, Chief Designated Officer, at lszlezinger@mesirowfinancial.com;

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(ii)      William F. Garrett, Designated Officer, at bgarrett5@verizon.net;

(iii)     William H. Hardman, Jr., Designated Officer, at bill.hardman@deltamills.com;

(iv)     Donald C. Walker, Designated Officer, at don.walker@deltamills.com;

(v)      Robert J. Dehney, Morris, Nichols, Arsht & Tunnell, LLP, at rdehney@mnat.com; and

(vi)     Eric Amstutz, Wyche Burgess Freeman & Parham, P.A., at eamstutz@wyche.com;

b.             Required Terms

An Overbid must, at a minimum, comply with the following requirements:

(i)	The Overbid must be received by the Overbid Deadline;

(ii)
The Initial Overbid Amount shall exceed the Purchase Price or that portion of the Purchase Price attributable to the relevant Assets by a percentage of the Purchase Price to be determined by the Designated Officers, approved by the Bankruptcy Court at the Designation Hearing, and described in the Overbidding and Auction Notice;

(iii)
Thereafter, Overbids shall increase by a minimum Overbid Increment to be determined by the Designated Officers, approved by the Bankruptcy Court at the Designation Hearing, and described in the Overbidding and Auction Notice;

(iv)
The Overbid must be in writing and include a copy of the relevant Stalking Horse Agreement as a form, marked-up to show any revisions required by the Qualified Party to consummate the Sale (a “Competing APA”), which Competing APA must be acceptable in form and substance to the Merged Debtors in its discretion, shall include a schedule of the particular assets proposed to be acquired thereunder, and otherwise be in compliance with the requirements of the Bankruptcy Code and applicable orders of this Bankruptcy Court (THE MERGED DEBTORS WILL ONLY CONSIDER BIDS FOR SOME OR ALL OF THOSE ASSETS LISTED IN THE SALE NOTICE, UNLESS OTHERWISE SET FORTH THEREIN);

(v)
The Overbid must be accompanied by copies of financial statements, letters of credit and/or any other documents or evidence reasonably satisfactory to the Merged Debtors demonstrating the Bidder’s ability to consummate the contemplated transaction;

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(vi)	The Overbid must not be conditioned on a Bidder’s ability to obtain financing;

(vii)	The Overbid must not be conditioned on the outcome of the due diligence by such Bidder;

(viii)
The Overbid must be accompanied by information and assurances satisfactory to the Merged Debtors that the Bidder can obtain all required consents, approvals and licenses to fulfill the terms, conditions and obligations under any and all related agreements;

(ix)
The Overbid must be accompanied by the provision of a certified or bank check, wire transfer, or letter of credit reasonably acceptable to the Merged Debtors in the amount of at least ten percent (10%) of the amount of the Overbid as a good faith deposit, to be held in escrow and credited to the closing payment if the Bidder is ultimately determined to be the Successful Bidder or to be returned to the bidder otherwise (except as otherwise provided in the Competing APA) (the “Good Faith Deposit”);

(x)	The Overbid must state that it has been approved (subject to stated conditions) by any, and all, governing bodies or investors (e.g., board of directors or minority partners);

(xi)
The Overbid must state that it is made by the principals of the Bidder, and not by any person acting as agent for another, whether the principals are disclosed or undisclosed; however, a Bidder may appoint a representative to act on its behalf in connection with the Overbid; and

(xii)
Except as otherwise provided with respect to the Stalking Horse Bidder or as otherwise ordered by the Bankruptcy Court, no Bidder shall be entitled to reimbursement of its costs, expenses or professional fees incurred in connection with the Sale and competitive bidding process for the Assets, including formulation and submission of any bid or any due diligence efforts.

The Merged Debtors and their advisors will evaluate the Overbids submitted and determine whether to deem any such Overbid a “Qualified Bid” and invite the Bidder to participate in the Auction. Overbids will be evaluated on the basis of (i) the indicated purchase price, (ii) the Bidder’s financial capacity to consummate a transaction if selected as the Successful Bid, (iii) the extent and type of requested changes to the Stalking Horse Agreement, (iv) the Bidder’s ability to expeditiously consummate the transaction if selected as a Successful

3

Bid, and (v) other factors deemed appropriate in the Merged Debtors’ discretion. The Merged Debtors will select those Overbids that they consider to be Qualified Bids on or before the commencement of the Auction, provided,however, that the Merged Debtors reserve the right to select such Qualified Bids at an earlier date or to reject any Overbid as insufficient, and furtherprovided,however, that, if no other Qualified Bid is received (other than that of the Stalking Horse Bidder), the Merged Debtors shall have no obligation to conduct an Auction.

In the event Qualified Bids are received, an auction (the “Auction”) of the assets will be held on the next business day following the Overbidding Deadline at the offices of Morris Nichols Arsht & Tunnell LLP, 1201 North Market Street, Wilmington, Delaware 19801, or such other location determined by the Merged Debtors, at which Auction the Merged Debtors may select the highest and best Qualified Bid for the relevant asset(s) as a Successful Bid. ALL SALE(S) SHALL BE SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT.

Only the Stalking Horse Bidder, parties who submit Qualified Bids prior to the Overbid Deadline, the Designated Officers, and the professionals of the foregoing (including that of the Merged Debtors) shall be entitled to attend and be heard at the Auction. In order to bid at the Auction, a Qualified Party must be physically present at the Auction unless otherwise agreed by the Merged Debtors in their sole discretion.

During the Auction, bidding shall (i) begin with the Qualified Bid of the Stalking Horse Bidder; (ii) continue with the first overbid increment set over and above the Purchase Price as applicable, and (iii) continue thereafter in minimum increments higher than or equal to the minimum Overbid Increment.

Unless otherwise agreed to by the Merged Debtors, in their discretion, all participants will be permitted equal time, to be determined by the Merged Debtors, in which to respond to the previous bid at the Auction and, at the expiration of such time (unless extended), the Auction shall conclude.

Prior to concluding the Auction, the Merged Debtors shall (i) review each bid, if any, on the basis of its financial and contractual terms and the factors relevant to the sale process and the best interest of the Estates and the Merged Debtors’ stakeholders, including, without limitation, those factors affecting the speed and certainty of consummating a sale transaction(s) and (ii) determine and identify the highest or best bid (defined as the “Successful Bid”) and the next highest or otherwise best offer, if any, after the Successful Bid (the “Next Highest Bid”). Any bid submitted after the conclusion of the Auction shall not be considered for any purpose. There may be more than one Successful Bidder for the assets but only one Successful Bidder for any particular asset.

Immediately prior to the adjournment of the Auction, the bidder or bidders making the Successful Bid or Bids (defined as the “Successful Bidder(s)”), if any, shall complete and sign all agreement(s), contract(s), instrument(s) or other document(s) evidencing and containing the terms and conditions upon which such bid was made, if it has not already done so.

4

The Merged Debtors reserve the right to reject at any time prior to the entry of an Order approving a sale of the assets, any offer which the Merged Debtors deem to be (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of Bankruptcy Procedure of the United States Bankruptcy Court for the District of Delaware, or the terms and conditions of the Sale set forth herein, or (iii) contrary to the best interests of the Estates and the Merged Debtors’ Creditors. The Merged Debtors will have no obligation to accept or submit for Bankruptcy Court approval any offer presented prior to or at the Auction.

III.           The Sale Hearing

(A)           The hearing on the approval of the Sale (the “Sale Hearing”) to the Successful Bidder shall be conducted by the Bankruptcy Court on the next regularly scheduled hearing date or at such earlier time as the Bankruptcy Court permits. Closing shall take place not later than such date as may be set forth in the APA submitted by the Successful Bidder, or as soon thereafter as reasonably practicable.

(B)           Subject to Bankruptcy Court approval following the Auction, the Successful Bidder shall purchase the Assets, free and clear of all liens, claims and encumbrances, pursuant to the Plan and the corresponding order of the Court approving the Sale (if applicable) (having purchased the Assets, the “Purchaser”).

(C)           Following the Sale Hearing approving the sale of the Assets to the Successful Bidder (if applicable) or following selection of the Successful Bidder, if such Successful Bidder fails to consummate an approved Sale because of a breach or failure to perform on the part of such Successful Bidder, the next highest or otherwise best Qualified Bid, as chosen at the Auction and disclosed at the Sale Hearing (if applicable), will be deemed to be the Successful Bid and the Merged Debtors will be authorized, but not required, to consummate the Sale with the Qualified Bidder submitting such bid without further Order. In such case, the Successful Bidder’s Good Faith Deposit shall be forfeited to the Merged Debtors, and the Merged Debtors specifically reserve the right to seek all available damages from the defaulting Successful Bidder.

(D)           Any Sale of the Assets shall be without representation or warranties of any kind, nature or description by the Merged Debtors or the Estates, except as provided in the purchase agreement between the Merged Debtors and the Purchaser. All of the Assets shall be transferred “as is.” THE MERGED DEBTORS EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE NATURE, QUALITY, VALUE OR CONDITION OF ANY ASSET.

IV.           Bid Protection

Unless otherwise ordered by the Bankruptcy Court, if the Merged Debtors establish a Stalking Horse Bidder that is not the Successful Bidder at the Auction, the Merged Debtors may, in their discretion, agree to pay to such Stalking Horse Bidder a bid protection (the “Bid Protection”) in an agreed amount not to exceed three percent (3%) of the cash portion of its Qualified Bid; providedhowever, that the Stalking Horse Bidder shall not be entitled to the Bid Protection unless it waives in writing conditions to its closing of the Sale, including due diligence and financing contingencies, other than the entry of the Sale Order and delivery of closing certificates, on the business day prior to the Auction.

5

V.           Procedures Governing Good Faith Deposits

(A)           All Good Faith Deposits shall be subject to the jurisdiction of the Bankruptcy Court and shall be returned by the Merged Debtors as soon as reasonably practicable after the closing of the Sale, unless otherwise provided in the applicable APA; provided,however, that if the Successful Bidder fails to consummate an approved Sale because of a breach or failure to perform on the part of such Successful Bidder, such Successful Bidder’s Good Faith Deposit shall be forfeited to the Merged Debtors, and the Merged Debtors specifically reserve the right to seek all available damages from the defaulting Successful Bidder.

(B)           All Good Faith Deposits shall be held, subject to the provisions of these Bidding Procedures, by counsel for the Merged Debtors or, in the Merged Debtors’ discretion, by a third-party escrow agent (either, a “Custodian”) in a segregated non-interest bearing bank account. In the event of a dispute concerning the Merged Debtors’ right to retain any Good Faith Deposit, the Custodian shall have no liability to any bidder for the failure to return such Good Faith Deposit to the bidder, and the bidder’s sole remedy shall be to seek relief from the Bankruptcy Court to compel the return of the Good Faith Deposit; provided,however, that nothing in the Plan or these Bidding Procedures shall waive, release or restrict any right or remedy of any person arising from the wrongful disbursement or loss of any Good Faith Deposit.

VI.           No Expense Reimbursement

Except as otherwise provided with respect to the Stalking Horse Bidder or as otherwise ordered by the Bankruptcy Court, no bidder shall be entitled to reimbursement of its costs, expenses or professional fees incurred in connection with the Sale and competitive bidding process for the Assets, including formulation and submission of any bid or any due diligence efforts.

VII.           Reservation of Rights
The Merged Debtors reserve their rights to: (i) impose at or before the Auction such other and additional terms and conditions as may be in the interest of the Estates and their creditors; (ii) extend the deadlines set forth in the Plan and/or these Bidding Procedures; (iii) adjourn the Auction at or before the Auction; (iv) adjourn the Sale Hearing without further notice by making an announcement in open Court or by the filing of a hearing agenda pursuant to Bankr. D. Del. L.R. 9029-3; and (v) withdraw from the Auction any or all of the Assets at any time prior to or during the Auction or cancel the Auction.

6

EXHIBIT B

EXECUTORY CONTRACT SCHEDULE

1

EXHIBIT B TO PLAN:

EXECUTORY CONTRACT SCHEDULE

COUNTERPARTY NAME	COUNTERPARTY ADDRESS	REJECTION EFFECTIVE DATE	DESCRIPTION
CAROLINA CASUALTY INSURANCE COMPANY	4600 TOUCHTON ROAD EAST, BULIDING 100, SUITE 400, JACKSONVILLE, FL 32246	ASSUME	DIRECTORS' AND OFFICERS LIABILITY INSURANCE POLICY
LIBERTY INTERNATIONAL UNDERWRITERS	200 GALLERIA PARKWAY, SUITE 1100, ATLANTA, GA 30339	ASSUME	DIRECTORS' AND OFFICERS LIABILITY INSURANCE POLICY
ARCH INSURANCE GROUP	3500 LENOX ROAD, SUITE 1400, ATLANTA, GA 30326	ASSUME	DIRECTORS' AND OFFICERS LIABILITY INSURANCE POLICY
EACH OFFICER AND DIRECTOR OF DELTA WOODSIDE INDUSTRIES, INC	VARIOUS	ASSUME
AGREEMENT BETWEEN DELTA WOODSIDE INDUSTRIES, INC. FOR THE BENEFIT OF EACH OF ITS OFFICERS AND DIRECTORS RELATED TO CERTAIN RIGHTS UNDER THAT CERTAIN DIRECTORS AND OFFICERS LIABILITY INSURANCE POLICY ISSUED TO DELTA WOODSIDE INDUSTRIES, INC. BY CAROLINA CASUALTY INSURANCE CO.

ORACLE USA, INC.	P.O BOX 44471	October 31, 2007	SOFTWARE LICENSE/TECH SUPPORT
NUVOX	TWO NORTH MAIN STREET, GREENVILLE, SC 29601-2719	December 17, 2007	PHONE AND INTERNET SERVICE PROVIDER
JD EDWARDS	3225 CUMBERLAND BLVD, SUITE 600, ATLANTA, GA 30339	October 31, 2007	INVOICING AND ACCOUNTING SYSTEM

EXHIBIT C

PRESERVED CAUSES OF ACTION

The following notice of reservation of rights to investigate and pursue rights, Causes of Action and potential Causes of Action shall apply to parties affiliated with the listed entities and entities under some degree of common ownership or control with the listed entities to the extent claims exist against such entities prior to the Confirmation Date.

1.            Any and all Avoidance Actions against any of the following Persons:

.	a.	Parkdale America LLC (unless settled)
	b.	Parkdale Mills, Inc. (unless settled)
	c.	Invista
	d.	Ultra Chem Industries, Inc.
	e.	Basic Chemicals Co., LLC
	f	Duke Energy Corp.
	g.	Isochem Colors Incorporated
	h.	Perry Chemical Corporation
	i.	Nutex, Inc.
	j.	R.L. Stowe Mills, Inc.
	k.	C.H. Patrick & Co., Inc. (unless settled)
	l.	GTP Greenville, Inc. Suntrust
	m.	Henry E. Farmer Inc.
	n.	Defender Services
	o.	Steel Heddle Manufacturing Co. GTP
	p.	Delta Apparel Co., Inc.
	q.	Sonoco Products Co.
	r.	Dystar L.P.
	s.	AEP Industries, Inc.
	t.	Passaic Color & Chemical
	u.	Seydel Woolley & Co., Inc.
	v.	Unifi Textured Polyester, LLC a division of Unifi Manufacturing, Inc.
	w.	Seaboard Properties
	x.	Machine Adaptation and Design
	y.	ADM Corn Processing Division a division of Archer Daniels Midland Co., Corporate Credit Department
	z.	Omnova Solutions, Inc.
	aa.	Huntsman International, LLC
	bb.	Dexter Chemical LLC
	cc.	KEL Chemicals, Inc.
	dd.	BOC Gases PGS
	ee.	Amitech, Inc.
	ff.	Luffman Salt & Chemical Co., Inc.
	gg.	Print Media Consultants
	hh.	United Parcel Service
	ii.	Motion Industries, Inc.

2

jj.	Scana
kk.	Staubli Corporation
ll.	Marlboro Mechanical, Inc.
mm.	Bruce Chemical Corp.
nn.	C&C Boiler Sales
oo.	Hagemeyer North America, Inc.
pp.	Piedmont Pump & Valve Service
qq.	Frank J. Upchurch Co.

2.
 Any and all Avoidance Actions, Causes of Action, Claims or Objections to Claims that are the subject of a motion, objection or other pleading pending before the Bankruptcy Court on the Confirmation Date.

3.
Any and all rights, Causes of Action and potential Causes of Action against GMAC arising under or related to the GMAC Credit Agreement, the GMAC Factoring Agreement or the Final DIP Order including, without limitation: (a) all rights, Causes of Action and potential Causes of Action against GMAC related to any accounts receivable due to any of the Debtors (or to GMAC by reason of the Factoring Agreement) from Interamericana Apparel Co., Interamericana Products International, Interamericana Group Corporation, Inc. or one or more related companies; (b) all rights, Causes of Action and potential Causes of Action with respect to return of fees and charges collected by GMAC from any of the Debtors during these Chapter 11 Cases including without limitation any attorneys’ fees, early termination fees alleged to be due or collected under the GMAC Credit Agreement and early termination or minimum commission fees alleged to be due or collected under the GMAC Factoring Agreement; and (c) notwithstanding any other provision of the Plan, the right to receive an accounting of all sums paid to GMAC after the Petition Date

4.	Any and all rights, Causes of Action and potential Causes of Action against Euler, Euler Hermes ACI, Euler American Credit Indemnity Company or any related companies of the foregoing.

5.
Any and all rights, Causes of Action and potential Causes of Action against the City Of Greensboro with respect to the sale of that certain parcel of real estate known as 2602 S. Elm-Eugene Street by Delta Mills, Inc. to the City of Greensboro, which sale closed on or about June 30, 2000, including, without limitation, any and all rights to turnover of property of the Debtors’ Estates pursuant to sections 542 and 543 of the Bankruptcy Code and any and all rights under that certain Escrow Agreement dated June 30, 2000 between Delta Mills, Inc. and the City of Greensboro.

6.	Any and all rights, Causes of Action and potential Causes of Action arising under or related to the Asset Purchase Agreement Between Delta Mills and Fox.

7.	Any and all rights, Causes of Action and potential Causes of Action arising under or related to the Asset Purchase Agreement Between Delta Mills and Greystone.

3

8.	Any and all rights, Causes of Action and potential Causes of Action arising under or related to the Asset Purchase Agreement Between Delta Mills and Schwarz.

9.
Any and all rights, Causes of Action and potential Causes of Action arising under or related to any agreement to purchase any assets of the Debtors’ Estates including, without limitation, that certain Purchase and Sale Agreement between Delta Mills, Inc. and Stanley Atkins dated May 15, 2007 and that certain Purchase and Sale Agreement between Delta Mills, Inc. and Gibbs International, Inc. dated June 27, 2007.

10.
Any and all rights, Causes of Action and potential Causes of Action related to any federal, state or local taxes, tax assessment or return, including, without limitation, the right to contest and/or appeal any federal, state or local tax assessment.

11.	Any and all rights, Causes of Action and potential Causes of Action with respect to any insurance policy of or paid for by any of the Debtors.

12.
Any and all rights, Causes of Action and potential Causes of Action related to that certain litigation pending before the Court of Common Pleas in Greenville, South Carolina styled Delta Mills, Inc. et al. v. Picanol of America, Inc., et al. (the “Picanol Litigation”) including without limitation the right to the Debtors’ portion of any recovery received by Fireman’s Fund Insurance as a result of the Picanol Litigation.

13.
Any and all rights, Causes of Action and potential Causes of Action against Blue Cross Blue Shield of South Carolina and BlueChoice Healthplan of South Carolina (collectively, “BCBS”) including, without limitation, the right to an accounting of and refund of funds paid to BCBS as an estimated pre-payment of anticipated medical claims and administrative fees of BCBS.

14.	Any and all rights, Causes of Action and potential Causes of Action against TKO Apparel, Inc. or one or more related companies.

15.
Any and all rights, Causes of Action and potential Causes of Action against Interamericana Apparel Co., Interamericana Products International, Interamericana Group Corporation, Inc. or one or more related companies.

16.
 Any and all rights, Causes of Action or potential Causes of Action arising under Chapter 2 of Title 15 of the United States Code, including, without limitation, actions brought by the Federal Trade Commission.

17.
Any and all rights, Causes of Action or potential Causes of Action against the South Carolina Second Injury Fund (the “SIF”), including, without limitation, the right to assert claim(s) against the SIF for reimbursement(s) of claim(s) paid by or on behalf of the Debtors to holder(s) of workers’ compensation Claim(s) or claim(s) that are found to be reimbursable by the SIF.

4

18.
Any Cause of Action or potential Cause of Action of a Debtor that, as of September 1, 2007 (the "Determination Date"), is not an Excluded Cause of Action or Excluded Potential Cause of Action (as defined in paragraph (a) below).

(a) For purposes of this Exhibit C, a cause of action or a potential cause of action is an "Excluded Cause of Action or Excluded Potential Cause of Action" if, as of the Determination Date, it is described in any of the following clauses:

(i) Such cause of action or potential cause of action is known to any Applicable Person (as defined in paragraph (c) below);

(ii) All or a material part of the basis of such cause of action or potential cause of action is known to any Applicable Person;

(iii) All or a material part of the basis of such cause of action or potential cause of action would have been known to any Applicable Person had reasonable due diligence been exercised by such Applicable Person based upon the Available Information;

(iv) Based on the Available Information, any Applicable Person is or, with the exercise of reasonable due diligence, would have been placed on inquiry notice as to such cause of action or potential cause of action or as to all or a material part of the basis of such cause of action or potential cause of action; or

(v) All or a material part of the basis of such cause of action or potential cause of action would have been reasonably foreseeable to any Applicable Person had reasonable due diligence been exercised by such Applicable Person based upon the Available Information.

(b) For purposes of this Exhibit C, information is "Available Information" if, as of the Determination Date, it is contained in any of the following:

(i) Any filing by any party in the Bankruptcy Court in any of the Chapter 11 Cases;

(ii) Any written document (whether in paper of electronic format) provided or made available by any of the Debtors to or in the possession of any Applicable Person; or

(iii) Any filing by any of the Debtors with the Securities and Exchange Commission.
(c) For purposes of this Exhibit C, any of the following is an "Applicable Person":

5

(i) Any member of the Creditors' Committee;

(ii) Any attorney to the Creditors' Committee; or

(iii) Any financial adviser to the Creditors' Committee.

6

EXHIBIT D

POST-CONFIRMATION BUDGET

7

Delta Mills, et al Post Confirmation Wind Down Budget* 9/15/07 6/29/08
(in thousands) Salaries**	$317
Operating Expenses	819
Post Confirmation Professional Fees***	905
All Other (Net)	682
Total Post-Confirmation Expenses*	$2,723

*	Note I - Some expenses included in this schedule could possibly be paid prior to confirmation
Note II - Not included in these expenses are:
- Approximately $1 mm in additional professional fees in the "Lower" scenario
- Approximately $300k in additional "Unidentified Expenses in the "Lower" scenario
**	- The 60 "free" hours that management has agreed to provide have not been included in this amount
***	- These are professional fees incurred post-confirmation. Certain professional fees incurred pre-confirmation but paid post-confirmation have been excluded from this amount

EXHIBIT B
LIQUIDATION ANALYSIS

Subject to Revision

Delta Mills, et al
Debtors' Hypothetical Liquidation Analysis
Summary of Critical Assumptions

I. Introduction

The Hypothetical Chapter 11 Liquidation Analysis and accompanying footnotes (the "Analysis") have been prepared by Management for inclusion with the Disclosure Statement Regarding the Joint Plan of Liquidation (the "Plan") Proposed by the Boards of Directors and Management of Delta Mills, et al. The Analysis will be attached to the Disclosure Statement as Exhibit B. The Analysis has been prepared on a consolidated basis and, consistent with the proposed Plan, intercompany claims have been eliminated. The Analysis has not been examined or reviewed by independent accountants. The Analysis is limited to the sole use of parties considering voting for acceptance or rejection of the Plan and is not to be used for any other purposes whatsoever. New information and outcomes of events are constantly changing. Although Management does not intend to update this Analysis, Management reserves the right to change or update this Analysis as new information becomes available if deemed warranted. These changes could be material.

The Analysis was prepared based on assumed treatment of various issues that are subject to considerable uncertainty, including but not limited to, the sales price of the Pamplico facility; the realization on a large unpaid account receivable which is due from a certain foreign customer, which Management believes has not made payment due to financial considerations; the outcome of settlement negotiations with certain claimholders including, but not limited to, GMAC; the eventual total cost to the estate of professional fees; the ultimate amount of post-confirmation expenses incurred in administering the wind-down; collection of remaining accounts receivable; and the treatment of claims for workers compensation and several other significant claimants. The eventual outcome of these issues is uncertain and could be different than the assumed treatment in the Analysis and such differences could be material. Each of these issues are covered further later in the footnotes.

Additionally, the Analysis was prepared based on an assumed treatment of various issues by the US Bankruptcy Court (the "Court"), including but not limited to the following:

- Reclamation rights of certain vendors
- Governmental or tax claims
- Administrative claims of certain vendors
- Health insurance/group insurance
- Professional fees
- Contingent and/or executory contract claims
- Merger
- Realization of receivables, the Debtors' rights under the GMAC financing and factoring agreements and associated costs

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Delta Mills, et al
Debtors' Hypothetical Liquidation Analysis
Summary of Critical Assumptions

Subject to Revision

Actual treatment of these issues by the Court could be materially different than the assumptions made in the Analysis. Additionally, these issues could be the subject of substantial litigation by the various parties-in-interest to the Estate. Such litigation could cause the professional fees incurred to greatly exceed the amounts estimated in the Analysis and delay the timing of distributions to creditors. Any such litigation would likely increase the length of time necessary for the Debtors to remain under bankruptcy protection and the time needed to effectuate the liquidation which would increase costs and fees; such increased costs and fees could materially reduce the distributions to creditors. No representation is made regarding the length of time required to resolve any possible disputes, legal or otherwise, in order to distribute money to creditors. The Analysis was prepared utilizing nominal dollars. No discounting of future values or other similar adjustments has been made to reflect the passage of time and the time value of money.

Although no formal tax analysis has been prepared, Management believes that any tax effect of the transactions contemplated herein would not result in any tax liability to the Debtors based upon current and past operating deficits. The Debtors also do not believe that they are due any material tax refund. Any potential state, local, transfer or other taxes are thought to be immaterial in nature and amount with the possible exception of personal property taxes. Management estimates approximately $34mm in Federal Net Operating Losses at Delta Mills, Inc. and $21mm in Federal Net Operating Losses at Delta Woodside, Inc. (in addition to the Delta Mills, Inc. Federal Net Operating losses) currently outstanding.

In addition, this Analysis makes certain assumptions regarding key issues including, but not limited to, the following:

1) Timing and realization of certain sales of real property;
2) Timing and realization of the collection of accounts receivable;
3) Timing and amount of remaining sales of fabric and miscellaneous assets;
4) Wind-down expenses and other expenses of the Debtors' Estate;
5) Amount and timing of professional fees; and
6) The amount and order of priority of claims.

There will usually be differences between actual and estimated results because events and circumstances frequently do not occur as expected and these differences may be material. It should be noted that the ranges of potential outcomes are based upon estimates and assumptions, some of which may ultimately be materially different than the actual outcome. Some risk factors are not quantifiable and, thus, are not reflected herein. Further, the occurrence of unforeseen circumstances could materially change the outcomes, and the outcomes could be materially lower.

3 of 17

Delta Mills, et al
Debtors' Hypothetical Liquidation Analysis
Summary of Critical Assumptions

Subject to Revision

In connection with the preparation and development of the Plan, the Analysis, which utilizes various assumptions based on historical facts and anticipated changes in the Debtors' business, was prepared in **June 2007** by the Debtors' Management. The Analysis was updated to reflect the **June 29, 2007** Court Order authorizing the sale of the Beattie Plant to Gibbs International. No other updates have been made to the Analysis since **June 2007**. The Analysis assumes that the Plan will be confirmed and will be implemented in accordance with its terms. The estimates and assumptions underlying the Analysis are inherently uncertain and, though considered reasonable by the Debtors' Management as of the date hereof, are subject to significant business, economic and competitive uncertainties. Accordingly, the Analysis and such estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable than is presently projected. The Analysis included herein should not be regarded as a representation by the Debtors, the Debtors' Management, the Debtors' advisors or any other person that these projected results will be achieved.

Background

On **October 13, 2006**, Delta Woodside Industries, Inc. ("Delta Woodside"), Delta Mills, Inc. ("Delta Mills"), a wholly-owned subsidiary of Delta Woodside, and Delta Mills Marketing, Inc. ("Marketing"), the wholly owned subsidiary of Delta Mills (collectively referred to as the "Companies," the "Debtors" or the "Estate"), filed voluntary petitions for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

The Companies proceeded after the filing of the bankruptcy petition with a Court approved orderly wind-down of the operations of the Companies designed to result in a liquidation and distribution to creditors.

As part of this orderly wind-down process, Delta Mills has filled substantially all accepted orders from its customers and has discontinued operations at both its Beattie plant and its Delta 3 finishing plant.

The Companies have sold substantially all equipment at both plants, and all real property at the Delta 2 and 3 facilities. The Companies' Beattie facility is under contract to be sold within five days of **July 31, 2007**. The Companies' remaining facility, known as Pamplico, remains available for sale.

4 of 17

Subject to Revision

Delta Mills, et al
Debtors' Hypothetical Liquidation Analysis
Summary of Critical Assumptions

Assumptions and Footnotes to the Analysis:

II. The Analysis

The Liquidation Analysis consists of two primary supporting schedules.

1. **The Wind-Down Budget** – Weekly cash flow forecast for the period **June 4, 2007** through the end of the wind-down period, currently assumed to be **June 30, 2008**
2. **The Recovery Analysis** – Analysis of cash available for distribution and forecasted claims of the Estate

The Wind-Down Budget

Methodology

The wind-down budget was developed by Management to plan the cash receipts and disbursements related to the orderly wind-down process for the period **June 4, 2007** to **June 30, 2008**. There is no certainty that the wind-down process can be completed prior to **June 30, 2008**. If the wind-down process extends beyond **June 30, 2008** then recoveries may be reduced and additional liquidation costs will be incurred.

Beginning balances in the Analysis are based on preliminary numbers from the Company's May Monthly Operating Report ("MOR"), balances of accounts receivable ("AR") and cash as provided by relevant reports from GMAC's systems. These amounts have not been subjected to any review or auditing procedures. These amounts could be subject to revision and such differences could be material. The Analysis has not been adjusted for June activity.

The descriptions of the wind-down receipts and disbursements shown herein reflect Management's current assessment of likely outcomes. However, as these outcomes are uncertain, certain risk adjustments are assessed and described further in Section III of this summary; "Recovery Analysis."

The cash receipts associated with the sale of Property, Plant, and Equipment have been excluded from the wind-down budget and are shown as part of the Recovery Analysis in Section III.

5 of 17

Delta Mills, et al
Debtors' Hypothetical Liquidation Analysis
Summary of Critical Assumptions

Subject to Revision

Sales
All "normal course" finished goods sales were completed as of the week of **May 5, 2007**.

Miscellaneous Inventory Sales
All remaining Raw Materials and Work in Process inventory that cannot be sold in the normal course are assumed to be sold to liquidators or others. Management anticipates selling any remaining such inventory that can be sold by the end of **July 2007** for approximately \$0.2mm. All other remaining inventory is assumed to be disposed of by the Debtors for an estimated cost of \$25k (\$75k in the "Lower" scenario covered later in the footnotes). Management believes they have contracted with a third party to purchase approximately \$150k of the remaining inventory. However if this third party does not perform on this contract and purchase the yarn, the Debtors' may be required to take legal action against this third party in order to ensure performance on the contract. If the Debtors are unable to enforce the contract, Management estimates this yarn could then be sold at the market prevailing price which is likely to be less than the contract price. No such price reduction has been included in this Analysis.

Receipts
Delta Mills has factored nearly all of its AR with GMAC Commercial Finance ("GMAC") on a non-recourse basis. Collections during the wind-down period are assumed to be approximately \$2.3mm. The beginning AR balance is based on the Debtors' AR aging report as of **June 4, 2007**. This report showed approximately \$1.2mm outstanding. In addition to this amount the Analysis also includes approximately \$1.4mm in AR owing from one foreign customer which Management believes has not made payment due to financial considerations. Collections are assumed to be net of client risk, disputes, deductions, and other miscellaneous offsets. No value has been attributed to client risk accounts receivable, disputes, deductions or other miscellaneous offset amounts except for the foreign customer which Management believes has not made payment due to financial considerations. Treatment of this customer is addressed later in the footnotes.

The Analysis assumes \$300k of uncollected AR; \$100k of this balance is due to potential credits. The remaining \$200k of uncollected AR are considered to be losses due to customer disputes, allowances, quality related issues, or any possible insurance shortfalls. Generally, losses arising from customer credit issues are assumed borne by GMAC. The Analysis also assumes approximately \$400k of AR credits outstanding. The Analysis assumes that approximately \$100k of these credits relate to post-petition AR and the remaining approximately \$300k of credits are assumed to relate to pre-petition AR.

6 of 17

Delta Mills, et al
Debtors' Hypothetical Liquidation Analysis
Summary of Critical Assumptions

Subject to Revision

All miscellaneous asset and yarn sales are assumed to be on cash terms and not factored with GMAC. The Analysis assumes no maturity based (ADDA) payments. Standard Company terms are 60-days; however, the Analysis assumes equal weekly payments of remaining outstanding AR over eight weeks. Actual timing of these collections will likely vary from this assumption. One foreign customer, which Management believes has not made payment due to financial considerations, has been addressed later in the footnotes.

Management's assessment of the collectibility of AR is based primarily on past payment patterns and the factoring agreement entered into between the Company and GMAC (as successor corporation to BancBoston Financial) dated **March 31, 1993** and amended as of **May 30, 2006**. Under this agreement, GMAC accepts the credit risk for all domestic and foreign accounts receivable that have been approved by GMAC. As it relates to foreign accounts receivable, GMAC generally accepts 90% of the credit risk of any approved foreign receivables. It is Management's belief that GMAC insures this credit risk with a third party insurer. As mentioned above, there is one foreign customer which Management believes has not made payment due to financial considerations. At this time the Company is in discussions with GMAC regarding responsibility for the payment of this receivable. GMAC and the insurer have indicated that they will not accept responsibility for this receivable. The Debtors are disputing this position. The Debtors do not currently have sufficient information to predict the outcome of this matter. This Analysis assumes that 90% of accounts outstanding for this customer (net of credits) are collected in the "Higher" case. It is Management's intent to aggressively pursue the collection of this receivable from the customer, GMAC, and/or the insurance company as necessary. These matters and other matters relating to GMAC are or may be put before the Court for resolution.

Currently GMAC is withholding approximately $1.9mm as of June 13, 2007 from the Estate that is due to the Company under the factoring agreement. It is possible that GMAC may continue to withhold these or other funds from the Estate in the future. This Analysis treats these funds as if GMAC were to not transfer any funds to the Estate until an undetermined time after the confirmation of the Plan. Further, the Analysis assumes that GMAC has already deducted termination fees aggregating $600k from the funds of the Estate that it is holding and that the Estate pays certain of GMAC's costs relating to the case including professional fees and related charges. GMAC has continued to credit interest on balances withheld at a rate of 3.0% below prime.

In a letter to the Debtors dated **May 15, 2007** GMAC notified the Debtors that GMAC has terminated the Financing Agreements and the Factoring Agreements. In addition, GMAC has claimed $600k in fees over the Debtors' objections (these funds have been deducted from the Estate's account with GMAC). For purposes of this Analysis, it is assumed that GMAC would ultimately prevail in the receipt of these fees; however this treatment in the Analysis in no way constitutes the Debtors conceding that GMAC is entitled to

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these fees at the present time. The aforementioned letter further indicated that they will, in their capacity as factor, continue to fulfill their obligations under and as set forth in the Factoring Agreement with respect to all AR outstanding as of the date of the letter.

Operating Disbursements

Operating Disbursements are expenses incurred by the Debtors in the remaining wind-down period.

The Analysis assumes a gradual reduction of employees until **August 25, 2007** at which point a staff of one full time accounting employee, one full time plant engineer at the Pamplico facility (until that facility is sold), and three part time senior Company executives are assumed to work half time through **December 29, 2007** and quarter time through **June 30, 2008** to wrap up any remaining affairs of the Estate. In addition to these employees, the Debtors have negotiated consulting arrangements with certain former employees who are able to provide necessary services to the Estate on an hourly rate basis as needed. Estimates for the cost of these consulting arrangements are included in the Analysis. These arrangements are terminable at will by the Debtors. All employment for the Estate is assumed to end as of **June 30, 2008**.

These same three senior Company executives have negotiated a settlement agreement with the Unsecured Creditors Committee's ("UCC"). This agreement requires that these executives forgo receipt of $200k that would otherwise be payable to them under a court approved incentive plan. This money can then be earned back if the return to the general unsecured creditors meets certain thresholds upon the terms and conditions described in the Disclosure Statement.

The settlement agreement gives these three executives two options.

a. Option One: Each Executive may elect to add the amount he individually waived, as mentioned in the paragraph above, to his respective unsecured claim against the Debtors' estates for unpaid severance. Any of the three executives who chooses Option One shall not be required to provide "no cost" employment services to the Debtors' estates at any time.
b. Option Two: Alternatively, each of the three executives may elect to earn-back the amount he individually waived, as mentioned in the paragraph above, on the basis of a sliding scale depending on the ultimate percentage yield to unsecured creditors. Any Executive who chooses Option Two will not be entitled to add any portion of the amount waived to his respective unsecured claim against the Debtors' estates for unpaid severance, whether or not such waived amount is earned back. Earn-back amounts will be paid by Delta Mills, Inc. in increments consistent with the sliding

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scale. Any of the three executives who chooses Option Two will provide consulting services to Delta Mills, Inc. from and after the effective date of the Plan for an aggregate of sixty (60) hours at no cost to the Debtors' estates.

Generally, under either option, the three executives have the option to resign with ten business days notice. However, should the executives choose Option Two, they will be required to provide the 60 hours of consulting services to the Estate.

The Analysis assumes the economics of Option Two and furthermore assumes that these executives continue to be engaged in day-to-day aspects of the wind-down through **June 30, 2008**.

Critical items in the operating disbursements budget include holding costs for the facilities, administrative expenses, travel, and insurance. The wind-down budget also includes approximately $0.9mm in other currently unidentified costs.

Included in the wind-down budget are holding costs for the Beattie facility including power (Duke Power), security, maintenance, taxes and miscellaneous items through the approximate end of the month of **July 2007**, at which time it is anticipated that the Beattie facility will be sold. For every month beyond **July 31, 2007** the holding costs of the Beattie facility are estimated to be approximately $40k.

Also included in the wind-down budget are the assumed holding costs of the Pamplico facility including power (Progress Energy), security, maintenance, taxes, and miscellaneous through **December 29, 2007**, at which time it is anticipated that the Pamplico facility will be sold. For each month beyond **December 29, 2007** the holding costs of the Pamplico facility are estimated to be approximately $27k per month.

Other (Sources) / Uses

- **Progress Energy/Duke Power Refund** – On **November 2, 2006** the Debtors provided an approximate $209k deposit to utility providers Progress Energy and Duke Energy as adequate assurance for payment of post-petition electricity at the Delta and Pamplico facilities. Approximately $162k of this deposit is attributable to the Delta facility and is to be returned to the Debtors in two amounts. Approximately $42k of this amount was returned during the week ended **May 5, 2007**. In the "Higher" scenario the remaining $120k is assumed to be returned in **July 2007**. Approximately $29k of this deposit is attributable to the Pamplico facility and is assumed, in the "Higher" scenario, to be returned to the Debtors during the week ended **December 29, 2007**. Approximately $18k of this amount is attributable to the Beattie facility and is assumed to be returned to the Debtors, in

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the "Higher" scenario, during **July 2007**. Note that in the "Lower" scenario the amounts that are currently outstanding are assumed not to be returned to the Estate.

- **Record Storage Prepayment** – Record retention requirements are assumed beyond the wind-down period of the case and it is assumed that these requirements would be met through prepayment to a record storage specialist. The Debtor estimates storage costs for five years would be approximately $100k.
- **NC Tax Liability** – Delta Woodside continues paying the monthly installments to the North Carolina Department of Revenue ("NCDOR") in accordance with the settlement agreement reached with NCDOR in **May 2006**. The Analysis assumes that any amounts left outstanding at confirmation are paid as priority claim amounts.
- **Professional Fees** – Professional Fees used in the wind-down Budget assume that the Plan is confirmed on or about **September 5, 2007**. It is further assumed that the majority of pre-confirmation Professional Fees in the case would be incurred prior to this date. The Analysis assumes that total professional fees (excluding professionals representing GMAC) are approximately $5.4mm (after adjusting for retainers paid to certain professionals pre-petition). Each month after **August 4, 2007** that the confirmation is delayed could add $200k to $400k to the total of these fees. Such amounts are not included in the Analysis.
    - The Analysis assumes that the Companies incur an additional approximate $900k of professional fees post-confirmation. Approximately $650k of these fees are assumed to be incurred by legal counsel to the post-confirmation entity. Approximately $50k of these fees are assumed to be incurred by the Debtors' tax accountants for the filing of tax returns.
    - The analysis assumes approximately $205k in professional fees for Mesirow Financial Consulting ("Mesirow") for post-effective date financial advisory and liquidation services. This amount may increase or decrease depending upon, among other things, the extent to which current management continues to assist in the wind-down. Mesirow and Management have estimated that their combined post-effective date costs will approximate $500k, with the allocation of these costs to be determined as the wind-down progresses. Additional employee and consulting costs of approximately $100k are also included in the budget.
    - Mesirow has estimated that, should Management choose not to participate in the wind-down, the wind-down budget could increase by as much as $125k. This additional amount has not been included in the Analysis.
- **Trustee Fees** – Payments to the US Trustee are assumed to be paid quarterly through **June 2008**.
- **Workers' Comp L/C** – The Debtors were self insured for workers' compensation liability insurance. As security for future workers' compensation obligations or "tail" coverage they had delivered a standby letter of credit ("L/C") payable to the South Carolina Workers' Compensation Commission (the "Commission") in the amount of $0.75mm which has been drawn upon in

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full and is assumed to be used by the Commission or the South Carolina Second Injury Fund ("SIF") to cover outstanding claims. However, additional claims have been made upon the Estate for Workers' Compensation related claims. These claims are covered later in the Analysis.

- **Directors and Officers Insurance Tail Coverage** – Most, if not all, current and former officers and directors of the Debtors have filed contingent claims for indemnification under applicable state law and corporate organizational documents. The Analysis includes an estimated expense for the purchase of an extension of the run-off period under the Debtors' Directors and Officers liability insurance for $350k and no claims by current or former officers or directors for indemnification are assumed to be allowed.
- **Severance & Incentive Payments** –
  - Severance to non-executive employees (other than non-executive members of the wind-down team) was paid in the amount of approximately $1.5mm evenly over twelve weeks ending on **April 21, 2007.** This amount represents approximately 65% of what these employees would be entitled to according to the Debtors' employment policies. The remaining 35% is assumed to result in an automatic general unsecured claim (further detailed in Section III)
  - Severance to non-executive employees who are members of the wind-down team are assumed to be paid after these employees complete their employment with the Debtors.
  - Incentive payments to executive employees were contingent on the Debtors meeting certain predetermined goals.
    - The first of those predetermined goals was met during the week of **February 10, 2007** at which point the first payment of 21 weekly payments equal to 50% of executive incentive payments was made.
    - The second of those predetermined goals was met during the week of **March 3, 2007** at which point, the first of 18 weekly installment payments of the remaining 50% of executive incentive was begun (ending on **June 30, 2007**).
  - As mentioned previously in the Analysis, three senior executives have negotiated a settlement agreement with the UCC relating to incentive compensation. The financial impact of this agreement to the Estate is covered elsewhere in the footnotes.
- **Employee Vacation Payouts** – Employees are paid any remaining accrued vacation after they have completed their required employment term with the Debtors. The vacation payments are made at the employees' normal bi-weekly pay rates until all accrued vacation owing to these employees is paid. The Debtors' vacation policy is that employees earn all of their vacation from the previous year as of the first day of the following year. As such, employees remaining with the Debtors as of **January 1, 2007** earned their vacation for 2006 and will be paid this vacation once their service with the Debtors is terminated. Any employees remaining after **June 30, 2007**, are assumed to have their vacation paid out in a lump sum in **July 2007.**

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- **Group Health Insurance** - The Analysis assumes no additional disbursements or claims due to Group Health Insurance. All payments have been made in accordance with the orders of the Bankruptcy Court. Amounts are currently on deposit with Blue Cross Blue Shield, the Debtors' healthcare claims administrator, and no additional payments are assumed to be made. The Analysis does assume in the "Higher" case only that all Group Health Insurance claims have been satisfied and therefore Blue Cross Blue Shield returns approximately $100k of remaining held funds to the Estate.
- **Factoring Fee, Bank Interest, and Termination Related Fees –**
  - All obligations under the credit agreement have been paid in full and the Debtors are assumed not to re-borrow under the credit agreement.
  - Termination Fees are assumed to cost the Estate $0.6mm. GMAC has notified the Debtors that they have terminated the agreement and claimed $600k in fees over the Debtors' objections. The Analysis assumes GMAC would ultimately prevail in the receipt of these fees; however this treatment in the Analysis in no way constitutes the Debtors conceding that GMAC is entitled to these fees at the present time.
  - Bank/Money Market Interest on Cash Deposits – Any cash on hand in excess of the $100k minimum deposit held at Wachovia is assumed to earn interest at a 3% annual rate of return paid weekly. As of **July 2007**, actual interest rate being paid by Wachovia was 4.16%.

Currently GMAC is withholding approximately $1.9mm as of June 13, 2007 from the Estate that is due to the Company under the factoring agreement. It is possible that GMAC may continue to withhold these or other funds from the Estate in the future. This Analysis treats these funds as if GMAC were to not transfer any funds to the Estate until an undetermined time after the confirmation of the Plan. Further, the Analysis assumes that GMAC has already deducted termination fees aggregating $600k from the funds of the Estate that it is holding and that the Estate pays certain of GMAC's costs relating to the case including professional fees and related charges. GMAC has continued to credit interest on balances withheld at a rate of 3.0% below prime. These matters and other matters relating to GMAC are or may be put before the Court for resolution.

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III. The Recovery Analysis

Methodology

The starting point for the Recovery Analysis is cash generated during the wind-down budget period and the sale of fixed assets. The following table summarizes cash flows included in the wind-down budget as presented in the Recovery Analysis:

Net Cash (Consumed)/Generated During Wind Down Period as Presented in The Recovery Analysis	Lower Value		Higher Value	
Net Cash Consumed During Remaining Wind Down Period	$	(3,174)	$	(3,174)
Professional Fees in Wind Down Budget		3,262		3,262
Other Miscellaneous Expenses		(250)		-
Additional Estimated Cost of Disposal of Dyes and Chemicals		(50)		
BC/BS and Utility Deposit Return of Funds		(271)		
Additional Losses on Uncollectible AR from Foreign Customer		(1,392)		-
Net Cash (Consumed)/Generated During Remaining Wind Down Period (excluding Pro. Fees)	$	(1,875)	$	88

The Recovery Analysis assumes a range between a possible "Lower" outcome and a possible "Higher" outcome. Assumptions in the wind-down budget are based on the "Higher" scenario and therefore some adjustments have been made in the recovery Analysis to reflect the alternative outcomes from some of the assumptions made in the wind-down budget. These alternative adjustments are reflected in the "Lower" Recovery Analysis. Generally, the bar date for non-governmental claims to have been received by the Bankruptcy Court was **February 1, 2007**. All claims included in the Analysis are as of **February 6, 2007**. Certain claims deemed to be material that were filed after this date have been included in the Analysis. Generally, the bar date for governmental units was **April 11, 2007**. The Analysis has also included a limited number of late filed claims that were received by the Court after the bar date. However Management is unaware of any reason why these late filed claims would be allowed by the court and intends to object to them.

As of **June 7, 2007** the Debtors have filed five claims objections with the Court. These claims objections cover multiple claims and a myriad of issues. The Analysis reflects the claims objections that have been heard by the Court or have not been opposed by claimants whose claims have been objected to. Claims are further covered below.

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Proceeds from Liquidation

- **Reduction in Assumed AR Collections** – For purposes of the Analysis AR collections in the "Lower" scenario have been reduced by approximately $1.7mm to reflect possible uncollectible AR. Approximately $1.4mm of this amount relates to one foreign customer which Management believes has not made payment due to financial considerations. At this time, the Company is in discussions with GMAC to determine responsibility for this foreign receivable. GMAC and the insurer (mentioned above) have indicated that they will not accept responsibility for this receivable. The Debtors are disputing this position. The Debtors do not currently have sufficient information to predict the outcome of this matter. It is Management's intent to aggressively pursue the collection of this receivable from the customer, GMAC, and/or the insurance company as necessary. As mentioned previously in the footnotes, in the "Higher" scenario uncollected AR is assumed to be approximately $300k.
- **Proceeds from the Sale of PP&E** –
  - Proceeds from the sale of the Delta 2 and 3 facility, and machinery and equipment at both the Delta 3 facility and the Beattie facility were based on information provided in the closing statements for the sales of these assets as of the closing on **February 13, 2007**.
  - Proceeds from the sale of the Beattie Plant were based on an order authorizing the sale of the Beattie Plant to Gibbs International, Inc. dated as of **June 29, 2007**. The closing of the Beattie Plant sale is under contract to occur within five days of **July 31, 2007**.
  - Proceeds from the sale of the Pamplico facility were based on Management assumptions, feedback from potential buyers to individuals handling the asset sale efforts, as well as an appraisal of the Pamplico facility from **March 2007**. The appraised value at that time was approximately $2.7mm. Despite marketing efforts to date, no bona fide offers for the Pamplico facility have been received. As such the ultimate realization of value from this asset is subject to uncertainty. Accordingly, the Debtors have assessed a subjective contingency against the appraised value in the Analysis to address this uncertainty.
- Commissions were based on closing statements and/or contracts with or proposals from professionals handling the asset sale efforts as appropriate. Sales commissions on Pamplico facility are assumed to be 3.5% unless sales price exceeds $2.2mm.
- Amounts required to exit the FILOT arrangement and receive saleable title to all PP&E were paid out of the proceeds from the **February 13, 2007** sale of fixed assets. Any real property taxes to be paid for tax year 2007 (some of which having been prepaid by the Debtors) would be pro-rated with the purchaser.
- 2007 Property taxes for the Pamplico facility are assumed to accrue at a rate of $4k per month and are assumed to be pro-rated with the purchaser.

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- 2007 Property taxes for the Beattie facility are assumed to be offset by amounts prepaid as part of the payments made to exit the Company's FILOT arrangement.
- The Estate may be assessed taxes for personal property at the Delta facility. While this property has already been sold, it is Management's understanding that the state of South Carolina assesses property taxes on personal property in arrears. At the present time, the required property tax returns for this property have not been filed and therefore no property tax has been assessed. Additionally, there may be legal precedent for the Estate to possibly negotiate a lower tax assessment. For purposes of the Analysis, Management has assumed property tax expenses of between $150k and $200k to cover this potential assessment.
- Timing of Asset Sales is assumed as follows:
  - Delta 2 and 3 facility was sold **February 13, 2007**
  - Machinery and Equipment at both Delta 3 and Beattie were sold **February 13, 2007**
  - Pamplico facility is assumed sold **December 29, 2007**
  - Beattie facility is assumed sold within five days of **July 31, 2007**

Distribution Analysis Summary

Administrative Claims:

- **Professional Fees** – In the "Lower" outcome of the Analysis additional costs of professionals have been included to reflect the case remaining in bankruptcy significantly longer than anticipated in the "Higher" case. Professional fees (excluding fees charged by GMAC professionals) are assumed to increase by $1.1mm. Should this occur total professional fees would approximate $6.5mm including retainers and professional fees paid to date.
- **Senior Note Trustee Fee** – The Analysis assumes that the fees charged by the Trustee for the Senior Notes of approximately $100k are paid by the Estate and are not netted out of the Senior Notes' general unsecured claims.
- **20 Day Administrative Vendor Claims** – These are based primarily on administrative proofs of claims filed with the Bankruptcy Court. However, some vendors sent the Debtors reclamation demands but did not file proofs of claims for administrative status or possibly at all.
  - Claimants who filed neither a reclamation demand nor an administrative proof of claim were treated as unsecured creditors even if their goods were received within 20 days of the petition date.
  - Claimants who filed reclamation demand letters but filed general unsecured proofs of claims were considered to have general unsecured claims.

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- Claimants who filed valid administrative proofs of claim, and whose goods were received by the Debtor within 20 days of the petition, were considered to have administrative status in both the "Higher" and "Lower" scenarios.

<u>Priority Claims</u>

- **NC Tax Liability** – The negotiated settlement with the NCDOR is assumed to be a priority tax claim against the Estate for amounts remaining after monthly installments are no longer made.
- **Reclamation Demand Claims** – These claims were based upon the approximate 16 reclamation demands sent by vendors to the Debtors. It should be noted that 2 of these reclamation demands were sent after the 20 day time limit prescribed in the Bankruptcy Code. All 16 reclamation claim demands were objected to by the Debtors. The Court has ruled in the Debtors' favor with respect to each of these reclamation claims except with respect to the claims of certain vendors which are the subject of settlement discussions between the Debtors and these claimants.
- **Other Priority Claims** – Included in these claims are the claims of certain vendors with which the Debtors are actively in settlement negotiations. The treatment of these claims in the Analysis in no way constitutes the Debtors conceding that the claims of these vendors are entitled to any specific treatment by the Court.

<u>General Unsecured Claims</u>

- **Pre-petition accounts payable** – These claims were estimated based upon Schedule F of the Statement of Assets and Liabilities for each of the Debtors and/or proofs of claims filed with the court. Amounts were reduced by intercompany claims, Senior Notes, Pre-petition Senior Note Interest, and any amounts considered as having been paid as administrative or priority claims or if these amounts were assumed to have been paid as part of the wind-down budget.
- **Senior Notes** – These claims were estimated based upon the proof of claim filed by the senior note trustee. Approximately $100k in Senior Note Trustee Fees are assumed to be paid as an administrative expense.
- **General Unsecured Employee Claims** – Represents the remaining 35% of severance that is not to be paid out as part of the wind-down budget.
- **Miscellaneous Contract Rejection Claims** – $0.5mm estimate of possible contract rejection claims. It is possible that these claims could be filed after the February 1st bar date. The Debtors are unaware of the existence of any such claims at the present time and would object to any asserted claims.
- **Workers Compensation Claims** – This amount represents ten claims filed against the Estate by former employees for workers' compensation benefits totaling approximately $1.1mm and an approximate $134k claim filed against the Estate by the SIF. The Court has allowed the SIF claim as an unsecured claim. All workers compensation claims are being administered

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by the Debtors' third party administrator, the Commission or the SIF. As mentioned above, the Debtors have paid the Commission or the SIF $0.75mm through the draw of a letter of credit issued to the benefit of the Commission. These funds are to be used to cover any outstanding liabilities related to workers compensation. The Debtors believe that these amounts should be sufficient to cover the majority of outstanding workers' compensation claims and therefore these claims would be liquidated for less than their claimed amounts and only after all amounts available from the letter of credit proceeds are exhausted. For purposes of the Analysis, approximately $1.3mm in workers' compensation and SIF claims have been included in the "Lower" scenario and approximately $134k, representing the SIF's claim, have been included in the "Higher" scenario.

- **Contingent Claims Estimate** – There could be the possibility of contingent claims arising from the case for a myriad of issues. The Debtors are unaware of the existence of any such claims at the present time and would likely object to any asserted claims. However, it is possible that such claims could be filed after the bar dates. As such, the Analysis includes $1.6mm for potential claims in the "Lower" and "Higher" scenarios.

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